UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Smith & Wesson Holding Corporation
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SMITH & WESSON HOLDING CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 23, 2013

The Annual Meeting of Stockholders of Smith & Wesson Holding Corporation, a Nevada corporation, will be held at 9:00 a.m., local time, on Monday, September 23, 2013, at 2375 East Camelback Road, Suite 700, Phoenix, Arizona, for the following purposes:

1.                 To elect directors to serve until our next annual meeting of stockholders and until their successors are elected and qualified.

2.                 To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2013 (“say-on-pay”).

3.                 To approve our 2013 Incentive Stock Plan to replace our expiring 2004 Incentive Stock Plan.

4.                 To approve our 2013 162(m) Incentive Bonus Plan.

5.                 To ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2014.

6.                 To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on August 2, 2013 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible over the Internet as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by telephone or by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously given your proxy.

Sincerely,

Robert J. Cicero

Secretary

Springfield, Massachusetts

August 12, 2013

Appendix A -- Smith & Wesson Holding Corporation 2013 Incentive Stock Plan	A-1

Appendix B -- Smith & Wesson Holding Corporation 2013 162(m) Incentive Bonus Plan	B-1

SMITH & WESSON HOLDING CORPORATION

2100 Roosevelt Avenue

Springfield, Massachusetts 01104

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is being solicited on behalf of Smith & Wesson Holding Corporation, a Nevada corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Monday, September 23, 2013, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The meeting will be held at 2375 East Camelback Road, Suite 700, Phoenix, Arizona. If you need directions to the location of the meeting, please call (602) 445-8000.

In accordance with rules adopted by the Securities and Exchange Commission, or the SEC, that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2013 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2013 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials were first released on or about August 12, 2013 to all stockholders entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on September 23, 2013. These proxy materials, which include the notice of annual meeting, this proxy statement, and our 2013 Annual Report for the fiscal year ended April 30, 2013, are available at www.proxyvote.com.

Stockholders Entitled to Vote; Record Date; How to Vote

Stockholders of record at the close of business on August 2, 2013, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were outstanding 63,156,669 shares of our common stock. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

If, on August 2, 2013, your shares were registered directly in your name with our transfer agent, Interwest Transfer Co., Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting. Alternatively, you may vote by proxy over the Internet as instructed above or, if you receive paper copies of the proxy materials by mail, by using the accompanying proxy card or by telephone. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the Internet as instructed in the

Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, by filling out and returning the enclosed proxy card or by telephone as instructed on the enclosed proxy card to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend the meeting and vote in person.

If, on August 2, 2013, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. You should have received voting instructions with these proxy materials from that organization rather than from us. You should follow the instructions provided by that organization to submit your proxy. You are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the meeting.

Quorum; Required Vote; Broker Non-Votes and Abstentions

The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Votes cast in person or by proxy at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present.

Assuming that a quorum is present, the eight persons receiving the largest number of “for” votes of our common stock present in person or by proxy at the meeting and entitled to vote (a plurality) will be elected directors. Stockholders do not have the right to cumulate their votes in the election of directors. The affirmative vote of a majority of the votes cast will be required to approve our 2013 Incentive Stock Plan, to approve our 2013 162(m) Incentive Bonus Plan, and to ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2014. The advisory vote on the compensation of our named executive officers for fiscal 2013 (“say-on-pay”) is non-binding, but the Board of Directors will consider the input of stockholders based on a majority of votes cast for the say-on-pay proposal.

Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owner, such as the ratification of the appointment of BDO USA, LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2014. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is not “routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.

Please note that brokers, banks, and other nominees may not use discretionary authority to vote shares on the election of directors, the say-on-pay proposal, the proposal to approve our 2013 Incentive Stock Plan, or the proposal to approve our 2013 162(m) Incentive Bonus Plan if they have not received specific instructions from their clients. For your vote to be counted in the election of directors, the say-on-pay proposal, the proposal to approve our 2013 Stock Incentive Plan, or the proposal to approve our 2013 162(m) Incentive Bonus Plan, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.

As provided in our bylaws, a majority of the votes cast means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal. Because abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, broker non-votes and abstentions will have no effect on the election of directors, the say-on-pay proposal, the proposal to approve our 2013 Incentive Stock Plan, the proposal to approve our 2013 162(m) Incentive Bonus Plan, or the proposal to ratify the appointment of BDO USA, LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2014, as each such proposal is determined by reference to the votes actually cast by the shares present in person or by proxy at the meeting and entitled to vote.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. Except as provided above under “Quorum; Required Vote; Broker Non-Votes and Abstentions,” if no specification is indicated, the shares will be voted (1) “for” the election of each of the eight director nominees set forth in this proxy statement, (2) “for” the approval of the compensation of our named executive officers for fiscal 2013, (3) “for” the proposal to approve our 2013 Incentive Stock Plan, (4) “for” the proposal to approve our 2013 162(m) Incentive Bonus Plan, and (5) “for” the ratification of the appointment of BDO USA, LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2014. If any other matter is properly presented at the meeting, the individuals specified in the proxy will vote your shares using their best judgment.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

Our 2013 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended April 30, 2013 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in our Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Secretary at the address of our executive offices set forth in this proxy statement.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. The number of directors currently is fixed at eight. Our articles of incorporation and bylaws provide that all directors are elected at each annual meeting of our stockholders for a term of one year and hold office until their successors are elected and qualified.

A board of eight directors is to be elected at this meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them “for” each of the nominees named below. All of the nominees currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Our Board of Directors recommends a vote “for” the nominees listed below.

The following table sets forth certain information regarding the nominees for directors of our company:

Name	Age	Position
Barry M. Monheit	66	Chairman of the Board (2)(3)
Robert L. Scott	67	Co-Vice Chairman of the Board (2)
Michael F. Golden	59	Co-Vice Chairman of the Board
P. James Debney	45	President, Chief Executive Officer, and Director
Robert H. Brust	70	Director (1)
John B. Furman	69	Director (1)(3)
Mitchell A. Saltz	60	Director
I. Marie Wadecki	64	Director (1)(2)(3)

(1)	Member of the Audit Committee.
(2)	Member of the Nominations and Corporate Governance Committee.
(3)	Member of the Compensation Committee.

Barry M. Monheit has served as a director of our company since February 2004. Mr. Monheit served as the President and Chief Executive Officer of Infinity Resources Holdings Corp., an environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information, from June 2011 until July 2013 and as a director of that company or its predecessors since June 2011. Mr. Monheit served as a financial and operational consultant from April 2010 until June 2011. From May 2009 until April 2010, Mr. Monheit was a Senior Managing Director of FTI Palladium Partners, a financial consulting division of FTI Consulting, Inc., a New York Stock Exchange-listed global advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory, and economic environment. Mr. Monheit was a consultant focusing on financial and operational issues in the corporate restructuring field from January 2005 until May 2009. From July 1992 until January 2005, Mr. Monheit was associated in various capacities with FTI Consulting, Inc., serving as the President of its Financial Consulting Division from May 1999 through November 2001. Mr. Monheit was a partner with Arthur Andersen & Co. from August 1988 until July 1992, serving as partner-in-charge of its New York Consulting Division and partner-in-charge of its U.S. Bankruptcy and Reorganization Practice. We believe Mr. Monheit’s extensive experience in financial and operational consulting gained as an executive of major restructuring firms and his executive experience with major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Robert L. Scott has served as a director of our company since December 1999. Mr. Scott is the Chairman of the National Shooting Sports Foundation and a Governor of the Sporting Arms and Ammunition Institute. Mr. Scott served as a consultant to our company from May 2004 until February 2006; President of our company from December 1999 until September 2002; Chairman of our wholly owned subsidiary, Smith & Wesson Corp., from January 2003 through December 2003; and President of Smith & Wesson Corp. from May 2001 until December 2002. From December 1989 to December 1999, Mr. Scott served as Vice President of Sales and Marketing and later as Vice President of Business Development of Smith & Wesson Corp. prior to its acquisition by our company. Prior to joining Smith & Wesson Corp., Mr. Scott was employed for eight years in senior positions with Berkley & Company and Tasco Sales Inc., two leading companies in the outdoor industry. Mr. Scott previously served as a director and a member of the Compensation Committee of OPT Holdings, a private company marketing hunting accessories. We believe Mr. Scott’s prior extensive service with our company and his very extensive industry knowledge and expertise provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Michael F. Golden has served as a director of our company since December 2004. Mr. Golden served as the President and Chief Executive Officer of our company from December 2004 until his retirement in September 2011. Mr. Golden was employed in various executive positions with the Kohler Company from February 2002 until joining our company, with his most recent position being the President of its Cabinetry Division. Mr. Golden was the President of Sales for the Industrial/Construction Group of the Stanley Works Company from 1999 until 2002; Vice President of Sales for Kohler’s North American Plumbing Group from 1996 until 1998; and Vice President — Sales and Marketing for a division of The Black & Decker Corporation where he was employed from 1981 until 1996. Since October 2012, Mr. Golden has served as a member of the board of directors, Chairperson of the Compensation Committee, and a member of the Nominations and Corporate Governance Committee of Infinity Resources Holdings Corp., an environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information. Since February 2013, Mr. Golden has served as a member of the board of directors, a member of the Audit Committee, and a member of the Governance Committee of Trex Company, Inc., a New York Stock Exchange-listed manufacturer of high-performance wood-alternative decking and railing. We believe Mr. Golden’s service as the former President and Chief Executive Officer of our company, his intimate knowledge and experience with all aspects of the operations, opportunities, and challenges of our company, and his long business career at major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

P. James Debney has served as President and Chief Executive Officer of our company and as a member of our Board of Directors since September 2011. Mr. Debney was Vice President of our company from April 2010 until September 2011, and President of our firearm division from November 2009 until September 2011. Mr. Debney was President of Presto Products Company, formerly a business unit of Alcoa Consumer Products, a manufacturer of plastic products, from January 2007 until February 2009. He was Managing Director of Baco Consumer Products, a business unit of Alcoa Consumer Products, a manufacturer of U.K.-branded and private label foil, film, storage, food, and trash bag consumer products, from January 2006 until December 2006; Manufacturing and Supply Chain Director from August 2003 until December 2005; and Manufacturing Director from April 1998 until July 2003. Mr. Debney joined Baco Consumer Products in 1989 and held various management positions in operations, production, conversion, and materials. We believe Mr. Debney’s position as the President and Chief Executive Officer of our company and as the President of our firearm division, his intimate knowledge and experience with all aspects of the operations, opportunities, and challenges of our company, and his long business career at major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Robert H. Brust has served as a director of our company since July 2011. Mr. Brust served as Chief Financial Officer for Sprint Nextel Corporation, a wireless and wireline communications company, from May 2008 until his retirement in April 2011. From February 2007 to May 2008, Mr. Brust was retired. Mr. Brust served as Executive Vice President of the Eastman Kodak Company, a provider of photographic products and services, from January 2000 to February 2007 and Chief Financial Officer of Eastman Kodak from January 2000 to November 2006. Mr. Brust was Senior Vice President and Chief Financial Officer of Unisys Corporation from 1997 to 1999. He also worked in a variety of financial and financial management positions at General Electric Company from 1965 to 1997. Mr. Brust is a member of the Board of Directors and Audit Committee Chairman of Covidien Ltd., a developer, manufacturer, and provider of healthcare products; a member of the ICG Commerce Manufacturing Executive Advisory Board; and a trustee for the Nantucket Cottage Hospital. Mr. Brust previously served as a director and a member of the Audit Committee of Delphi Corporation and Applied Materials, Inc. We believe Mr. Brust’s extensive financial leadership experience at a number of world class, publicly traded companies, his extensive knowledge of financial and operational practices in manufacturing environments, and his prior board experience with consumer-oriented companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

John B. Furman has served as a director of our company since April 2004. Since leaving the practice of law in August 1998, Mr. Furman has served as a consultant to or an executive of a number of companies, including serving as the chief executive officer of two public companies, with his focus being on restructurings, business transactions, capital formation, and product commercialization. From February 2009 until December 2009, Mr. Furman was the President and Chief Executive Officer of Infinity Resources LLC, a privately held environmental solutions company based in Scottsdale, Arizona that serves as a single-source provider of recycling programs. Mr. Furman served as President and Chief Executive Officer of GameTech International, a publicly traded company involved in interactive bingo systems, from September 2004 until July 2005. Mr. Furman served as President and Chief Executive Officer and a director of Rural/Metro Corporation, a publicly traded provider of emergency and fire protection services, from August 1998 until January 2000. Mr. Furman was a senior member of the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, from January 1983 until August 1998; he was Associate General Counsel of Waste Management, Inc., a New York Stock Exchange-listed provider of waste management services, from May 1977 until December 1983; and Vice President, Secretary, and General Counsel of the Warner Company, a New York Stock Exchange-listed company involved in industrial mineral extractions and processing, real estate development, and solid and chemical waste management, from November 1973 until April 1977. Mr. Furman previously served as a director and Chairman of the Compensation Committee of MarineMax, Inc., a New York Stock Exchange-listed company that is the nation’s largest recreational boat dealer. We believe Mr. Furman’s experience as a chief executive officer and a consultant to multiple companies, his experience as a lawyer in private practice and for corporations, and his experience as a public company director provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Mitchell A. Saltz has served as a director of our company since October 1998. Mr. Saltz has served as the Chairman of Infinity Resources Holdings Corp., an environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information, or its predecessors since 2005 and the Chairman and Managing Partner of Southwest Capital Partners, an investment banking firm, since 2009. Mr. Saltz served as Chairman of the Board and Chief Executive Officer of our company from February 1998 through December 2003. Mr. Saltz founded Saf-T-Hammer in 1997, which developed and marketed firearm safety and security products designed to prevent the unauthorized access to firearms, which acquired Smith & Wesson Corp. from Tomkins, PLC in May 2001 and changed its name to Smith & Wesson Holding Corporation. We believe Mr. Saltz’s history as a founder of our company, his service as a former officer of our company, and his financial, investment, and management experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

I. Marie Wadecki has served as a director of our company since September 2002. Ms. Wadecki served as the Corporate Budget Director of the McLaren Health Care Corporation, a Michigan-based $3.5 billion eight-hospital health care system, from January 2001 until her retirement in September 2007. Ms. Wadecki was employed by McLaren for more than 30 years, holding positions of increasing responsibility. In November 2008,

Ms. Wadecki was appointed to the McLaren Flint Medical Center’s Foundation Board of Trustees. Since October 2012, Ms. Wadecki has served as a member of the board of directors, Chairperson of the Nominations and Corporate Governance Committee, and a member of the Audit Committee of Infinity Resources Holdings Corp., an environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information. Ms. Wadecki is a member of the National Association of Corporate Directors, the American College of Healthcare Executives, Women Business Leaders of the U.S. Healthcare Industry Foundation, and Women Corporate Directors. Ms. Wadecki is recognized as a Board Leadership Fellow by the National Association of Corporate Directors, which is an organization devoted to advancing exemplary board leadership by providing support and educational opportunities to directors and boards. We believe Ms. Wadecki’s long employment history with a major health care organization, her financial background, and her corporate governance expertise provide the requisite qualifications, skills, perspectives, and experience that make her well qualified to serve on our Board of Directors.

There are no family relationships among any of our directors and executive officers.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Robert H. Brust, John B. Furman, Barry M. Monheit, Mitchell A. Saltz, Robert L. Scott, and I. Marie Wadecki are independent directors, as “independence” is defined by the listing standards of the Nasdaq Stock Market, or Nasdaq, and by the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. P. James Debney is an employee director. Michael F. Golden is not considered an independent director of our company because he recently served as an executive officer of our company.

Committee Charters, Corporate Governance Guidelines, and Codes of Conduct and Ethics

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct and Ethics, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website, at www.smith-wesson.com, the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct and Ethics, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials specified by SEC or Nasdaq regulations. These documents are also available in print to any stockholder requesting a copy in writing from our Secretary at the address of our executive offices set forth in this proxy statement.

Executive Sessions

We regularly schedule executive sessions in which independent directors meet without the presence or participation of management. The Chairman of our Board of Directors serves as the presiding director of such executive sessions.

Board Committees

Our bylaws authorize our Board of Directors to appoint from among its members one or more committees consisting of one or more directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee, each consisting entirely of independent directors as “independence” is defined by the listing standards of Nasdaq and by the SEC.

The Audit Committee

The purpose of the Audit Committee includes overseeing the financial and reporting processes of our company and the audits of the financial statements of our company and providing assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accountant to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent registered public accountant and our financial accounting staff; and reviews and approves any transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. Brust and Furman and Ms. Wadecki. Our Board of Directors has determined that each of Messrs. Brust and Furman and Ms. Wadecki, whose backgrounds are detailed above, qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Brust chairs the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or, when appropriate, recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently consists of Messrs. Furman and Monheit and Ms. Wadecki. Mr. Furman chairs the Compensation Committee. Mr. Scott served on the Compensation Committee for a portion of fiscal 2013.

The Nominations and Corporate Governance Committee

The purpose of the Nominations and Corporate Governance Committee includes the selection or recommendation to our Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of our Board of Directors, the oversight of the evaluations of our Board of Directors and management, and the development and recommendation to our Board of Directors of a set of corporate governance principles applicable to our company. The Nominations and Corporate Governance Committee currently consists of Messrs. Monheit and Scott and Ms. Wadecki. Ms. Wadecki chairs the Nominations and Corporate Governance Committee.

The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our Secretary at the address of our executive offices set forth in this proxy statement. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors.

Risk Assessment of Compensation Policies and Practices

We have assessed the compensation policies and practices with respect to our employees, including our executive officers, and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company.

Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, securities repurchases, debt and equity placements, and product introductions. In addition, our Board of Directors regularly receives reports from our Director of Internal Audit, our General Counsel, and our Chief Compliance Officer.

Our board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualification and independence, and the performance of our independent registered public accountant. The Compensation Committee considers the risk that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominations and Corporate Governance Committee oversees governance related risk, such as board independence, conflicts of interests, and management and succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience; leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The assessment of prospective directors is made in the context of the perceived needs of our Board of Directors from time to time.

All of our directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background set forth above indicates the specific qualifications, skills, perspectives, and experience necessary to conclude that each individual should continue to serve as a director of our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. Our Corporate Governance Guidelines support flexibility in the structure of our Board of Directors by not requiring the separation of the roles of Chief Executive Officer and Chairman of the Board.

We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership and performance of our company. The Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for board meetings, and presides over meetings of the full Board of Directors as well as executive sessions of the Board of Directors.

Director and Officer Derivative Trading and Hedging

We have a policy prohibiting our directors and officers, including our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities or pledging or margining our common stock.

Stock Ownership Guidelines

During fiscal 2013, we adopted enhanced stock ownership guidelines for our non-employee directors, as well as for our Chief Executive Officer, our Chief Financial Officer, and our other executive officers. Our non-employee directors, Chief Executive Officer, Chief Financial Officer, and other executive officers are required to own shares of our common stock or share equivalents with a value equal to at least the lesser of the following:

• Non-Employee Directors	Three times cash retainer or 21,000 shares or share equivalents

• Chief Executive Officer	Three times base salary or 161,000 shares or share equivalents

• Chief Financial Officer	Two times base salary or 34,000 shares or share equivalents

• Other Executive Officers	Two times base salary or 26,000 shares or share equivalents

These individuals have five years from the date of adoption of these guidelines to achieve the required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our named executive officers and members of our Board of Directors with our stockholders.

Clawback Policy

We adopted a clawback policy on July 2, 2013. In the event we are required to prepare an accounting restatement of our financial results as a result of a material noncompliance by us with any financial reporting requirement under the federal securities laws, we will have the right to use reasonable efforts to recover from any current or former executive officers who received incentive compensation (whether cash or equity) from us during the three-year period preceding the date on which we were required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement. This policy is administered by the Compensation Committee of our Board of Directors. The policy is effective for financial statements for periods beginning on or after May 1, 2013. Once final rules are adopted by the SEC regarding clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will review this policy and make any amendments necessary to comply with the new rules.

Compensation Committee Interlocks and Insider Participation

During our fiscal year ended April 30, 2013, Messrs. Furman and Monheit and Ms. Wadecki served on our Compensation Committee. None of these individuals had any material contractual or other relationships with us during such fiscal year except as directors.

Board and Committee Meetings

Our Board of Directors held a total of 12 meetings during the fiscal year ended April 30, 2013. During the fiscal year ended April 30, 2013, the Audit Committee held four meetings; the Compensation Committee held eight meetings; and the Nominations and Corporate Governance Committee held four meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she was a member.

Annual Meeting Attendance

We encourage each of our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of our Board of Directors on the same day as our annual meeting of stockholders. All of our directors attended our 2012 Annual Meeting of Stockholders.

Communications with Directors

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Smith & Wesson Holding Corporation c/o any specified individual director or directors at the address of our executive offices set forth in this proxy statement. Any such letters are sent to the indicated directors.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our Board of Directors has appointed a Compensation Committee, currently consisting exclusively of independent directors. The charter of the Compensation Committee authorizes the Compensation Committee to determine and approve, or to make recommendations to our Board of Directors with respect to, the compensation of our Chief Executive Officer and our other executive officers. Our Board of Directors has authorized our Compensation Committee to make all decisions with respect to such executive compensation. Among other things, the Compensation Committee is authorized to determine and approve the base salary of our Chief Executive Officer and other executive officers. Additionally, our Compensation Committee establishes annual cash and long-term stock-based incentive compensation programs for our Chief Executive Officer and other executive officers, providing our executives with variable compensation opportunities, a majority of which are based on key measures tying pay to performance. Our Compensation Committee believes that our financial and strategic achievements during fiscal 2013, some of which are highlighted below, strongly support our executive compensation programs as currently designed.

We had very strong financial results during fiscal 2013.

•	Net sales increased by 42.6% from $412.0 million to $587.5 million.

•	Income from continuing operations increased by 208.0% from $26.4 million to $81.4 million.

•	Earnings per diluted share from continuing operations increased by 205.0% from $0.40 per share to $1.22 per share.

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Non-GAAP Adjusted EBITDAS (earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense, excluding large non-recurring items) from continuing operations increased by 125.5% from $68.4 million to $154.2 million.

Our fiscal 2013 named executive officer compensation was aligned with our pay-for-performance philosophy.

•	Base salaries increased 11.1% for our Chief Executive Officer, 10.2% for our Chief Financial Officer, and an average of 8.4% for our other named executive officers.

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Actual payouts from our annual performance-based cash incentive compensation increased by 96.3% for our Chief Executive Officer, 108.0% for our Chief Financial Officer, and 68.5% for our other named executive officers due to our strong financial results.

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Of annual stock-based awards granted in fiscal 2013, 54.5% were performance-based for our Chief Executive Officer, 59.3% for our Chief Financial Officer, and 58.3% for our other named executive officers.

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To address stock option grants in prior years to our Chief Executive Officer that were invalid, and in order to avoid penalizing him, our Compensation Committee approved compensation to our Chief Executive Officer designed to replicate, but not exceed, the economic benefit of the invalid options on the measurement date. The replacement compensation consisted of stock options, time based restricted stock units, or RSUs, and cash, as described below.

We maintain corporate governance policies designed to align executive compensation with stockholder interests.

•	We have a strong independent Chairman of the Board and committee chairs and hold regular executive sessions at which only the independent directors participate.

•	We have stock ownership guidelines for our executive officers and directors.

•	We have a clawback policy that allows us to recoup incentive compensation resulting from non-compliant financial reporting.

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We have a policy prohibiting our directors and officers, including our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities or pledging or margining our common stock.

•	We do not provide any tax gross-up treatment on any severance or change-in-control benefits for our executive officers.

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In fiscal 2013, our Compensation Committee determined that future stock-based awards granted to our executive officers would have “double-trigger” vesting acceleration. These stock-based awards will receive vesting acceleration only if the executive officer suffers a qualifying termination in connection with a change-in-control.

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Our compensation programs are regularly reviewed by our Compensation Committee with assistance by our committee’s independent compensation consultants in an effort to assure that our compensation programs are appropriately designed to attract, reward, and retain our key executives in a manner that is in our best interests and those of our stockholders.

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Our Compensation Committee considers the risk of our compensation policies and practices and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company.

Overview

Our executive compensation program consists primarily of base salary, annual performance-based cash incentive compensation, long-term stock-based incentive compensation, severance and change-in-control benefits, benefits generally available to employees and other executives of our company, and limited perquisites as described herein. We consider each element of compensation collectively with other elements of compensation when establishing the various forms, elements, and levels of compensation for our executive officers.

Our philosophy with respect to executive compensation is to pay base salaries to our executive officers at levels that enable us to attract, motivate, and retain highly qualified executives. Our executive compensation program is designed to link annual performance-based cash incentive compensation to the achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals, but also, in some cases, on individual objectives that contribute to our long-term goal of building stockholder value. For more detailed information regarding our annual performance-based cash incentive compensation program, see “Compensation Discussion and Analysis — Components of Compensation — Annual Performance-Based Cash Incentive Compensation.” Similarly, our executive compensation program is designed so that long-term stock-based incentive compensation focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. To that end, our long-term stock-based compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates or appreciates above certain levels. For more detailed information regarding our long-term stock-based incentive compensation program, see “Compensation Discussion and Analysis — Components of Compensation — Long-Term Stock-Based Incentive Compensation.”

Total compensation levels for our executive officers reflect corporate positions, responsibilities, and achievement of performance objectives. As a result of our performance-based philosophy to executive compensation, compensation levels may vary significantly from year-to-year and among our various executive officers. In general, we expect the compensation level of our Chief Executive Officer will be higher than that of our other executive officers, assuming relatively equal achievement of individual performance goals, since our compensation policies set our base salaries, cash incentive compensation, and stock-based incentive compensation after reviewing those of comparable companies, which generally compensate the chief executive officers at higher levels because of their roles and their importance to overall company success.

We believe that the overall compensation levels for our executive officers, including our named executive officers, are in alignment with our “pay-for-performance” philosophy and have been consistent with our performance. At our 2012 Annual Meeting of Stockholders, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our named executive officers described in our proxy statement in our say-on-pay proposal. Holders of approximately 32.7 million of our then outstanding shares voted “for” such advisory say-on-pay proposal, representing approximately 98.7% of the votes cast on the say-on-pay proposal. Our Compensation Committee and our Board of Directors considered these final vote results and determined that, given the significant level of support, no material changes to our executive compensation philosophy, policies, and practices were necessary. Nevertheless, our Compensation Committee and our Board of Directors have made changes to our executive compensation program, which demonstrate our ongoing commitment to good corporate governance practices and aligning our executives’ interests with those of our stockholders. This includes adopting a clawback policy and stock ownership guidelines, as well as proposing for stockholder approval incentive stock and incentive bonus plans intended to modernize our incentive award grant practices in light of current market practices and to set forth the principles to which our stockholders expect us to adhere in designing and administering compensation programs. Our proposed 2013 Incentive Stock Plan prohibits the repricing of options and stock appreciation rights, or SARs, awards without approval by our stockholders. In addition, we do not provide for any tax gross-ups in connection with a termination of employment or a change-in-control.

Goals

The goals of our executive compensation program are as follows:

•	to attract, motivate, and retain highly qualified executives;

•	to reflect our company’s culture and approach to total rewards, which includes benefits, work environment, and development opportunities;

•	to reflect our philosophy of pay-for-performance;

•	to provide a rational and consistent approach to compensation, which is understood by senior leadership;

•	to align compensation to the interests of our company as a whole and its stockholders; and

•	to recognize corporate stewardship and fiscal responsibility.

Role of the Compensation Committee and Chief Executive Officer

The Compensation Committee determines the compensation of our Chief Executive Officer and our other executive officers. At least annually, our Compensation Committee evaluates the performance of our Chief Executive Officer and determines the compensation for our Chief Executive Officer in light of the goals and objectives of our compensation program for that year. Our Compensation Committee, together with our Chief Executive Officer, annually assesses the performance of our other executive officers. Based on the determinations of our Compensation Committee after receiving recommendations from our Chief Executive Officer, our Compensation Committee, with input from its independent compensation consultants, determines the compensation for our other executive officers.

At the request of our Compensation Committee, our Chief Executive Officer generally attends a portion of some of our Compensation Committee meetings, including meetings at which our independent compensation consultants are present. This enables our Compensation Committee to review with our Chief Executive Officer the corporate and individual goals that the Chief Executive Officer regards as important to achieve our overall success. Our Compensation Committee also requests that our Chief Executive Officer assess the performance of and our goals for our other executive officers. Although the participation of the Chief Executive Officer could influence performance targets and individual goals, including his own, the Compensation Committee, with the assistance of its independent compensation consultants, rather than our Chief Executive Officer, makes decisions regarding individual and corporate goals and targets. Our Chief Executive Officer does not attend any portion of meetings at which his compensation is determined.

Compensation Surveys and Independent Compensation Consultants

In determining compensation levels, we periodically review compensation levels of companies that we deem to be generally similar to our company based on their size, industry, and competitive factors to enable us to attract executives from other industries, and compensation levels that we deem appropriate to retain and motivate our executive officers. We use survey and peer group information as a point of reference, but we do not benchmark or target our compensation levels against this competitive information.

The Compensation Committee generally retains the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant peer companies. The Compensation Committee makes all determinations regarding the engagement, fees, and services of its compensation consultants, and its compensation consultants report directly to the Compensation Committee. From time to time, our Compensation Committee also has retained the services of outside counsel to advise it on compensation matters.

Components of Compensation

Base Salary

We target base salaries at levels required to attract, motivate, and retain highly qualified individuals assuming that they will not receive incentive compensation, but reflecting the possible receipt of incentive compensation. Base salaries for our executive officers are established based on an executive’s position, responsibilities, skills, experience, performance, and contributions. In determining base salaries, we also take into account individual performance and contributions, future potential, competitive salary levels for comparable positions at other companies, salary levels relative to other positions within our company, and corporate needs. The Compensation Committee’s evaluation of the foregoing factors is subjective, and the Compensation Committee does not assign a particular weight to any one factor.

The Compensation Committee independently determines the base salary of our Chief Executive Officer. The base salaries for our other executive officers, other than the Chief Executive Officer, are determined by the Compensation Committee following consultations with the Chief Executive Officer. The Compensation Committee evaluates the recommendations of our Chief Executive Officer based on the same factors outlined above.

The Compensation Committee generally sets base salary levels for executive officers of our company at the beginning of each fiscal year, although it can make changes to base salary levels at any time during the fiscal year. We increased the base salaries of our Chief Executive Officer, Chief Financial Officer, and other executive officers in fiscal 2013. For more detailed information regarding the amounts paid as base salary to our named executive officers, see “Compensation Discussion and Analysis — Fiscal 2013 Compensation — Base Salaries.”

Annual Performance-Based Cash Incentive Compensation

We annually establish a performance-based cash incentive compensation program for our executive officers. In establishing a cash incentive compensation program for any particular year or period, we focus on achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals. In some cases, we also consider individual objectives, responsibilities, and performance. Our incentive compensation targets for bonuses for our executive officers are determined by the Compensation Committee. Executive officer cash incentive compensation targets are subject to change based on the Compensation Committee’s periodic reviews of economic, industry, and competitive data, changes in individual responsibility, and our compensation philosophy.

The Compensation Committee confirms the achievement and approves the payment, if any, of annual cash incentive compensation in the first quarter of the following fiscal year. As a result of our financial performance in fiscal 2013 and 2012, and our achievement of the pre-established performance targets set out in the annual performance-based cash incentive programs for those years, all of our executive officers received cash incentive compensation pursuant to those programs for our 2013 and 2012 fiscal years. Comparatively, there was no payout under our fiscal 2011 annual performance-based cash incentive program. For more detailed information regarding the amounts paid as annual performance-based cash incentive compensation to our named executive officers, see “Compensation Discussion and Analysis — Fiscal 2013 Compensation — Annual Performance-Based Cash Incentive Compensation.”

Long-Term Stock-Based Incentive Compensation

We strongly believe in tying executive rewards directly to our long-term success and focusing our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. To that end, our stock-based incentive compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates or appreciates above certain levels. Our stock-based compensation also enables our executive officers to develop and maintain a significant stock ownership position in our company. The amount of stock-based compensation granted takes into account the performance of our company; previous grants to an executive officer; an executive officer’s position with our company; the performance, contributions, skills, experience, and responsibilities of the executive officer; the cost to our company; the executive officer’s total compensation in relationship to our peer companies; and other factors that we deem appropriate from time to time, including overhang and burn rate.

Our long-term stock-based incentive compensation arrangements consist primarily of stock options, RSUs, and performance-based RSUs, or PSUs. We generally set the vesting schedule for stock options and RSUs over multiple year periods to encourage executive retention. We generally establish multi-year performance requirements for the vesting of PSUs to reward long-term company performance. Historically, stock options, RSUs, and PSUs have vested, if at all, over the three-year period following the date of grant. PSUs are earned only if the relative performance of our common stock exceeds the performance against the identified stock index. For PSU grants made prior to April 2012, the relative index is the Nasdaq Composite Index, or the IXIC. For PSU grants made during and after April 2012, the relative index is the Russell 2000 Index, or the RUT. Similarly, stock options provide value only in the event of stock price increases. For this reason, we consider stock options, like PSUs, to be performance-based compensation.

Historically, we have granted annual stock-based incentive compensation during the course of the applicable fiscal year. In fiscal 2012, however, we decided to alter this practice by granting annual stock-based incentive compensation prior to the beginning of each fiscal year. This resulted in two grants of annual stock-based compensation in fiscal 2012 – one grant for fiscal 2012 that occurred in July 2011 and a second grant for fiscal 2013 that occurred in April 2012. Therefore, the amount of stock-based compensation granted during fiscal 2012 reflects grants that typically would have been made over the course of two fiscal years. We believe granting annual stock-based compensation prior to the beginning of each fiscal year better serves our long-term goal of building stockholder value by providing our stockholders and our named executive officers with advance notice of the potential equity compensation payable for the upcoming fiscal year. Furthermore, this practice is consistent with our “pay-for-performance” philosophy as this practice aligns the annual periods over which we measure achievement against performance targets in PSUs. We intend to continue granting our stock-based incentive compensation to our executive officers prior to the beginning of the applicable fiscal year. For more detailed information regarding the amounts paid as stock-based incentive compensation to our named executive officers, see “Compensation Discussion and Analysis — Fiscal 2013 Compensation — Long-Term Stock-Based Incentive Compensation.”

Other Benefits

Our executive officers are eligible to participate in those health, welfare and retirement plans, including our profit sharing, 401(k), employee stock purchase, and medical and disability plans generally available to salaried employees of our company who meet applicable eligibility requirements. For more detailed information regarding the retirement benefits for which our named executive officers are eligible and contributions made to retirement plans on behalf of our named executive officers, see “Executive Compensation — Retirement Plans.”

In addition, from time to time, we provide certain of our executive officers with other benefits and limited perquisites that we believe are reasonable. These benefits and perquisites include severance and change-in-control benefits, car allowances, relocation assistance, and, for our Chief Executive Officer, reimbursement of insurance premiums. For more detailed information regarding these other benefits and perquisites for which our named executive officers are eligible, see “Executive Compensation.” We do not view perquisites as a significant element of our executive compensation program, but do believe they can be useful in attracting, motivating, and retaining the executive talent for which we compete. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances.

In the future, we may provide additional benefits and perquisites to our executive officers as an element of their overall compensation. All future practices regarding perquisites will be approved and subject to periodic review by our Compensation Committee.

Policies for the Pricing and Timing of Stock-Based Compensation

We set the price of all stock-based awards at the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. We generally grant stock-based compensation to our executive officers annually on scheduled dates. In the case of new hires, grant prices are determined by the closing price of our common stock on the 15th day of the month next following the date on which the employee reports for service. We authorize our Chief Executive Officer to grant stock-based compensation to employees who are not executive officers, subject to limitations on amount and subsequent reporting to and review of the Board of Directors.

Fiscal 2013 Compensation

Compensation Consultants

Our Compensation Committee engaged Compensia, Inc., or Compensia, an independent compensation consultant, to assist us in the design of our executive compensation program for fiscal 2013. No member of the Compensation Committee or any named executive officer has any affiliation with Compensia, and Compensia did not provide any services to our company during fiscal 2013 other than services to the Compensation Committee. In accordance with the requirements of applicable SEC rules, the Compensation Committee has reviewed the independence of Compensia and has determined that Compensia meets the independence criteria established under such rules.

As a part of its process, Compensia assisted us in determining an appropriate group of peer companies. In selecting peer companies, Compensia focused on companies with positive earnings growth, revenue from 50% to 200% of our revenue, and a market capitalization from 30% to 300% of our market capitalization. Compensia then identified companies deemed generally relevant to us with an emphasis on companies involved in leisure or cyclical products, consumer products, and manufacturing with a limited number of aerospace and defense companies. The selected peer companies were Artic Cat, Aviat Networks, Cascade, Dorman Products, Drew

Industries, Ducommun, Remington Outdoor Company, Inc., Harmonie, iRobot, Jakks Pacific, Johnson Outdoors, Leap Frog Enterprises, Miller Industries, National Presto Industries, Steinway Musical Instrument, Sturm, Ruger & Company, and Universal Electronics. Compensia provided us with survey data and an analysis of our peer companies; determined our position among the peer companies and the survey data; developed recommendations and guidelines for the structure of our compensation program; and reviewed the overall compensation package and advised our Compensation Committee regarding the appropriateness of our compensation program.

Base Salaries

As is our practice, we generally, although not always, set base salaries for our executive officers at the beginning of the fiscal year. Base salaries were increased in the beginning of fiscal 2013 based on the increase in the revenue size of our company, the position and function of each executive officer, and their individual performance on a subjective basis. Based on an evaluation of the foregoing factors, the Compensation Committee instituted an 11.1% base salary increase for Mr. Debney, our President and Chief Executive Officer, increasing Mr. Debney’s base salary to $500,000. Similarly, the Compensation Committee instituted a 10.2% base salary increase (to $325,000) for Mr. Buchanan, our Executive Vice President, Chief Financial Officer, and Treasurer; a 7.2% base salary increase (to $265,000) for Mario Pasantes, our Senior Vice President, Marketing and International Sales; an 8.7% base salary increase (to $250,000) for Mark P. Smith, our Vice President, Manufacturing and Supply Chain Management; and a 9.3% base salary increase (to $250,000) for Michael J. Brown, our Vice President, U.S. Sales. The base salary increases for Messrs. Debney, Buchanan, Pasantes, Smith, and Brown were made in accordance with our annual performance review process. For more detailed information regarding the amounts paid as base salary to our named executive officers, see “Executive Compensation — Fiscal 2013 Summary Compensation Table.”

Annual Performance-Based Cash Incentive Compensation

Our 2013 Cash Incentive Compensation Program was based on three company-wide performance measures that we deemed important, excluding our discontinued security solutions business, for each of our named executive officers. Depending on the achievement of the targeted performance threshold and the level of financial performance of our company, Mr. Debney had the potential to receive a target bonus of 100.0% of his base salary; Mr. Buchanan had the potential to receive a target bonus of 75.0% of his base salary; and each of Messrs. Pasantes, Smith, and Brown had the potential to receive a target bonus of 50.0% of their respective base salaries. Our 2013 Cash Incentive Compensation Program provided for a cap of 200% of each executive officer’s bonus opportunity. Eligibility for the payment of any award under our 2013 Cash Incentive Compensation Program was subject to the continued employment of each named executive officer through the end of fiscal 2013.

The three financial performance measures established under our 2013 Cash Incentive Compensation Program were based on our revenue, operating profit percentage, and Adjusted EBITDAS weighted 33.3% each, provided that each of the performance measures had potential maximum payouts of 200% of target upon achieving at least 110.5% of the targeted revenue measure, 120% of the targeted operating profit percentage measure, and 119.3% of the targeted Adjusted EBITDAS measure. The failure to reach at least 80% of the targeted Adjusted EBITDAS measure would result in no bonuses regardless of the achievement of the other performance measures. The targets for each of the performance measures were as follows: revenue—$475 million; operating profit percentage—14%; and Adjusted EBITDAS—$88 million.

Based upon the achievement of all of the performance measures, each of our named executive officers received cash incentive compensation bonuses under our 2013 Cash Incentive Compensation Program, at 200% of their targeted bonuses or 100% of their maximum bonuses as follows: Mr. Debney – $1.0 million, Mr. Buchanan – $487,500, Mr. Pasantes – $265,000, Mr. Smith – $250,000, and Mr. Brown – $250,000. For more detailed information regarding the amounts paid as annual performance-based cash incentive compensation to our named executive officers, see “Executive Compensation — Fiscal 2013 Summary Compensation Table.”

Long-Term Stock-Based Incentive Compensation

As noted above, historically, we granted annual stock-based incentive compensation during the course of the applicable fiscal year. We continued this practice through the beginning of fiscal 2012. However, later in fiscal 2012, we decided to alter this practice by granting annual stock-based incentive compensation prior to the beginning of each fiscal year. This change resulted in two grants of annual stock-based incentive compensation in fiscal 2012 – one grant for fiscal 2012 that occurred in July 2011 and a second grant for fiscal 2013 that occurred in April 2012. Therefore, the amount of stock-based compensation granted during fiscal 2012 reflected grants that would typically have been made over the course of two fiscal years.

During fiscal 2013, grants of annual stock-based compensation to our named executive officers took the form of RSUs and PSUs. In determining the amount of annual stock-based incentive compensation granted during fiscal 2013, our Compensation Committee considered previous grants to our executive officers; each named executive officer’s position with our company; the performance, contributions, skills, experience, and responsibilities of each named executive officer; the cost of the stock-based compensation to our company; each named executive officer’s total compensation in relationship to our peer companies; and changes in corporate positions or responsibilities within our company.

During fiscal 2013, we granted the following numbers of PSUs to our named executive officers: Mr. Debney received PSUs for 52,000 shares at target and 104,000 shares at maximum; Mr. Buchanan received PSUs for 28,000 shares at target and 56,000 shares at maximum; Mr. Pasantes received PSUs for 19,250 shares at target and 38,500 shares at maximum; Mr. Smith received PSUs for 19,250 shares at target and 38,500 shares at maximum; and Mr. Brown received PSUs for 19,250 shares at target and 38,500 shares at maximum. These PSUs vest based on the relative performance of our common stock against the RUT over the three-year period following the date of grant. If the relative performance of our common stock (measured based on the average closing price of our common stock during the 90-calendar-day-period immediately prior to the three year anniversary of the date of grant against the average closing price of our common stock during the 90-calendar-day-period immediately following the date of grant) does not exceed the relative performance of the applicable index (measured based on the average closing price of such index during the 90-calendar-day-period immediately prior to the three year anniversary of the date of grant against the average closing price of such index during the 90-calendar-day-period immediately following the date of grant), then no PSUs subject to the awards will vest. If the relative performance of our common stock exceeds the relative performance of the applicable index, then the PSUs subject to the awards will vest on a straight-line basis up to the maximum award, with 100% of the PSUs subject to the awards (the target number of PSUs) vesting if the relative performance of our common stock exceeds the relative performance of such index by 10% and 200% of the PSUs subject to the awards (the maximum number of PSUs) vesting if the relative performance of our common stock exceeds the relative performance of such index by 20% or more. Upon a change in control of our company prior to the three year anniversary of the date of grant, each named executive officer will earn a number of PSUs subject to the award in accordance with the formula described above, provided that (i) the relative performance of our common stock will be measured based on the consideration offered for one share of our common stock in the change in control (or in the event of a change in control that does not involve an acquisition of our stock, based on the trading price of our common stock on the date of the change in control) against the average closing price of our common stock during the 90-calendar-day period immediately following the date of grant; and (ii) the relative performance of the applicable index will be measured based on the average closing price of such index during the 90-calendar-day-period immediately prior to the change in control against the average closing price of such index during the 90-calendar-day-period immediately following the date of grant. The PSUs earned pursuant to the formula described above will then be converted into RSUs that will vest upon the earlier of (i) a qualifying termination of employment or (ii) the original vesting date.

During fiscal 2013, we also granted Mr. Debney RSUs for 52,000 shares (which were in addition to the grants discussed under “Certain Equity Grants to Mr. Debney” below), Mr. Buchanan RSUs for 23,000 shares, and each of Messrs. Pasantes, Smith, and Brown RSUs for 16,500 shares. These RSUs vest and the underlying shares are delivered one-third on each of the first, second, and third anniversary of the date of grant, subject to each executive’s continued service with us. These RSUs will vest in the event of a qualifying termination of employment following a change in control of our company (as defined in the applicable award agreements). In addition, we granted Mr. Debney RSUs for 5,000 shares and Mr. Buchanan RSUs for 3,500 shares in recognition of their efforts in the completion of the sale of the business of our discontinued security solutions business. These RSUs vested on the date of grant and the underlying shares were delivered one month following the date of grant.

For more detailed information regarding the amounts paid as long-term stock-based incentive compensation to our named executive officers, see “Executive Compensation — Fiscal 2013 Grants of Plan-Based Awards.”

Each named executive officer forfeits the unvested portion, if any, of this stock-based incentive compensation if the named executive officer’s service to our company is terminated for any reason, except as otherwise set forth in the applicable award agreement, in any employment or severance agreement between our company and the named executive officer, in any policy or plan of our company applicable to the named executive officer, or as may otherwise be determined by the administrator of the applicable equity plan. See “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Certain Equity Grants to Mr. Debney

In fiscal 2012, Mr. Debney was granted stock options on three separate occasions. On July 12, 2011, Mr. Debney was granted options to purchase 50,000 shares of common stock, 25,000 of which were granted in connection with the annual equity grant process in place at that time for executive officers and 25,000 of which were granted in recognition of the increased responsibilities that Mr. Debney had assumed as Vice President of our company and President of our firearm division. On September 26, 2011, in connection with Mr. Debney’s promotion to Chief Executive Officer of our company and in recognition of the importance of Mr. Debney to our company, Mr. Debney was granted stock options to purchase 450,000 shares of common stock. Finally, as a result of our previously noted decision during 2012 to move the timing of our annual equity grant process for executive officers from the beginning of the relevant fiscal year to the end of the prior fiscal year, Mr. Debney was granted stock options to purchase 94,000 shares of common stock on April 24, 2012. In the aggregate, these grants resulted in Mr. Debney being granted 594,000 stock options during fiscal 2012.

In the third quarter of fiscal 2013, we determined that grants of stock options during fiscal 2012 to purchase 294,000 shares of common stock were not validly granted in accordance with the terms of the 2004 Incentive Stock Plan because those grants inadvertently exceeded the plan’s limit on the number of stock options that may be granted to any individual in a single fiscal year. Accordingly, the attempted grants of the excess stock options were ineffective, and they were never, in fact, granted under the 2004 Incentive Stock Plan.

In order to avoid penalizing Mr. Debney because the excess stock options were ineffective, and in the interest of furthering our objective of motivating and retaining qualified executives as well as aligning executive pay with the business objectives and long-term growth of our company, the Compensation Committee determined in the fourth quarter of fiscal 2013 to approve compensation to Mr. Debney designed to replicate, but not exceed, the economic benefit of the excess stock options. The replacement compensation consisted of several components.

First, Mr. Debney was granted 294,000 stock options on April 10, 2013 with an exercise price equal to the stock price on that date and vesting schedules and maximum terms identical to the vesting schedules and maximum terms of the excess stock options. This component of the replacement compensation was designed to provide Mr. Debney with the same ability to benefit from future appreciation in our stock price as he would have had if the excess stock options had been validly granted. These replacement stock options provide for double-trigger accelerated vesting upon a qualifying termination of employment following a Change in Control of our company (as defined in Mr. Debney’s employment agreement).

Second, Mr. Debney was granted 100,000 RSUs on April 10, 2013 with a fair market value equal to the intrinsic value of the excess stock options that would have remained unvested as of that date (that is, the amount the unvested excess stock options were in the money at the time we did our calculations) and a vesting schedule identical to the vesting schedule of the excess stock options. This component of the replacement compensation was designed to provide Mr. Debney with the benefit of the appreciation in our stock price that had occurred since the attempted grant dates of the excess stock options and that he would have realized had the excess stock options been validly granted. These RSUs provide for double-trigger accelerated vesting upon a qualifying termination of employment following a Change in Control of our company (as defined in the applicable award agreements).

Finally, Mr. Debney was paid $444,522 in cash on April 10, 2013. This amount was equal to the intrinsic value of the excess stock options that would have been vested as of that date (that is, the amount the vested excess stock options were in the money at the time we did our calculations). This component of the replacement compensation was also designed to provide Mr. Debney with the benefit of the appreciation in our stock price that had occurred since the attempted grant dates of the excess stock options, but was paid in cash because, had the excess stock options been validly granted, Mr. Debney would have been able to exercise such vested stock options and sell the shares received upon such exercise for cash.

The Compensation Committee recognizes that this replacement compensation results in Mr. Debney’s fiscal 2013 total compensation appearing in the Fiscal 2013 Summary Compensation Table below as noticeably greater than his fiscal 2012 total compensation. The Compensation Committee believes, however, that a simplistic direct comparison between fiscal 2013 compensation and fiscal 2012 compensation is not appropriate. The difference between total compensation for the two years is primarily attributable to timing issues relating to the grant date and valuation of the excess stock options and the replacement compensation. Specifically, Mr. Debney’s fiscal 2013 total compensation includes the accounting value of the replacement compensation, which effectively replaces compensation intended to be paid in fiscal 2012 (i.e., the excess options), as well as his compensation for fiscal 2013. At the same time, because the excess stock options were ineffective, Mr. Debney’s fiscal 2012 total compensation excludes the accounting value of the excess options and thus does not include all of the stock-based compensation that we intended to grant him in fiscal 2012.

Furthermore, because our stock price had increased significantly from the attempted grant dates of the excess stock options to the grant date of the replacement compensation, Mr. Debney’s fiscal 2013 replacement compensation is required to be reported under the relevant accounting rules at a significantly higher value than that applied to the reduction to Mr. Debney’s fiscal 2012 compensation attributable to the excess stock options. These factors taken together give the appearance of significantly greater compensation in fiscal 2013; yet, as discussed above, the replacement compensation was designed merely to make Mr. Debney whole and not to provide him with any incremental economic benefit.

The Compensation Committee therefore believes that it is more appropriate to compare Mr. Debney’s fiscal 2012 compensation, including the excess stock options as originally intended with Mr. Debney’s fiscal 2013 compensation, without the replacement compensation. When viewed in that light, and as shown in the table below, Mr. Debney’s fiscal 2013 total compensation was lower than his fiscal 2012 total compensation.

2012 Total Compensation (with excess options)	Pro Forma 2013 Total Compensation (without replacement compensation)
$2,891,936 (1)	$2,620,434 (2)

(1)	Figure represents Total Compensation as reported in our Proxy Statement for fiscal 2012 without adjustments.

(2)	Figure represents Total Compensation as shown in the Fiscal 2013 Summary Compensation Table, excluding the accounting value of the replacement compensation.

In addition to the foregoing, the Compensation Committee believes that stockholders may find it useful to see how Mr. Debney’s fiscal 2013 compensation would have appeared in the Fiscal 2013 Summary Compensation Table without the replacement compensation.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
P. James Debney President and Chief Executive Officer	2013	$499,808	–	$1,051,050	–	$1,000,000	$69,576	$2,620,434

Finally, in connection with its determination that the excess stock options were not validly granted, we have implemented several new procedures and safeguards intended to mitigate the risk that a similar situation will recur in the future.

Discretionary Bonuses

We did not pay discretionary bonuses for fiscal 2013 to any of our named executive officers except for certain payments to Mr. Buchanan. We paid a portion of a $50,000 sign-on bonus to Mr. Buchanan that he received in connection with his employment as our Executive Vice President, Chief Financial Officer, and Treasurer, of which $10,000 was immediately payable and the remaining $40,000 was payable in 24 equal monthly installments, including $15,000 that was paid in fiscal 2013, $20,000 that was paid during fiscal 2012, and $5,000 that was paid during fiscal 2011. See “Executive Compensation — Fiscal 2013 Summary Compensation Table.”

Other Elements of Fiscal 2013 Compensation

Stock Ownership Guidelines

During fiscal 2013, the Compensation Committee adopted stock ownership guidelines covering our named executive officers. Under these guidelines, our Chief Executive Officer, Chief Financial Officer, and other named executive officers are required to own shares of our common stock or share equivalents with a value equal to at least the lesser of the following:

•	Chief Executive Officer Three times base salary or 161,000 shares or share equivalents

•	Chief Financial Officer Two times base salary or 34,000 shares or share equivalents

•	Other NEOs Two times base salary or 26,000 shares or share equivalents

These individuals have five years from the date of the adoption of these guidelines to achieve their required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our named executive officers with our stockholders.

Clawback Policy

We adopted a clawback policy on July 1, 2013. In the event we are required to prepare an accounting restatement of our financial results as a result of a material noncompliance by us with any financial reporting requirement under the federal securities laws, we will have the right to use reasonable efforts to recover from any current or former executive officers the executive officers who received incentive compensation (whether cash or equity) from us during the three-year fiscal period preceding the date on which we were required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement. This policy is effective for financial statements for periods beginning on or after May 1, 2013. This Policy is administered by the Compensation Committee. Once final rules are adopted by the SEC regarding clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will review this policy and make any amendments as necessary to comply with the new rules.

This clawback policy will apply to cash and stock-based incentive compensation programs implemented in fiscal 2013, as well as to our proposed 2013 Incentive Stock Plan and our proposed 2013 162(m) Incentive Bonus Plan.

Derivative Trading and Hedging

We have a policy prohibiting our directors and officers, including our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities or hedging or margining our common stock.

Tax and Accounting Considerations

Deductibility of Executive Compensation

We take into account the tax effect of our compensation policies and programs. Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, currently limits the deductibility for federal income tax purposes of compensation in excess of $1.0 million paid to each of any publicly held corporation’s chief executive officer and three other most highly compensated executive officers (excluding the principal financial officer). We may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any fiscal year does not exceed $1.0 million. Qualifying performance-based compensation is not subject to the deduction limits if certain requirements are met.

When reasonably practicable, the Compensation Committee seeks to qualify the variable incentive compensation paid to our executive officers for the “performance-based compensation” exemption from the deductibility limit. The Compensation Committee, however, may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are in the best interests of our company and our stockholders, such as, for example, when the Compensation Committee believes it appropriate in order to attract or retain executive talent. The Compensation Committee will continue to exercise its judgment to determine whether or not to grant compensation that satisfies deductibility requirements of Section 162(m) of the Code, while also determining the most appropriate design and delivery of executive compensation programs to our executive officers.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code, or Sections 280G and 4999, provide that executive officers and directors and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of a company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G and 4999 during fiscal 2013, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We account for stock-based employee compensation arrangements in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation – Stock Compensation,” or ASC Topic 718. ASC Topic 718 requires companies to measure the compensation expense for all stock-based payment awards made to employees and directors, including stock options and deferred stock units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award. In determining stock-based compensation, the Compensation Committee considers the potential expense of these awards under ASC Topic 718 and the impact on our company.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

John B. Furman, Chairman

Barry Monheit

I. Marie Wadecki

EXECUTIVE COMPENSATION

Fiscal 2013 Summary Compensation Table

The following table sets forth, for the fiscal years ended April 30, 2013, 2012, and 2011, information with respect to compensation for services in all capacities to us and our subsidiaries earned by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (collectively, our “named executive officers”).

Name and Principal Position	Year	Salary		Bonus (1)		Stock Awards (2)		Option Awards (3)		Non-Equity Incentive Plan Compensation (4)		All Other Compensation (5)		Total (6)
P. James Debney (7) President and Chief Executive Officer	2013 2012 2011	$ $ $	499,808 404,433 323,206		– – –	$ $ $	1,940,050 554,400 85,350	$ $ $	1,466,924 550,700 66,637	$ $	1,000,000 508,050 –	$ $ $	514,098 48,145 18,129	$ $ $	5,420,880 2,065,728 493,322

Jeffrey D. Buchanan (8) Executive Vice President, Chief Financial Officer, and Treasurer	2013 2012 2011	$ $ $	324,885 294,996 96,641	$ $ $	15,000 20,000 15,000	$ $	531,325 305,676 –	$ $	– 280,282 505,707	$ $	487,500 249,788 –	$ $ $	56,351 31,328 22,667	$ $ $	1,415,061 1,182,071 640,015

Mario Pasantes (9) Senior Vice President, Marketing and International Sales	2013 2012	$ $	261,440 245,954		– –	$ $	344,685 125,580	$	– 330,827	$ $	265,000 139,544	$ $	56,973 21,645	$ $	928,098 863,550

Mark P. Smith (10) Vice President, Manufacturing and Supply Chain Management	2013 2012	$ $	245,978 229,892		– –	$ $	344,685 125,580	$	– 244,302	$ $	250,000 129,774	$ $	51,971 51,066	$ $	892,634 780,614

Michael J. Brown (11) Vice President, U.S. Sales	2013 2012	$ $	245,760 227,279		– –	$ $	344,685 96,600	$	– 245,142	$ $	250,000 129,158	$ $	55,668 20,600	$ $	896,113 718,779

(1)	Mr. Buchanan received a sign-on bonus in fiscal 2011 of $50,000 in connection with his joining our company, of which $10,000 was immediately payable and the remaining $40,000 is payable in 24 equal monthly installments, including $15,000 that was paid during fiscal 2013, $20,000 that was paid during fiscal 2012, and $5,000 that was paid during fiscal 2011. See “Compensation Discussion and Analysis — Fiscal 2013 Compensation — Discretionary Bonuses.”

(2)	The amounts shown in this column represent the grant date fair value for PSUs and RSUs granted to the named executive officers during the covered year calculated in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation,” excluding the effect of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 16 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2013. Historically, we have granted annual stock-based incentive compensation during the course of the applicable fiscal year. In fiscal 2012, however, we decided to alter this practice by granting annual stock-based incentive compensation prior to the beginning of each fiscal year. This resulted in two grants of annual stock-based compensation in fiscal 2012 – one grant for fiscal 2012 that occurred in July 2011 and a second grant for fiscal 2013 that occurred in April 2012. Therefore, the amounts shown in this column for fiscal 2012 represent the grant date fair value for PSUs that would typically have been made over the course of two fiscal years. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2013 Compensation — Long-Term Stock-Based Incentive Compensation” and “Fiscal 2013 Grants of Plan-Based Awards” below and the narrative discussion that follows. Stock awards shown for Mr. Debney for fiscal 2013 include the 100,000 RSUs granted to Mr. Debney as part of the replacement compensation discussed under “Certain Equity Grants to Mr. Debney” above.

(3)	The amounts shown in this column represent the grant date fair value for stock options granted to the named executive officers during the covered year calculated in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation,” excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 16 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2013. Historically, we have granted annual stock-based incentive compensation during the course of the applicable fiscal year. In fiscal 2012, however, we decided to alter this practice by granting annual stock-based incentive compensation prior to the beginning of each fiscal year. This resulted in two grants of annual stock-based compensation in fiscal 2012 – one grant for fiscal 2012 that occurred in July 2011 and a second grant for fiscal 2013 that occurred in April 2012. Therefore, the amounts shown in this column for fiscal 2012 represent the grant date fair value for stock options that would typically have been made over the course of two fiscal years. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2013 Compensation — Long-Term Stock-Based Incentive Compensation” and “Fiscal 2013 Grants of Plan-Based Awards” below and the narrative discussion that follows. The amount shown for fiscal 2012 for Mr. Debney reflects a reduction for the 294,000 stock options that we determined were not validly granted as discussed under “Certain Equity Grants to Mr. Debney” above. The amount shown for fiscal 2013 for Mr. Debney includes 294,000 stock options granted to him as part of the replacement compensation discussed under “Certain Equity Grants to Mr. Debney” above. These options have vesting schedules and maximum terms identical to the vesting schedules and maximum terms of the excess stock options.

(4)	The amounts shown in this column constitute payments made under our 2013 and 2012 Annual Performance-Based Cash Incentive Compensation Program. No amounts were paid under our 2011 Annual Performance-Based Cash Incentive Compensation Program. These amounts were calculated and paid to our named executive officers in the fiscal year following when they were earned. For a description of our 2013 Annual Performance-Based Cash Incentive Compensation Program and amounts earned thereunder see “Compensation Discussion and Analysis — Fiscal 2013 Compensation — Annual Performance-Based Cash Incentive Compensation.”

(5)	Reference is made to footnote 12 below.

(6)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the previous columns.

(7)	Mr. Debney has served as President and Chief Executive Officer of our company since September 2011. Mr. Debney served as Vice President of our company from April 2010 until September 2011 and as President of our firearm division from November 2009 until September 2011.

(8)	Mr. Buchanan has served as Executive Vice President, Chief Financial Officer, and Treasurer of our company since January 2011.

(9)	Mr. Pasantes has served as Senior Vice President, Marketing and International Sales of our company since December 2011. Mr. Pasantes served as Senior Vice President, Marketing and International Sales of our firearm division from April 2011 until December 2011 and as Vice President of International Marketing of our firearm division from December 2010 until April 2011.

(10)	Mr. Smith has served as Vice President, Manufacturing and Supply Chain Management of our company since December 2011. Mr. Smith served as Vice President, Manufacturing and Supply Chain Management of our firearm division from May 2011 until December 2011 and as Vice President of Supply Chain Management of our firearm division from May 2010 until May 2011.

(11)	Mr. Brown has served as Vice President, U.S. Sales of our company since April 2012. Mr. Brown served as Vice President, Sporting Goods Sales of our firearm division from August 2010 until April 2012.

(12)	All Other Compensation is comprised of the following for fiscal 2013:

Name	Car Allowance	Reimbursement for Insurance Premiums (12a)	Matching Contributions to Defined Contribution Plan	Payments Under Profit Sharing Plan	Relocation	Other	Severance	Total
P. James Debney	$12,000	$18,384(12b)	$1,692	$37,500	–	$444,522(12c)	–	$514,098
Jeffrey D. Buchanan	$12,000	$4,148	$8,187	$31,940	–	$76	–	$56,351
Mario Pasantes	$10,800	$3,531	$5,142	$37,500	–	–	–	$56,973
Mark P. Smith	$10,800	$1,693	$5,773	$33,680	–	$25	–	$51,971
Michael J. Brown	$10,800	$3,278	$4,090	$37,500	–	–	–	$55,668

(12a)	Except as otherwise indicated, the amounts shown in this column consist of reimbursement of disability insurance premiums.

(12b)	Consists of reimbursement of premiums for disability insurance ($6,747), healthcare insurance ($4,559), and a $5.0 million term life insurance policy ($7,078).

(12c)	In fiscal 2013, Mr. Debney received a cash payment of $444,522 as discussed under “Certain Equity Grants to Mr. Debney” above.

Fiscal 2013 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our named executive officers during the fiscal year ended April 30, 2013.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Shares of Stocks or		All Other Option Awards: Number of Securities Underlying		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units(#)		Options		($/Sh)	(3)
P. James Debney	10/01/2012	–	–	–	–	–	–	5,000	(4)	–		–	$55,250
	04/10/2013	–	–	–	–	–	–	6,412	(5)	–		–	$57,003
	04/10/2013	–	–	–	–	–	–	93,588	(6)	–		–	$831,997
	04/10/2013	–	–	–	–	–	–	–		200,000	(7)	$8.89	$989,373
	04/10/2013	–	–	–	–	–	–	–		94,000	(8)	$8.89	$477,551
	04/26/2013	–	–	–	–	–	–	52,000	(9)	–		–	$452,920
	04/26/2013	–	–	–	–	52,000	104,000	–		–		–	$542,880
Jeffrey D. Buchanan	10/01/2012	–	–	–	–	–	–	3,500	(4)	–		–	$38,675
	04/26/2013	–	–	–	–	–	–	23,000	(9)	–		–	$200,330
	04/26/2013	–	–	–	–	28,000	56,000	–		–		–	$292,320
Mario Pasantes	04/26/2013	–	–	–	–	–	–	16,500	(9)	–		–	$143,715
	04/26/2013	–	–	–	–	19,250	38,500	–		–		–	$200,970
Mark P. Smith	04/26/2013	–	–	–	–	–	–	16,500	(9)	–		–	$143,715
	04/26/2013	–	–	–	–	19,250	38,5000	–		–		–	$200,970
Michael J. Brown	04/26/2013	–	–	–	–	–	–	16,500	(9)	–		–	$143,715
	04/26/2013	–	–	–	–	19,250	38,500	–		–		–	$200,970

(1)

No amounts are reported as all awards for our named executive officers under our 2013 Annual Performance-Based Cash Incentive Compensation Program have been paid, and the actual amounts paid are set forth in the

Fiscal 2013 Summary Compensation Table above. Our 2013 Annual Performance-Based Cash Incentive Compensation Program is discussed under “Compensation Discussion and Analysis — Fiscal 2013 Compensation — Annual Performance-Based Cash Incentive Compensation.”

(2)	These PSUs vest based on the relative performance of our common stock against the RUT over the three-year period following the date of grant. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2013 Compensation — Long-Term Stock-Based Incentive Compensation.”

(3)	The amounts shown in this column represent the grant date fair value of stock and option awards calculated in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation,” excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 16 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2013.

(4)	These RSUs vested on the date of grant and the underlying shares were delivered one month following the date of grant.

(5)	One-half of the RSUs vest and the underlying shares of common stock are deliverable on each of April 24, 2014 and April 25, 2015. These RSUs were granted to Mr. Debney as part of the replacement compensation discussed under “Certain Equity Grants to Mr. Debney” above.

(6)	One-half of the RSUs vest and the underlying shares of common stock are deliverable on each of September 26, 2013 and September 26, 2014. These RSUs were granted to Mr. Debney as part of the replacement compensation discussed under “Certain Equity Grants to Mr. Debney” above.

(7)	One-third of the options were vested and exercisable on the date of grant and one-third vest and become exercisable on each of September 26, 2013 and September 26, 2014. The maximum term of the options is September 26, 2021. These options were granted to Mr. Debney as part of the replacement compensation discussed under “Certain Equity Grants to Mr. Debney” above and have a vesting schedule and maximum term identical to the vesting schedule and maximum term of the excess stock options.

(8)	One-third of the options were vested and exercisable on the date of grant and one-third vest and become exercisable on each of April 24, 2014 and April 24, 2015. The maximum term of the options is April 24, 2022. These options were granted to Mr. Debney as part of the replacement compensation discussed under “Certain Equity Grants to Mr. Debney” above and have a vesting schedule and maximum term identical to the vesting schedule and maximum term of the excess stock options.

(9)	One-third of the RSUs vest and the underlying stock is delivered on each of the first, second, and third anniversaries of the date of grant.

Outstanding Equity Awards at Fiscal Year-End 2013

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of April 30, 2013.

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options		Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Name	Grant Date (1)	Exercisable	Unexercisable
P. James Debney	11/9/2009 8/2/2010 8/2/2010 7/12/2011 7/12/2011 7/12/2011 9/26/2011 4/24/2012 4/10/2013 4/10/2013 4/26/2013 4/26/2013	100,000(4) 16,666(4) 8,334(4) 25,000(5) 83,334(4) 66,667(6) 31,334(7)	– 8,334(4) 16,666(4) – 166,666(4) 133,333(6) 62,666(7)	$ $ $ $ $ $ $	4.56 3.92 3.57 3.57 2.65 8.89 8.89	11/9/2019 8/2/2020 7/12/2021 7/12/2021 9/26/2021 9/26/2021 4/24/2022	93,588(8) 6,412(9) 52,000(10)	$ $ $	821,703 56,297 456,560	30,000 30,000 100,000 104,000	$ $ $ $	263,400 263,400 878,000 913,120
Jeffrey D. Buchanan	11/2/2004 9/21/2005 9/18/2006 9/15/2008 9/14/2009 9/27/2010 1/3/2011 7/12/2011 7/12/2011 4/24/2012 4/26/2013 4/26/2013	25,000(11) 10,000(11) 10,000(11) 10,000(11) 10,000(11) 10,000(11) 133,334(4) 11,634(4) 13,000(4)	– – – – – – 66,666(4) 23,266(4) 26,000(4)	$ $ $ $ $ $ $ $ $	1.48 5.31 12.88 4.44 5.79 3.69 3.73 3.57 7.98	11/2/2014 9/21/2015 9/18/2016 9/15/2018 9/14/2019 9/27/2020 1/3/2021 7/12/2021 4/24/2022	23,000(10)		$201,940	43,200 42,000 56,000	$ $ $	379,296 368,760 491,680
Mario Pasantes	5/3/2011 7/12/2011 1/4/2012 4/24/2012 4/24/2012 4/26/2013 4/26/2013	16,667(4) 6,667(4) 5,000(4) 8,000(4)	33,333(4) 13,333(4) 10,000(4) 16,000(4)	$ $ $ $	3.48 3.57 4.54 7.98	5/3/2021 7/12/2021 1/4/2022 4/24/2022	16,500(10)		$144,870	26,000 38,500	$ $	228,280 338,030
Mark P. Smith	5/3/2010 8/2/2010 7/12/2011 1/4/2012 4/24/2012 4/24/2012 4/26/2013 4/26/2013	– – – 8,334(4) 8,000(4)	3,333(4) 5,000(4) 13,333(4) 16,666(4) 16,000(4)	$ $ $ $ $	4.59 3.92 3.57 4.54 7.98	5/3/2020 8/2/2020 7/12/2021 1/4/2022 4/24/2022	16,500(10)		$144,870	26,000 38,500	$ $	228,280 338,030
Michael J. Brown	8/16/2010 8/16/2010 7/12/2011 4/24/2012 4/24/2012 4/26/2013 4/26/2013	3,333(4) 3,333(4) 6,667(4) 13,000(4)	3,333(4) 3,333(4) 13,333(4) 26,000(4)	$ $ $ $	3.63 3.63 3.57 7.98	8/16/2020 8/16/2020 7/12/2021 4/24/2022	16,500(10)		$144,870	20,000 38,500	$ $	175,600 338,030

(1)	Generally, awards of stock options and RSUs under our 2004 Incentive Stock Plan vest one-third on each of the first, second, and third anniversaries of the date of grant and awards of PSUs under our 2004 Incentive Stock Plan vest if the relative performance of our common stock exceeds the performance of the RUT or the IXIC over the three-year period following the date of grant. Historically, we have granted annual stock-based incentive compensation during the course of the applicable fiscal year. In fiscal 2012, however, we decided to alter this practice by granting annual stock-based incentive compensation prior to the beginning of each fiscal year. This resulted in two grants of annual stock-based compensation in fiscal 2012 – one grant for fiscal 2012 that occurred in July 2011 and a second grant for fiscal 2013 that occurred in April 2012. Therefore, the awards of stock options for all named executive officers and PSUs for Messrs. Debney and Buchanan with grant dates of July 12, 2011 and April 24, 2012 represent outstanding equity awards that would typically have been made over the course of two fiscal years. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2013 Compensation — Long-Term Stock-Based Incentive Compensation.”

(2)	The market value of shares or units of stock that have not vested and unearned equity incentive plan awards is determined by multiplying the closing market price of our common stock at the end of our last completed fiscal year by the number of shares or units of stock or the amount of unearned equity incentive plan awards, as applicable.

(3)	These PSUs vest based on the relative performance of our common stock against the RUT or the IXIC, as applicable, over the three-year period following the date of grant and are reported at the maximum level of award. See “Compensation Discussion and Analysis — Fiscal 2013 Compensation — Long-Term Stock-Based Incentive Compensation.”

(4)	One-third of the options vest on each of the first, second, and third year of the date of grant.

(5)	These stock options vested on July 12, 2012.

(6)	One-third of the options were vested and exercisable on the date of grant and one-third vest on each of September 26, 2014 and September 26, 2015. These options were granted to Mr. Debney as part of the replacement compensation discussed under “Certain Equity Grants to Mr. Debney” above and have a vesting schedule and maximum term identical to the vesting schedule and maximum term of the excess stock options.

(7)	One-third of the options were vested and exercisable on the date of grant and one-third vest on each of April 24, 2014 and April 24, 2015. These options were granted to Mr. Debney as part of the replacement compensation discussed under “Certain Equity Grants to Mr. Debney” above and have a vesting schedule and maximum term identical to the vesting schedule and maximum term of the excess stock options.

(8)	One-half of the RSUs vest and the related underlying shares are deliverable on each of September 26, 2013 and September 26, 2014. These RSUs were granted to Mr. Debney as part of the replacement compensation discussed under “Certain Equity Grants to Mr. Debney” above.

(9)	One-half of the RSUs vest and the related underlying shares are deliverable on each of April 24, 2014 and April 25, 2015. These RSUs were granted to Mr. Debney as part of the replacement compensation discussed under “Certain Equity Grants to Mr. Debney” above.

(10)	One-third of the RSUs vest and the related underlying stock is deliverable on each of the first, second, and third anniversaries of the date of grant.

(11)	These stock options were awarded to Mr. Buchanan in connection with his service as a non-employee director of our company from November 2004 until December 2010. For further information on our awards to non-employee directors, see “Director Compensation.”

Option Exercises and Stock Vested in Fiscal 2013

The following table describes, for the named executive officers, the number of shares acquired on the exercise of options and vesting of stock awards and the value realized on exercise of options and vesting of stock awards during the fiscal year ended April 30, 2013.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
P. James Debney	–	–	5,000	$44,700
Jeffrey D. Buchanan	–	–	3,500	$31,290
Mario Pasantes	–	–	–	–
Mark P. Smith	23,334	$150,704	–	–
Michael J. Brown	6,668	$42,408	–	–

(1)	For option awards, the value realized is computed as the difference between the market price on the date of exercise and the exercise price, multiplied by the number of options exercised.

(2)	For stock awards, the value realized is computed as the market price on the later of the date the restrictions lapse or the delivery date multiplied by the number of shares vested.

Retirement Plans

We maintain the Smith & Wesson Corp. Profit Sharing and Investment Plan, a retirement plan intended to be tax-qualified under Section 401(a) of the Code and under which 401(k), Roth, matching, and discretionary profit sharing contributions are authorized. All profit sharing contributions vest immediately and all matching contributions vest 50% after one year and 100% after two years. The plan covers substantially all of our Springfield, Massachusetts and Houlton, Maine employees, including our executive officers, subject to meeting applicable eligibility requirements.

Employees become eligible to make 401(k) and Roth contributions and to receive matching contributions on the first day of the month after their date of hire. Subject to certain Code limitations, the plan permits non-highly compensated employees to make 401(k) and Roth contributions of up to 100% of their eligible compensation and highly compensated employees to make 401(k) and Roth contributions of up to 9% of their eligible compensation. Subject to certain Code limitations, we make discretionary matching contributions with respect to our employees’ 401(k) and Roth contributions. For the plan years ended April 30, 2013 and April 30, 2012, we made matching contributions equal to 50% of participants’ 401(k) and Roth contributions made on up to 6% of their eligible compensation.

Employees become eligible to receive profit sharing contributions on the first day of the plan year subsequent to when they complete one year of eligibility service, and must be employed on the last day of the plan year, in order to receive a profit sharing contribution, if any, for that plan year. For the year ended April 30, 2013, we made profit sharing contributions equal to 15% of the operating profit of Smith & Wesson Corp. Operating profit under the plan is defined as income before interest, accruals in excess of cash payments for certain litigation, and state and federal income taxes. Profit sharing contributions are allocated to eligible participants in proportion to their eligible compensation (subject to certain Code limitations).

Pension Benefits

We do not offer any defined benefit pension plan to any of our executive officers.

Nonqualified Deferred Compensation Plans

We do not provide any nonqualified deferred compensation plans for any of our executive officers.

Employment Agreements and Severance Arrangements with Our Named Executive Officers

Employment Agreements

We and Mr. Debney are parties to an amended and restated employment agreement dated as of September 26, 2011, which is referred to as the Employment Agreement. The Employment Agreement provides for the continued employment of Mr. Debney as the President and Chief Executive Officer of our company. Under the terms of the Employment Agreement, Mr. Debney is entitled to an annual base salary of $450,000 (subject to annual review by our Board of Directors), which was increased to $500,000 early in fiscal 2013. Mr. Debney also is eligible to participate in our executive compensation programs, to receive an annual cash bonus and annual grants of stock-based awards, each as determined by our Board of Directors or committee thereof. Mr. Debney is eligible to participate in other standard health, welfare, and retirement benefits, including group health, pension, retirement, vacation, and expense reimbursement plans, to participate in such other plans, programs, or benefits as may from time to time be provided to other executive employees of our company, and to receive certain other perquisites, including a car allowance, the reimbursement of reasonable insurance premiums for disability, medical and hospitalization insurance, and company-paid premiums on a term life insurance policy.

Pursuant to his Employment Agreement, if we terminate Mr. Debney’s employment without Good Cause, other than in connection with a Change in Control, or Mr. Debney terminates his employment for Good Reason (each as defined in the Employment Agreement), he will receive certain payments and benefits, subject to the terms and conditions set out in his Employment Agreement. These payments and benefits include continuation of base salary, periodic payments equal in the aggregate to the average of the cash incentive bonuses paid to him for each of the preceding two fiscal years, payment of a pro rata portion of his cash incentive bonus, reimbursement for the cost of healthcare continuation coverage for him and his eligible dependents, continued payment of his car allowance, a stipend for secretarial coverage, continued payment of life insurance premiums, and the ability to exercise his vested options for up to nine months following termination. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Mr. Debney’s Employment Agreement also provides that, in the event of a Change in Control, Mr. Debney, at his option and upon written notice to us, may terminate his employment, unless (i) the provisions of the Employment Agreement remain in full force and effect and (ii) Mr. Debney suffers no reduction in his status, duties, authority, or compensation following the Change in Control. Mr. Debney’s rights under this provision will be triggered if, following a Change in Control, (a) he is not the chief executive officer of the company that succeeds to our business; (b) such company’s stock is not listed on a national stock exchange; or (c) such company terminates Mr. Debney’s employment or reduces his status, duties, authority, or compensation within one year of the Change in Control. If Mr. Debney is eligible to and does exercise his right as described above to terminate his employment in connection with a Change in Control, he will receive certain payments and benefits, subject to the terms and conditions set out in his Employment Agreement. These payments and benefits include continuation of base salary, periodic payments equal in the aggregate to the average of the cash incentive bonuses paid to him for each of the preceding two fiscal years, payment of a pro rata portion of his cash incentive bonus, reimbursement for the cost of healthcare continuation coverage for him and his eligible dependents, continued payment of his car allowance, continued payment of life insurance premiums, vesting of unvested stock-based compensation held by Mr. Debney in his capacity as an employee of our company, and the ability to exercise his vested options for up to nine months following termination. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

The Employment Agreement also prohibits Mr. Debney from competing with our company for a period equal to the longer of 12 months, or any period during which Mr. Debney receives cash severance pursuant to the terms of the Employment Agreement, and prohibits Mr. Debney from soliciting or hiring our personnel or employees for a period of 24 months following the termination of his employment with our company, regardless of the reason therefor.

Severance Agreements

Effective January 3, 2011, we entered into a severance and change in control agreement, which is referred to as the Severance Agreement, with Mr. Buchanan. Pursuant to his Severance Agreement, if we terminate Mr. Buchanan’s employment without Good Cause, other than in connection with a Change in Control, or Mr. Buchanan terminates his employment for Good Reason (each as defined in the Severance Agreement), Mr. Buchanan will receive certain payments and benefits, subject to the terms and conditions set out in his Severance Agreement. These payments and benefits include continuation of base salary and payment of a pro rata portion of his cash incentive bonus. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Mr. Buchanan’s Severance Agreement also provides that, in the event of a Change in Control, Mr. Buchanan, at his option and upon written notice to us, may terminate his employment, unless (i) the provisions of the Severance Agreement remain in full force and effect and (ii) Mr. Buchanan suffers no reduction in his status, duties, authority, or compensation following the Change in Control. Mr. Buchanan’s rights under this provision will be triggered if, following the Change in Control, (a) he is not the chief financial officer of the company that succeeds to our business; (b) such company’s common stock is not listed on a national stock exchange; (c) such company terminates Mr. Buchanan or in any material respect reduces his status, duties, authority, or base compensation within one year of such Change in Control; or (d) as a result of such Change in Control, Mr. Buchanan is required to relocate out of Springfield, Massachusetts (or surrounding areas). If Mr. Buchanan is eligible to and does exercise his right as described above to terminate his employment in connection with a change in control, he will receive certain payments and benefits, subject to the terms and conditions set out in his Severance Agreement. These payments and benefits include continuation of base salary, payment of a lump sum equal to the average of the cash incentive bonuses paid to him for each of the preceding two fiscal years, payment of a pro rata portion of his cash incentive bonus, and vesting of unvested stock-based compensation held by Mr. Buchanan in his capacity as an employee of our company. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Our obligations under the Severance Agreement are contingent upon Mr. Buchanan executing (and not revoking during any applicable revocation period) and not violating any provision of a valid and enforceable full and unconditional release of all claims against us. The Severance Agreement also prohibits Mr. Buchanan from competing with our company for a period of 12 months and from soliciting or hiring our personnel or employees for a period of 24 months following the termination of his employment with our company for any reason.

Other Severance Arrangements

During fiscal 2013, we maintained a severance policy, which is referred to as the severance policy, covering certain executives and other key employees, including Messrs. Pasantes, Smith, and Brown. We will pay severance under the severance policy equal to the greater of one week of pay for each full or partial year of uninterrupted service or 26 weeks of pay following a termination of employment without cause, provided that the executive does not decline an offer of a comparable job from us that does not require relocation, is actively at work on the date of termination, and signs and delivers a settlement agreement and release of claims in a form acceptable to us. These benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Subsequent to the end of fiscal 2013, on July 2, 2013, we adopted the Smith & Wesson Holding Corporation Executive Severance Pay Plan, which is referred to as the Executive Severance Plan, for the benefit of any officer of our company or any officer of an affiliate that is selected by the plan administrator (currently, the Compensation Committee) in its sole and absolute discretion. At all times Messrs. Debney and Buchanan have been and continue to be covered under their Employment Agreement and Severance Agreement, respectively. Accordingly, Messrs. Debney and Buchanan are not covered under the severance policy or the

Executive Severance Plan. Our executive officers other than Messrs. Debney and Buchanan are the only current participants in the Executive Severance Plan, including Messrs. Pasantes, Smith, and Brown, who, as of July 2, 2013, are no longer covered under the severance policy.

Pursuant to the Executive Severance Plan, if on or after July 2, 2013 we terminate a participating executive without Good Cause (other than due to death or disability) or a participating executive resigns for Good Reason (each as defined in the Executive Severance Plan), he or she will receive certain payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan. These payments and benefits include continuation of base salary, payment of a pro rata portion of his or her cash incentive bonus, and reimbursement for the cost of healthcare continuation coverage for the participating executive and his or her eligible dependents. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

In addition, if on or after July 2, 2013 we terminate a participating executive during a Potential Change in Control Protection Period or Change in Control Protection Period or a participating executive resigns following an Adverse Change in Control Effect (each as defined in the Executive Severance Plan), he or she will receive certain payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan. These payments and benefits include continuation of base salary, a lump sum cash payment equal to the average of the cash incentive bonuses paid to the executive for each of the preceding two fiscal years, payment of a pro rata portion of his or her cash incentive bonus, vesting of all stock-based compensation granted to the executive after the effective date of the Executive Severance Plan in his or her capacity as an employee of our company, and reimbursement for the cost of healthcare continuation coverage for the participating executive and his or her eligible dependents. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Our obligations under the Executive Severance Plan are contingent upon (i) the participating executive executing (and not revoking during any applicable revocation period) and not violating any provision of a valid and enforceable full and unconditional release of all claims against us or any of our affiliates, and (ii) the participating executive’s full compliance with any and all non-competition, non-solicitation, and similar agreements by which the participating executive was bound as of the effective date of his or her termination or resignation.

Potential Payments Upon Termination or Change in Control

Termination by Us Without Good Cause or by the Executive with Good Reason – No Change in Control

Mr. Debney

Pursuant to his Employment Agreement, if we terminate Mr. Debney’s employment without Good Cause, other than in connection with a Change in Control, death or Disability, or Mr. Debney terminates his employment for Good Reason, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Cash Severance.  For a period of 18 months after such termination, the sum of his base salary and an amount equal to the average of the cash bonus paid to him for each of the two fiscal years immediately preceding his termination.

•

Pro-rated Cash Bonus.  A pro-rated cash bonus for the fiscal year in which notice of termination is given, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

•	Healthcare Coverage. For a period of 18 months after such termination, payment of premiums for healthcare coverage, to the extent of his participation in such coverage at the date of termination.

•	Car Allowance. For a period of 18 months after such termination, his $1,000 per month car allowance.

•	Secretarial Support. For a period of 36 months after such termination, a cash payment in the amount of $10,000 per 12-month period for post-termination secretarial support.

•	Life Insurance Premiums. For a period of 36 months after such termination, payment of premiums on any then-existing life insurance policy provided by our company, up to an annual premium of $20,000.

•

Stock Options.  Any stock options that are vested as of the date of such termination will remain exercisable for nine months following such termination, but in no event, beyond their original term. All unvested options will be cancelled.

Mr. Buchanan

Pursuant to his Severance Agreement, if we terminate Mr. Buchanan’s employment without Good Cause, other than in connection with a Change in Control, or Mr. Buchanan terminates his employment for Good Reason, Mr. Buchanan will receive the following payments and benefits, subject to the terms and conditions set out in his Severance Agreement:

•	Cash Severance. His base salary for a period of 12 months after such termination.

•

Pro-rated Cash Bonus.  A portion of the cash bonus deemed by the Compensation Committee in its sole discretion to be earned. The bonus will be pro-rated for the period commencing on the first day of the fiscal year for which the cash bonus is calculated and ending on the effective date of termination and will be paid at the time such bonuses are paid to our other executives.

Messrs. Pasantes, Brown, and Smith

Under the severance policy, if on or prior to July 1, 2013 we had terminated Mr. Pasantes’, Mr. Brown’s, or Mr. Smith’s employment without cause, each would have received the following payments and benefits, subject to the terms and conditions set out in the severance policy:

•	Cash Severance. His base salary for a period of 26 weeks.

•	Healthcare Coverage. Continued participation in our medical and dental plans for 26 weeks, provided the executive continues to pay the standard employee premiums for such coverage.

Pursuant to the Executive Severance Plan, if on or after July 2, 2013 we terminate Mr. Pasantes’, Mr. Brown’s, or Mr. Smith’s employment without Good Cause, other than in connection with a Change in Control, death, or disability, or any of them terminates his employment for Good Reason, each executive will receive the following payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan:

•	Cash Severance. His base salary for a period of 26 weeks.

•

Pro-rated Cash Bonus.  A portion of the cash bonus earned in accordance with the applicable bonus plan. The bonus will be pro-rated for the period commencing on the first day of the fiscal year for which the cash bonus is calculated and ending on the effective date of termination, and will be paid at the time such bonuses are paid to our other executives.

•

Healthcare Coverage.  In the event the executive elects such coverage, reimbursement for the cost of continuation coverage pursuant to COBRA for a period of 26 weeks for the executive and his eligible dependents.

Termination or Resignation in Connection with a Change in Control

Mr. Debney

If Mr. Debney is eligible to and does exercise his right as described above to terminate his employment in connection with a Change in Control, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Cash Severance.  His base salary for a period of 24 months after such termination, and an amount equal to the average of the cash bonus paid to him for each of the two fiscal years immediately preceding his termination, paid over 18 months following such termination.

•

Pro-rated Cash Bonus.  A pro-rated cash bonus for the fiscal year in which notice of termination is given, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

•	Car Allowance. His $1,000 per month car allowance for a period of 24 months after such termination.

•

Healthcare Coverage.  At our option, either (x) payment of premiums for healthcare coverage for a period equal to 24 months, to the extent of his participation in such coverage at the date of termination, or (y) reimbursement for COBRA premiums for such coverage through the earlier of 24 months or the COBRA eligibility period.

•	Life Insurance Premiums. Payment of premiums on any then-existing life insurance policy provided by our company, for a period of 36 months after such termination, up to an annual premium of $20,000.

•

Stock-Based Awards.  All unvested stock-based compensation held by Mr. Debney in his capacity as an employee on the effective date of the termination and subject to acceleration under the provisions of his Employment Agreement (including the stock options granted to Mr. Debney discussed under “Certain Equity Grants to Mr. Debney” above) will vest as of the effective date of such termination. Stock options will remain exercisable for nine months following termination, but in no event, beyond their original term.

In addition, certain stock-based compensation held by Mr. Debney in his capacity as an employee that is not subject to the provisions of his Employment Agreement, will vest on a qualifying termination of employment following a Change in Control, as defined in the applicable award agreement (including the RSUs granted to Mr. Debney discussed under “Certain Equity Grants to Mr. Debney” above and the RSUs and PSUs granted to Mr. Debney in fiscal 2013).

Mr. Buchanan

If Mr. Buchanan is eligible to and does exercise his right as described above to terminate his employment in connection with a Change in Control, he will receive the following payments and benefits, subject to the terms and conditions set out in his Severance Agreement:

•

Cash Severance.  His base salary for a period of 18 months after such termination, and an amount equal to the average of the cash bonus paid to him for each of the two fiscal years immediately preceding his termination, which will be paid upon the effective date of such termination.

•

Pro-rated Cash Bonus.  A portion of the cash bonus deemed by the Compensation Committee in its sole discretion to be earned. The bonus will be pro-rated for the period commencing on the first day of the fiscal year for which the cash bonus is calculated and ending on the effective date of termination and will be paid at the time such bonuses are paid to our other executives.

•

Stock-Based Awards.  All unvested stock-based compensation held by Mr. Buchanan in his capacity as an employee on the effective date of the termination and subject to acceleration under the provisions of his Severance Agreement will vest as of the effective date of such termination.

In addition, certain stock-based compensation held by Mr. Buchanan in his capacity as an employee that is not subject to the provisions of his Severance Agreement, will vest on a qualifying termination of employment following a Change in Control, as defined in the applicable award agreement (including the RSUs and PSUs granted to Mr. Buchanan in fiscal 2013).

Messrs. Pasantes, Brown, and Smith

The severance policy does not provide for any additional payments or benefits for a termination or resignation in connection with a change in control.

Pursuant to the Executive Severance Plan, if on or after July 2, 2013 (i) we terminate Mr. Pasantes’, Mr. Brown’s, or Mr. Smith’s employment during a Potential Change in Control Protection Period or Change in Control Protection Period or (ii) any of them resigns following an Adverse Change in Control Effect, he will receive the following payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan:

•

Cash Severance.  His base salary for a period of 52 weeks and a lump sum cash payment equal to the average of the cash bonuses paid to the executive for each of the two fiscal years immediately preceding the termination or resignation.

•

Pro-rated Cash Bonus.  A portion of the cash bonus earned in accordance with the applicable bonus plan. The bonus will be pro-rated for the period commencing on the first day of the fiscal year for which the cash bonus is calculated and ending on the effective date of termination, and will be paid at the time such bonuses are paid to our other executives.

•

Stock-Based Compensation.  We will vest all unvested stock-based compensation held by the executive at the time of the termination or resignation that was granted to the executive in his or her capacity as an employee after the effective date of the Executive Severance Plan.

•

Healthcare Coverage.  In the event the executive elects such coverage, reimbursement for the cost of continuation coverage pursuant to COBRA for a period of 52 weeks, for the executive and his or her eligible dependents.

In addition, certain stock-based compensation held by the executive that is not subject to the provisions of the Executive Severance Plan, will vest on a qualifying termination of employment following a Change in Control, as defined in the applicable award agreement (including the RSUs and PSUs granted in fiscal 2013).

Termination for Good Cause or Resignation without Good Reason

Mr. Debney

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination, Mr. Debney is not eligible to receive any additional payments or benefits if his employment is terminated by us for Good Cause.

In addition to those payments and benefits provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination, if Mr. Debney’s employment is terminated by him without Good Reason, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Life Insurance Premiums.  Provided that he terminates his employment with at least six months advance notice, payment of premiums for a period of 36 months after such termination on any then-existing life insurance policy provided by our company, up to an annual premium of $20,000.

Messrs. Buchanan, Pasantes, Brown, and Smith

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination, none of Messrs. Buchanan, Pasantes, Brown, or Smith is eligible to receive any additional payments or benefits if his employment is terminated by us for Good Cause or by him without Good Reason.

Termination by Reason of Death

Mr. Debney

In addition to those payments and benefits provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through life insurance, if Mr. Debney’s employment is terminated by reason of his death, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Pro-rated Cash Bonus.  A pro-rated cash bonus for the fiscal year in which termination by reason of death occurs, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

Messrs. Buchanan, Pasantes, Brown, and Smith

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through life insurance, none of Messrs. Buchanan, Pasantes, Brown, or Smith is eligible to receive any payments or benefits if his employment is terminated by reason of his death.

Termination by Reason of Disability

Mr. Debney

In addition to those payments and benefits provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through disability insurance, if Mr. Debney’s employment is terminated by reason of his Disability (as defined in his Employment Agreement), he will receive the following payments or benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Pro-rated Cash Bonus.  A pro-rated cash bonus for the fiscal year in which notice of termination is given, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

•	Life Insurance Premiums. Payment of premiums on any then-existing life insurance policy provided by our company, for a period of 36 months after such termination, up to an annual premium of $20,000.

Messrs. Buchanan, Pasantes, Brown, and Smith

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through disability insurance, none of Messrs. Buchanan, Pasantes, Brown, or Smith is eligible to receive any payments or benefits if his or employment is terminated by reason of his disability.

Potential Payments Upon a Change in Control Without Termination or Resignation

Some stock-based awards held by our named executive officers may vest upon a “Change in Control” (as defined under our 2004 Incentive Stock Plan), without a termination or resignation. Stock-based awards that are subject to these provisions on a Change in Control are identified in the tables below. Certain stock options vest and become exercisable on a Change in Control that is not approved by our Board of Directors. We did not grant options to any of our named executive officers during fiscal 2013, except for those options granted to Mr. Debney discussed under “Certain Equity Grants to Mr. Debney” above that did not include this provision. Consistent with our double-trigger philosophy, our Compensation Committee has determined that this provision will not be included in any option granted to a named executive officer in the future. For certain pre-2013 PSUs, if there is a Change in Control (as defined in our 2004 Incentive Stock Plan) prior to the end of the stated performance period, the performance period will end on the date of the Change in Control and the PSUs will vest, if at all, only to the extent the original performance objectives are achieved, measured as of the date of the Change in Control. Consistent with our double-trigger philosophy, our Compensation Committee has determined that PSU awards (including PSUs granted in 2013) will now contain provisions providing that the PSUs will convert into a number of RSUs based on the achievement of the original performance objectives as of the date of the Change in Control (as defined in the applicable award agreements) and those RSUs will remain unvested until the earlier of (i) a qualifying termination of employment or (ii) the original vesting date.

The following tables set forth certain information regarding potential payments and other benefits that would be payable to each of our named executive officers, upon termination of employment or a Change in Control of our company. Except as stated otherwise below, the tables below assume that the termination or, where applicable, the Change in Control event took place on April 30, 2013.

P. James Debney

Executive Benefits	Termination Not for Cause or Resignation with Good Reason		Termination in Connection with a Qualifying Change in Control		Voluntary Termination Other than with Good Reason		Death		Disability
Cash Severance	$1,504,025	(1)	$1,754,025	(1)	–		–		–
Bonus	$1,000,000	(2)	$1,000,000	(2)	–		$1,000,000	(2)	$1,000,000	(2)
Health and Welfare Benefits	$87,341	(3)	$96,455	(3)	$60,000	(4)	$5,000,000	(5)	$60,000	(6)
Other Benefits	$48,000	(7)	$24,000	(8)	–		–		–
Equity Treatment	–		$3,010,351	(9)	–		–		–

(1)	Includes continuation of base salary paid out over 18 months (not in connection with a Change in Control) or 24 months (in connection with a Change in Control), respectively, and an amount equal to the average of Mr. Debney’s cash bonus paid for each of the two fiscal years immediately preceding his termination ($754,025), paid out over 18 months.

(2)	Includes the earned cash bonus based on the performance goals actually achieved for the fiscal 2013, which earned cash bonus was paid for fiscal 2013. The actual amounts paid are set forth in the Fiscal 2013 Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

(3)	Includes reimbursement of premiums for health insurance and disability insurance, and premiums paid by the company on a $5.0 million term life insurance policy.

(4)	If Mr. Debney provides us with more than six months advance notice of his voluntary termination of employment, we will continue to pay the life insurance premiums on any then-existing life insurance policy provided by our company, up to an annual premium of $20,000 for 36 months following the termination of his employment.

(5)	Includes the death benefit payable under a $5.0 million term life insurance policy. This money is not paid from our company’s assets.

(6)	Includes continued payment of life insurance premiums on any then-existing life insurance policy provided by our company, up to an annual premium of $20,000, for 36 months following the termination of his employment.

(7)	Includes a $10,000 cash payment per 12-month period for secretarial support, for a period of 36 months following Mr. Debney’s termination of employment, and a $1,000 per month car allowance for 18 months.

(8)	Includes a $1,000 per month car allowance for 24 months.

(9)	Includes $1,334,560 representing the market value of unvested equity awards that would become fully vested upon a termination or resignation in connection with a qualifying Change in Control and $1,675,791 representing the market value of unvested equity awards that could become fully vested upon a qualifying Change in Control without a termination or resignation. See “Executive Compensation—Potential Payments Upon a Change in Control Without Termination or Resignation.”

Jeffrey D. Buchanan

Executive Benefits	Termination Not for Cause or Resignation with Good Reason		Termination in Connection with a Qualifying Change in Control
Cash Severance	$325,000		$856,144	(10)
Bonus	$487,500	(2)	$487,500	(2)
Health and Welfare Benefits	–		–
Other Benefits	–		–
Equity Treatment	–		$1,059,915	(11)

(10)	Includes continuation of base salary paid out over 12 months and an amount equal to the average of Mr. Buchanan’s cash bonus paid for each of the two fiscal years immediately preceding his termination ($368,644), paid out in a lump sum.

(11)	Includes $201,940 representing the market value of unvested equity awards that would become fully vested upon a termination or resignation in connection with a qualifying change in control and $857,975 representing the market value of unvested equity awards that could become fully vested upon a qualifying change in control without a termination or resignation. See “Executive Compensation—Potential Payments Upon a Change in Control Without Termination or Resignation.”

Mario Pasantes (12)

Executive Benefits	Termination Not for Cause or Resignation with Good Reason		Termination in Connection with a Qualifying Change in Control
Cash Severance	$132,500		$467,272	(13)
Bonus	$265,000	(2)	$265,000	(2)
Health and Welfare Benefits	$3,379	(14)	$6,757	(14)
Other Benefits	–		–
Equity Treatment	–		$446,200	(15)

Mark P. Smith (12)

Executive Benefits	Termination Not for Cause or Resignation with Good Reason		Termination in Connection with a Qualifying Change in Control
Cash Severance	$125,000		$439,887	(13)
Bonus	$250,000	(2)	$250,000	(2)
Health and Welfare Benefits	$9,114	(14)	$18,228	(14)
Other Benefits	–		–
Equity Treatment	–		$336,064	(15)

Michael J. Brown (12)

Executive Benefits	Termination Not for Cause or Resignation with Good Reason		Termination in Connection with a Qualifying Change in Control
Cash Severance	$125,000		$439,579	(13)
Bonus	$250,000	(2)	$250,000	(2)
Health and Welfare Benefits	$9,114	(14)	$18,228	(14)
Other Benefits	–		–
Equity Treatment	–		$269,465	(15)

(12)	The amounts in the foregoing tables for Messrs. Pasantes, Smith, and Brown are calculated pursuant to the terms of the Executive Severance Plan. While this plan did not become effective until July 2, 2013, the disclosure shows what the respective payments and benefits would have been if the Executive Severance Plan had been in place and applicable to triggering events that occurred on April 30, 2013. Pursuant to the severance policy actually in place on April 30, 2013, Messrs. Pasantes, Smith, and Brown would have received the following amounts in severance (for Mr. Pasantes, $132,500, for Mr. Smith $125,000, and for Mr. Brown, $125,000) and the following amounts in continuation of healthcare benefits (for Mr. Pasantes, $3,379, for Mr. Smith, $9,114, and for Mr. Brown, $9,114), each over a period of 26 weeks, if his employment was terminated by us on April 30, 2013 other than for cause, whether or not in connection with a change in control.

(13)	Includes continuation of base salary paid out over 12 months, and an amount equal to the average of the executive’s cash bonus paid for each of the two fiscal years immediately preceding his termination (for Mr. Pasantes, $202,272, for Mr. Smith, $189,887, and for Mr. Brown, $189,579), paid out in a lump sum.

(14)	Includes reimbursement for the cost of continuation coverage pursuant to COBRA for a period of 26 weeks for the executive and his eligible dependents.

(15)	Includes $144,870 representing the market value of unvested equity awards that would become fully vested upon a termination or resignation in connection with a qualifying change in control and the following amount representing the market value of unvested equity awards that could become fully vested upon a qualifying change in control without a termination or resignation (for Mr. Pasantes, $301,330, for Mr. Smith, $191,194, and for Mr. Brown, $124,595). See “Executive Compensation—Potential Payments Upon a Change in Control Without Termination or Resignation.”

2011 Employee Stock Purchase Plan

Our 2011 Employee Stock Purchase Plan is intended to provide a method whereby our employees have an opportunity to acquire a proprietary interest in our company through the purchase of shares of our common stock through accumulated voluntary payroll deductions, thereby enhancing employee interest in our continued success. The plan was adopted by our Board of Directors, subject to approval by our stockholders, who approved the plan in September 2011. Our Board of Directors amended the plan in March 2012. There were 5,814,782 shares of our common stock reserved for issuance under the plan as of April 30, 2013. The plan is currently administered by our Board of Directors. Under the plan’s terms, however, our Board of Directors may appoint a committee to administer the plan, which we refer to as the Plan Committee. The plan gives broad powers to our Board of Directors or the committee to administer and interpret the plan.

The plan permits eligible employees to authorize payroll deductions that will be utilized to purchase shares of our common stock during a series of consecutive 12-month offering periods, with two six-month purchase or exercise periods within the offering periods. Employees may purchase shares of common stock pursuant to the plan at a favorable price and possibly with favorable tax consequences. All employees of our company or of those subsidiaries designated by our Board of Directors who are regularly scheduled to work at least 20 hours per week for more than five months per calendar year are eligible to participate in any of the purchase periods of the plan. However, an employee will not be granted an option under the plan if immediately after the grant, such employee would own common stock, including outstanding options to purchase common stock under the plan, possessing 5% or more of the total combined voting power or value of our common stock, or participation in the plan would permit such employee’s rights to purchase our common stock under all of our employee stock purchase plans to exceed $25,000 in fair market value (determined at the time the option is granted) of our common stock for each calendar year in which such option is outstanding.

The plan will be implemented in a series of successive offering periods, each with a maximum duration of 12 months. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of a 12-month offering period, then that offering period will automatically terminate, and a new 12-month offering period will begin on the next business day. Each offering period will begin on the April 1 or October 1, as applicable, immediately following the end of the previous offering period.

Upon enrollment in the plan, the participant authorizes a payroll deduction, on an after-tax basis, in an amount of not less than 1% and not more than 20% (or such greater percentage as the Plan Committee may establish from time to time before the first day of an offering period) of the participant’s compensation on each payroll date. Unless the participant withdraws from the plan, the participant’s option for the purchase of shares will be exercised automatically on each exercise date, and the maximum number of full shares subject to the option will be purchased for the participant at the applicable exercise price with the accumulated plan contributions then credited to the participant’s account under the plan. To the extent necessary to comply with Section 423 of the Code, the Plan Committee may reduce a participant’s payroll deduction percentage to 0% at such time during any purchase period scheduled to end during the current calendar year when the participant’s aggregate payroll deductions for the calendar year exceeds $25,000 multiplied by the applicable percentage (i.e., 85%).

The maximum number of shares that a participant may purchase during any exercise period is 12,500 shares or a total of $25,000 in shares, based on the fair market value on the first day of the exercise period. A participant will have no interest or voting right in shares of our common stock covered by the participant’s option until such option has been exercised. No interest is paid on funds withheld, and those funds are used by our company for general operating purposes.

The plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options, and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends. If our company dissolves or liquidates, the offering period will terminate immediately prior to the consummation of that action, unless otherwise provided by the Plan Committee. In the event of a merger or a sale of all or substantially all of our company’s assets, each option under the plan will be assumed or an equivalent option substituted by the successor corporation, unless the Plan Committee, in its sole discretion, accelerates the date on which the options may be exercised.

The plan will remain in effect until the earliest of (a) the exercise date that participants become entitled to purchase a number of shares greater than the number of reserved shares available for purchase under the plan, (b) such date as is determined by the Board of Directors in its discretion, or (c) March 31, 2022.

The Board of Directors or the Plan Committee may amend the plan at any time, provided that such amendment may not adversely affect the rights of any participant with respect to previously granted options and the plan may not be amended if such amendment would in any way cause rights issued under the plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law or regulation, the Board of Directors will obtain stockholder approval for an amendment.

Our stockholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the plan. If any option granted under the plan expires or terminates for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the plan.

2001 Stock Option Plan

Our 2001 Stock Option Plan was designed to attract, motivate, retain, and reward our employees, officers, directors, and independent contractors by providing them with stock options. Eligible persons under the plan included key personnel (including directors and executive officers), consultants, and independent contractors who performed valuable services for us or our subsidiaries. Upon the approval by our stockholders of our 2004 Incentive Stock Plan in September 2004, we ceased making new grants under the 2001 Stock Option Plan.

As of April 30, 2013, there were outstanding issued but unexercised options to acquire 115,000 shares of our common stock at an average exercise price of $1.66 per share under the 2001 Stock Option Plan.

2004 Incentive Stock Plan

Our 2004 Incentive Stock Plan was adopted by our Board of Directors in May 2004 and approved by our stockholders in September 2004. The 2004 Incentive Stock Plan was amended by our Board of Directors in July 2006 and approved by our stockholders in September 2006. The plan is designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. Under the plan, we may grant stock options, restricted stock, RSUs, stock appreciation rights, stock bonuses, and other stock awards. The persons eligible to receive awards under the plan consist of officers, directors, employees, and independent contractors. However, incentive stock options may be granted under the plan only to our employees, including our officers who are employees. There were outstanding issued but unexercised options to acquire 2,654,123 shares of our common stock at an average exercise price of $5.83 per share under the plan as of April 30, 2013. There were also issued and outstanding 786,586 undelivered RSUs and PSUs under the plan as of April 30, 2013. The material features of the plan are outlined below.

Shares available for awards; adjustments.  Under the plan, an aggregate number of shares of common stock equal to the lesser of (1) 15% of the shares of our common stock outstanding from time to time or (2) 10,000,000 shares is available for issuance pursuant to awards granted under the plan. The number of available shares will be increased by the number of shares with respect to which awards previously granted under the plan are terminated without being exercised, expire, are forfeited or cancelled, do not vest, or are surrendered in payment of any awards or any tax withholding with respect thereto. The plan also provides for adjustment of the number and kind of shares for which awards may be granted, the number and kind of shares subject to the plan’s annual limits, the number and kind of shares subject to outstanding awards, the applicable exercise price of outstanding awards, and any other applicable aspect of an outstanding award, as determined by our committee, in the event of any increase or decrease in the number of issued and outstanding shares of our common stock as a result of any dividend or other distribution (whether in the form of cash, our stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event that affects our common stock or such other securities of ours or any other issuer.

Administration.  The plan is administered by a committee of our Board of Directors. The committee determines the persons to receive awards, the type and number of awards to be granted, the vesting and exercisability of the award, and any other conditions to which the award is subject. Awards may be settled in the form of cash, shares of common stock, other awards, or other property in the discretion of the committee. The committee, in its discretion, may accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any award, including such acceleration in connection with a “change in control” of our company or upon a termination of service after a change in control.

Stock options and stock appreciation rights.  The committee is authorized to grant stock options, including incentive stock options. In addition, the committee is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation in our common stock between the grant date and the exercise date of the stock appreciation right. The committee determines the exercise price per share subject to an option and the grant price of a stock appreciation right. The per share exercise price of an incentive stock option, however, must not be less than the fair market value of a share of our common stock on the grant date. The committee generally will fix the maximum term of each option or stock appreciation right, the times at which each stock option or stock appreciation right will be vested and exercisable, and provisions requiring forfeiture of unexercised stock options or stock appreciation rights at or following termination of employment or service, except that no incentive stock option may have a term exceeding 10 years. Stock options may be exercised by payment of the exercise price in any form of legal consideration specified by the committee, including cash, shares (including cancellation of a portion of the shares subject to the award), outstanding awards, or other property having a fair market value equal to the exercise price. Options may also be exercisable in connection with a broker-assisted sales transaction (a “cashless exercise”) as determined by the committee. The committee determines methods of exercise and settlement and other terms of the stock appreciation rights.

Restricted stock.  The committee is authorized to grant restricted stock. Restricted stock is a grant of shares of common stock, which may not be sold or disposed of and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the committee. A participant granted restricted stock generally has all of the rights of one of our stockholders, unless otherwise determined by the committee.

Restricted stock units.  The committee is authorized to grant RSUs. RSUs are a right to receive a share of our common stock at the end of a specified period (usually after completion of a vesting schedule relating to continuation of service or achievement of performance goals), subject to possible forfeiture of the award in the event of certain terminations of employment or service prior to the end of the specified period.

Bonus stock and other stock-based awards.  The committee is authorized to grant shares of common stock as a bonus free of restrictions for services performed for us or to grant shares of common stock or other awards in lieu of our obligations to pay cash under the plan or other plans or compensatory arrangements, subject to such terms as the committee may specify. The committee is authorized to grant awards under the plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon our performance or any other factors designated by the committee, and awards valued by reference to the book value of shares of our common stock or the value of securities of or the performance of specified subsidiaries or business units. The committee determines the terms and conditions of such awards.

Automatic grants to directors.  Under the plan, as long as shares are available for grant under the plan, we will make automatic grants of options to our directors. On the date a non-employee director is first appointed or elected to our Board of Directors, we will automatically grant an option to purchase 25,000 shares to that new director. In addition, each year we will grant stock-based compensation, usually in the form of options to purchase 10,000 shares of our common stock, but in fiscal 2013 in the form of RSUs for 5,000 shares of our common stock, to each non-employee director at the time of our annual meeting of stockholders, provided that such director did not receive his or her initial automatic grant of an option to purchase 25,000 shares within 90 days of the date of the annual automatic option grant. The exercise price of the options is the fair market value of our common stock on the date of the grant. The options vest and become exercisable as to 1/12th per month after the date of grant, and expire on the tenth anniversary of the date of grant. The RSUs vest as to 1/12th per month after the date of grant, and the stock underlying vested RSUs are scheduled to be delivered to each non-employee director at his or her election on (1) the one-year anniversary of the date of grant, (2) the earlier of the three-year anniversary of the date of grant or the retirement or resignation of the non-employee director as a member of our Board of Directors, or (3) the retirement or resignation of the non-employee director as a member of our Board of Directors.

Other terms of awards.  Awards may be settled in the form of cash, shares of our common stock, other awards, or other property in the discretion of the committee. Awards under the plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the committee may establish, including payment or crediting of interest on deferred amounts. The committee is authorized to place cash, shares of our common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the plan. The committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the committee may, in its discretion, permit transfers of awards subject to any applicable legal restrictions.

Acceleration of vesting; change in control.  The committee, in its discretion, may accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any award, including if we undergo a “change in control,” as defined in the plan. To the extent we undergo a sale of all or substantially all of our assets, reorganization, merger, or consolidation in which we do not survive, or in which our securities are exchanged or converted into securities issued by another entity, the plan provides that outstanding options may be assumed or substituted for in accordance with their terms with the consent of our Board of Directors or the committee. If the options are not assumed or substituted for, to the extent applicable, such options will terminate immediately prior to the closing of the corporate transaction. The committee will give option holders a reasonable period of time prior to the closing of the corporate transaction to exercise their outstanding vested options.

Amendment and termination.  Our Board of Directors may amend, alter, suspend, discontinue, or terminate the plan or the committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted. Such amendment or termination may not materially and adversely affect the rights of any participant with an outstanding award without the consent of the participant. Unless terminated earlier by our Board of Directors, the plan will terminate on the earlier of (1) 10 years from the date of the later to occur of (i) the original date the plan was approved by our Board of Directors or our stockholders, whichever is earlier, or (ii) the date an increase in the number of shares reserved for issuance under the plan is approved by our Board of Directors (so long as such increase is also approved by our stockholders), and (2) at such time as no shares of common stock remain available for issuance under the plan and our company has no further rights or obligations with respect to outstanding awards under the plan.

DIRECTOR COMPENSATION

Since fiscal 2008, we have paid each non-employee director an annual retainer in the amount of $70,000. Currently, the non-employee Chairman of the Board and the non-employee Chairs of the Audit Committee and the Compensation Committee each receive an additional $25,000 per year over the standard outside director compensation; the non-employee Vice Chairmen of the Board receive an additional $18,000 per year; one non-employee Vice Chairman of the Board also receives a per diem expense allowance of $1,000 while traveling on behalf of our company at various industry functions; the non-employee Chair of the Nominations and Corporate Governance Committee receives an additional $12,000 per year; and the non-Chair members of the Audit Committee and the Compensation Committee each receive an additional $2,500 per year and the non-Chair members of the Nominations and Corporate Governance Committee each receive an additional $1,000. We also reimburse each non-employee director for travel and related expenses incurred in connection with attendance at Board of Director and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.

Each non-employee director receives an automatic grant of options to acquire 25,000 shares of our common stock on the date of his or her first appointment or election to our Board of Directors. Each non-employee director also receives a stock-based grant, usually in the form of options to purchase 10,000 shares of our common stock, but in fiscal 2013 in the form of RSUs for 5,000 shares of common stock, at the meeting of our Board of Directors held immediately after our annual meeting of stockholders for that year.

The following table sets forth the compensation paid by us to each non-employee director for the fiscal year ended April 30, 2013. Mr. Debney does not receive any compensation for service on our Board of Directors.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation		Total
Barry M. Monheit	$95,583	$55,250	–		$150,833
Robert L. Scott	$116,042	$55,250	$18,436	(5)	$189,728
Michael F. Golden	$88,000	$55,250	–		$143,250
John B. Furman	$96,458	$55,250	–		$151,708
Robert H. Brust	$95,001	$55,250	–		$150,251
Mitchell A. Saltz	$70,000	$55,250	$44,916	(4)	$170,166
I. Marie Wadecki	$82,417	$55,250	–		$137,667

(1)	As of April 30, 2013, each of the non-employee directors had the following number of stock awards outstanding, which represent undelivered shares underlying vested RSUs: Mr. Monheit (3,000); Mr. Scott (3,000); Mr. Golden (0); Mr. Brust (0); Mr. Furman (0); Mr. Saltz (0); and Ms. Wadecki (3,000). As of April 30, 2013, each of the non-employee directors had the following number of stock options outstanding: Mr. Monheit (80,000); Mr. Brust (25,000); Mr. Furman (80,000); Mr. Golden (726,400); Mr. Saltz (165,000); Mr. Scott (60,000); and Ms. Wadecki (60,000).

(2)	All fees were paid in cash.

(3)	The amounts shown in this column represent the grant date fair value for stock awards granted to the directors calculated in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation,” excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 16 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2013.

(4)	Consists of costs for medical and dental coverage under our medical plan ($12,916) and payments made to an unaffiliated third-party provider for secretarial support in accordance with Mr. Saltz’s severance agreement described below ($32,000).

(5)	Consists of costs for medical and dental coverage under our medical plan ($12,916) and spousal travel reimbursement ($5,520).

We lease approximately 3,000 square feet of office space in Scottsdale, Arizona. We previously maintained our executive offices in Scottsdale before moving those offices to Springfield, Massachusetts where our principal manufacturing plant is located. We currently utilize the Scottsdale office for various corporate purposes, including holding board committee and other business meetings and conducting various corporate acquisition and investor relations functions. The office and the secretarial support services provided at that location also satisfy the requirements to maintain a Scottsdale office and provide secretarial support contained in our December 5, 2003 severance agreement entered into with Mr. Saltz in connection with his resignation as an executive officer of our company.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our equity compensation plans as of April 30, 2013.

	(a)	(b)	(c)	(d)
Plan Category	Number of Securities to be Issued Upon Delivery of Shares for Restricted Stock Units	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2)
Equity Compensation Plans Approved by Stockholders	786,586	$2,769,127	$5.66	$9,900,229

Equity Compensation Plans Not Approved by Stockholders		$250,000	$1.47

Total	786,586	$3,019,127	$5.31	$9,900,229

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.

(2)	Under our 2004 Incentive Stock Plan, an aggregate number of shares of our common stock equal to the lesser of (a) 15% of the shares of our common stock outstanding from time to time or (b) 10,000,000 shares is available for issuance pursuant to awards granted under such plan. The number of available shares will be increased by the number of shares with respect to which awards previously granted under such plan are terminated without being exercised, expire, are forfeited or cancelled, do not vest, or are surrendered in payment of any awards or any tax withholding with respect thereto. As of April 30, 2013, the aggregate number of shares of our common stock available for issuance pursuant to awards under the 2004 Incentive Stock Plan was 4,085,447. Our 2011 Employee Stock Purchase Plan authorizes the sale of up to 6,000,000 shares of our common stock to employees. As of April 30, 2013, there were 5,814,782 shares of common stock reserved for issuance under our 2011 Employee Stock Purchase Plan. See “Approval of the Smith & Wesson Holding Corporation 2013 Incentive Stock Plan” for information regarding shares that would be available for issuance under that plan.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee, consisting of three independent directors. All of the members of the Audit Committee are “independent” of our company and management, as independence is defined in applicable rules of Nasdaq and the SEC.

The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accountant is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent registered public accountant. The committee discussed with the independent registered public accountant the matters required to be discussed by the Public Company Accounting Oversight Board. This included a discussion of the independent registered public accountant’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent registered public accountant written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the committee concerning independence. The committee also discussed with the independent registered public accountant their independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent registered public accountant.

The committee discussed with the independent registered public accountant the overall scope and plans for its audit. The committee met with the independent registered public accountant, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held four meetings during the fiscal year ended April 30, 2013.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended April 30, 2013 for filing with the SEC.

The report has been furnished by the Audit Committee of our Board of Directors.

Robert H. Brust, Chairman

John B. Furman

I. Marie Wadecki

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10 percent of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10 percent stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us during the fiscal year ended April 30, 2013, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10 percent of our common stock complied with all Section  16(a) filing requirements during such fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares as of August 2, 2013 by (1) each director, nominee for director, and each named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

Name of Beneficial Owner (2)	Number of shares (2)		Percent (2)
Directors and Executive Officers:
P. James Debney	601,847	(3)	*
Jeffrey D. Buchanan	282,477	(4)	*
Mario Pasantes	63,155	(5)	*
Mark P. Smith	34,821	(6)	*
Michael J. Brown	45,062	(7)	*
Robert H. Brust	30,000	(8)	*
John B. Furman	119,100	(9)	*
Michael F. Golden	969,937	(10)	1.52%
Barry M. Monheit	216,800	(11)	*
Mitchell A. Saltz	334,100	(12)	*
Robert L. Scott	150,000	(13)	*
I. Marie Wadecki	93,038	(14)	*
All directors and executive officers as a group (13 persons)	2,959,241	(15)	4.55%

Other significant stockholders:
The Vanguard Group.	4,943,056	(16)	7.83%
BlackRock, Inc.	3,520,967	(17)	5.57%

*	Percentage ownership of less than one percent.

(1)	Except as otherwise indicated, each person named in the table has the sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property law. Except as otherwise indicated, each person may be reached as follows: c/o Smith & Wesson Holding Corporation, 2100 Roosevelt Avenue, Springfield, Massachusetts 01104.

(2)

The number of shares beneficially owned by each person or entity is determined under the rules promulgated by the SEC. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The number of shares shown includes, when applicable, shares owned of record by the identified person’s minor children and spouse and by other related individuals and entities over whose shares such person has custody, voting control, or power of disposition. The percentages shown are calculated based on 63,156,669 shares outstanding on

August 2, 2013. The numbers and percentages shown include shares actually owned on August 2, 2013 and shares that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares that the identified person or group had the right to acquire within 60 days of August 2, 2013 upon the exercise of options or the delivery of RSUs are deemed to be outstanding for the purpose of computing the percentage of shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares stock owned by any other person or group.

(3)	Includes (a) 498,002 shares issuable upon exercise of vested stock options, and (b) 30,000 PSU shares scheduled to be delivered on September 17, 2013 following certification by our Compensation Committee that certain target performance metrics have been achieved.

(4)	Includes 244,601 shares issuable upon exercise of vested stock options.

(5)	Includes 59,668 shares issuable upon exercise of vested stock options.

(6)	Includes 31,334 shares issuable upon exercise of vested stock options.

(7)	Includes 39,666 shares issuable upon exercise of vested stock options.

(8)	Includes 25,000 shares issuable upon exercise of vested stock options.

(9)	Includes (a) 60,000 shares issuable upon exercise of vested stock options, (b) 1,000 shares held by K.I.D.S. Properties, LP, and (c) 16,100 shares held by Mr. Furman’s defined benefit pension trust.

(10)	Includes 708,334 shares issuable upon exercise of vested stock options.

(11)	Includes 60,000 shares issuable upon exercise of vested stock options. The shares are held by Barry M. Monheit, Trustee, SEP PROP Monheit Family Trust U/A Dtd 7/16/2002. Does not include 3,000 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from the Board.

(12)	Includes 70,000 shares issuable upon exercise of vested stock options. The shares are held by Stockbridge Enterprises, L.P., of which Mr. Saltz is the Manager.

(13)	Includes 60,000 shares issuable upon exercise of vested stock options. Does not include 3,000 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from the Board.

(14)	Includes 60,000 shares issuable upon exercise of vested stock options. Does not include 3,000 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from the Board.

(15)	Includes 1,931,272 shares issuable upon exercise of vested stock options.

(16)	Based on the statement on Schedule 13G filed with the SEC on February 11, 2013, The Vanguard Group has sole voting power over 100,261 shares; sole dispositive power over 4,846,395 shares; and shared dispositive power over 96,661 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(17)	Based on the statement on Amendment No. 3 to Schedule 13G filed with the SEC on February 8, 2013, BlackRock, Inc. has sole voting and dispositive power over all such shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless delegated to the Compensation Committee by our Board of Directors, the Audit Committee charter requires the Audit Committee to review and approve all related party transactions and to review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by our company. We have a policy that we will not enter into any such transaction unless the transaction is determined by our disinterested directors to be fair to us or is approved by our disinterested directors or by our stockholders. Any determination by our disinterested directors is based on a review of the particular transaction, applicable laws and regulations, policies of our company (including those set forth above under “Corporate Governance” or published on our website), and the listing standards of Nasdaq. As appropriate, the disinterested directors of the applicable committees of the Board of Directors shall consult with our legal counsel or Internal Auditor.

Our company has entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Nevada law, for certain liabilities to which they may become subject as a result of their affiliation with our company.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers, as such compensation is described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement. Our philosophy with respect to executive compensation is to pay base salaries to our executive officers at levels that enable us to attract, motivate, and retain highly qualified executives. Our executive compensation program is designed to link annual performance-based cash incentive compensation to the achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals, but also, in some cases, on individual objectives that contribute to our long-term goal of building stockholder value. Similarly, our executive compensation program is designed so that long-term stock-based incentive compensation focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. To that end, our long-term stock-based compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates or appreciates above certain levels. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the Compensation Discussion and Analysis included in this proxy statement and the executive compensation tables for more information.

Base Salaries.  We target base salaries at levels required to attract, motivate, and retain highly qualified individuals assuming that they will not receive incentive compensation, but reflecting the possible receipt of incentive compensation. We increased the base salaries of our Chief Executive Officer, Chief Financial Officer, and other executive officers in fiscal 2013.

We maintain a performance-based cash incentive compensation program.  We annually establish a performance-based cash incentive compensation program for our executive officers. In establishing a cash incentive compensation program for any particular year or period, we focus on achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals. In some cases, we also consider individual objectives, responsibilities, and performance. Our performance-based cash incentive compensation program results in a substantial portion of our executives’ potential total cash compensation being at risk. In practice, we have paid incentive compensation to our named executive officers for two of the last three fiscal years.

Our long-term stock-based incentive compensation program is designed to align the interests of our management and the interests of our stockholders.  We strongly believe in tying executive rewards directly to our long-term success and focusing our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. To that end, our stock-based incentive compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates or appreciates above certain levels. Our long-term stock-based incentive compensation arrangements consist primarily of stock options, RSUs, or PSUs. We generally set the vesting schedule for stock options and RSUs over multiple year periods to encourage executive retention. We generally establish multi-year performance requirements for the vesting of PSUs to reward long-term company performance. As described in the “Compensation Discussion and Analysis” section, it is our practice to grant stock-based incentive compensation to our executive officers prior to the beginning of the applicable fiscal year.

Independent Compensation Consultant.  The Compensation Committee retains and works closely with Compensia, a leading independent executive compensation firm, in the design and implementation of its annual executive compensation program. Compensia provides no other services to our company.

Board Recommendation

Our Board of Directors believes that the information provided above and within the “Executive Compensation” and “Compensation Discussion and Analysis” sections of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution is submitted for a stockholder vote at the meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, executive compensation tables, and narrative discussion set forth in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on our company or our Compensation Committee. Although non-binding, the vote will provide information to our Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Compensation Committee and our Board of Directors will be able to consider when determining executive compensation for the years to come.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL THREE

APPROVAL OF THE SMITH & WESSON HOLDING CORPORATION

2013 INCENTIVE STOCK PLAN

We are seeking stockholder approval of the Smith & Wesson Holding Corporation 2013 Incentive Stock Plan, or the 2013 Stock Plan. Our stockholders have previously approved the Smith & Wesson Holding Corporation 2004 Incentive Stock Plan, as amended and restated September 18, 2006, or the 2004 Plan. The 2013 Stock Plan is intended to be used to make future awards that were previously made under the 2004 Plan, to modernize our incentive award grant practices in light of current market practices, and to set forth the principles our stockholders expect us to adhere to in designing and administering employee and director compensation programs. The Board recommends a vote “FOR” the approval of the 2013 Stock Plan.

Background

On August 5, 2013, our Board adopted the 2013 Stock Plan, subject to approval by our stockholders. If approved, the 2013 Stock Plan (described in detail below) will become effective as of the date of approval by our stockholders, and no further awards will be made under the 2004 Plan after the 2013 Stock Plan’s effective date. As of the date of this proxy statement, no awards have been granted under the 2013 Stock Plan. If the 2013 Stock Plan is not approved by our stockholders, the 2004 Plan will continue in existence in its current state. The 2004 Plan, however, will expire in 2014, and we will lose a key ingredient in our ability to hire, retain, and motivate high-quality personnel.

As of August 2, 2013, we had 3,515,846 shares available for grant under the 2004 Plan and there are no other shares available for grant under equity compensation plans (excluding the employee stock purchase plan). The number of options outstanding under all equity compensation plans (excluding the employee stock purchase plan) as of August 2, 2013 was 2,764,327 with a weighted average exercise price of $5.52 per share and weighted average remaining term of 6.14 years. The number of full value awards (e.g., time-based and performance-based restricted stock unit awards) outstanding under all equity compensation plans (excluding the employee stock purchase plan) was 1,161,267 as of August 2, 2013.

The number of shares of common stock available for issuance under the 2013 Stock Plan on or after the date the stockholders approve the 2013 Stock Plan, referred to in this Proposal Three as the “effective date,” is 3,000,000 shares, plus any shares that are reserved and remain available for grant and delivery under the 2004 Plan as of the date the 2013 Plan is effective. Any shares that are subject to an award under the 2013 Stock Plan will be counted against this limit as one share for every one share granted.

If any shares subject to (i) any award under the 2013 Stock Plan, or after the effective date of the 2013 Stock Plan, shares subject to any awards granted under the 2004 Plan, are forfeited, expire, or otherwise terminate without issuance of such shares, or (ii) any award under the 2013 Stock Plan, or after the effective date of the 2013 Stock Plan, shares subject to any award granted under the 2004 Plan, that could have been settled with shares is settled for cash or otherwise does not result in the issuance of all or a portion of the shares, the shares to which those awards were subject, will, to the extent of such forfeiture, expiration, termination, cash settlement, or non-issuance, again be available for delivery with respect to awards under the 2013 Stock Plan.

Any share that again becomes available for delivery pursuant to the provisions described above will be added back as one share.

No further awards will be made under the 2004 Plan after the effective date of the 2013 Stock Plan.

Rationale for the adoption of the 2013 Stock Plan

The Board believes that the 2013 Stock Plan will advance our long-term success by encouraging stock ownership among award recipients. In addition, the Board believes that a fundamental objective of a long-term incentive compensation program is the alignment of employee and stockholders interests. The 2013 Stock Plan allows for several forms of awards based on the value of our common stock and for the utilization of performance-based vesting targets that measure operational and financial performance improvements relevant to stockholder value. The 2013 Stock Plan is intended to be used to make future awards that were previously made under the 2004 Plan. The 2013 Stock Plan is intended to modernize our incentive award grant practices in light of current market practices and to set forth the principles our stockholders expect us to adhere to in designing and administering employee and director compensation programs.

The number of shares requested under the 2013 Stock Plan was determined based on our review of our historical grant practices, our anticipated share needs with respect to future awards at the current level of our business, our current anticipations for business growth, and our desire to have sufficient shares to make grants to prospective employees, current employees, and non-employee directors for the next several years. In determining the number of shares to request, we considered equity overhang (the percentage of shares of our common stock subject to stock-based compensation grants, which was approximately 7% at April 30, 2013), our historical gross burn rate (awards granted divided by shares outstanding, which was approximately 2% for each year during the past three fiscal years), and our desire to limit the dilutive impact to our stockholders.

Stockholder approval of the 2013 Stock Plan is required (i) for purposes of complying with the stockholder approval requirements for the listing of shares on the Nasdaq Global Market, (ii) to enable compliance with certain exclusions from the limitations of Section 162(m) of the Code, as described below, (iii) to enable compliance with the incentive stock options rules under Section 422 of the Code, and (iv) for the 2013 Stock Plan to be eligible under the “plan lender” exemption from the margin requirements of Regulation U promulgated under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

The 2013 Stock Plan Conforms to Best Practices

The 2013 Stock Plan contains many best practices as follows:

•

sets a fixed number of shares authorized for issuance, which will require us to seek specific stockholder approval for any future increases in the shares available for issuance under the 2013 Stock Plan;

•	requires that stock options and stock appreciation rights must be granted with an exercise price or grant price of at least 100% of the fair market value of the option shares on the grant date;

•	prohibits option and SAR repricing without stockholder approval;

•

does not provide for the automatic full acceleration of outstanding equity awards in the event of a change in control if such equity awards continue or are assumed or substituted for by the successor corporation; and

•	provides maximum limits on the number of awards that can be granted to any employee or director under the 2013 Stock Plan.

Principal Features of the 2013 Stock Plan

The principal features of the 2013 Stock Plan are as follows (and are set forth more fully below):

•	All officers, directors, employees, and consultants who provide services to our company or its subsidiaries and other designated affiliates are eligible to participate in the 2013 Stock Plan;

•

Options, stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, shares granted as a bonus or in lieu of another award, dividend equivalents, and other stock-based awards or performance awards are eligible for grants under the 2013 Stock Plan; however, dividend equivalents may only be granted in tandem with other awards under the 2013 Stock Plan;

•	The 2013 Stock Plan will be administered by the Compensation Committee of the Board, or the Committee;

•

Vesting requirements with respect to awards under the 2013 Stock Plan are determined by the Committee, except that if a dividend equivalent is granted in connection with another award that is subject to performance-based vesting criteria, the dividend equivalent must also be subject to performance-based vesting criteria to the same extent as the award with respect to which the dividend equivalent was granted;

•

No awards under the 2013 Stock Plan vest on account of a change in control of our company if the award is assumed or substituted or otherwise continues after the change in control occurs, unless the Committee otherwise determines in a specific instance, or as otherwise provided in any employment, consulting, severance agreement or plan covering the participant, or other agreement for the performance of services between the participant and our company or a Related Entity (other than an award agreement under the 2013 Stock Plan). However, if and to the extent provided in an award agreement and on such terms and conditions as may be set forth in an award agreement, if a participant’s employment is terminated without “cause” by us or for “good reason” by the participant (as those terms are defined in the 2013 Stock Plan) within 24 months after the effective date of a change in control of our company, the participant’s awards become fully vested;

•

The 2013 Stock Plan grants the Committee discretion to determine the time when an option no longer may be exercised following a participant’s termination, as set forth in the applicable award agreement;

•	The 2013 Stock Plan prohibits the repricing of option and SAR awards without approval by our stockholders;

•

The 2013 Stock Plan provides that shares reacquired by us on the open market using the cash actually received by us for the exercise price in connection with the exercise of an option award under the 2013 Stock Plan or an option award granted under the 2004 Plan that is exercised after the effective date of the 2013 Stock Plan will not be available for future grants under the 2013 Stock Plan;

•

The 2013 Stock Plan limits the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any outside director during any fiscal year of our company to $100,000, or $200,000 for a newly appointed director; and

•

The 2013 Stock Plan limits the awards that may be granted to a participant during any fiscal year of our company to (i) 3,000,000 shares for options and/or SARs or (ii) 3,000,000 shares for restricted stock, RSUs, performance awards, and/or other stock-based awards that are intended to be exempt from Section 162(m) of the Code. In addition, the maximum amount of cash and the fair market value of property other than shares that may be payable to any one participant in settlement of any restricted stock awards, RSUs, performance awards, and/or other stock based awards that are intended to be exempt from Section 162(m) of the Code, is (x) $5.0 million with respect to any 12 month performance period (not prorated for any performance period that is less than 12 months), and (y) with respect to any performance period that is more than 12 months, $5.0 million multiplied by the number of full or partial 12 month periods that are in the performance period.

Description of the 2013 Stock Plan

A copy of the 2013 Stock Plan is attached hereto as Appendix A and is hereby incorporated into this proxy statement by reference. The following summary of key provisions of the 2013 Stock Plan, as well as the other summaries and descriptions relating to the 2013 Stock Plan contained elsewhere in this Proposal, are each qualified in their entirety by reference to the full text of the 2013 Stock Plan.

Purpose

The purpose of the 2013 Stock Plan is to assist us and our subsidiaries and other designated affiliates, which we refer to as “Related Entities,” in attracting, motivating, retaining (including through designated retention awards), and rewarding high-quality executives, employees, officers, directors, and individual consultants who provide services to us or our Related Entities, by enabling such persons to acquire or increase a proprietary interest in our company in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.

Shares Available for Awards; Annual Per-Person Limitations

The number of shares of common stock available for issuance under the 2013 Stock Plan on or after the 2013 Stock Plan’s effective date is 3,000,000 shares, plus any shares that are reserved and remain available for grant and delivery under the 2004 Plan as of the date the 2013 Plan is effective. Any shares that are subject to an award under the 2013 Stock Plan will be counted against this limit as one share for every one share granted.

If any shares subject to (i) any award under the 2013 Stock Plan, or after the effective date of the 2013 Stock Plan, shares subject to any awards granted under the 2004 Plan, are forfeited, expire, or otherwise terminate without issuance of such shares, or (ii) any award under the 2013 Stock Plan, or after the effective date of the 2013 Stock Plan, shares subject to any award granted under the 2004 Plan, that could have been settled with shares is settled for cash or otherwise does not result in the issuance of all or a portion of the shares, the shares to which those awards were subject, will, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for delivery with respect to awards under the 2013 Stock Plan.

Any share that again becomes available for delivery pursuant to the provisions described above will be added back as one share.

“Substitute awards” (as defined under the 2013 Stock Plan) will not reduce the shares authorized for delivery under the 2013 Stock Plan or authorized for delivery to a participant in any period. Additionally, in the event that a company acquired by our company or any Related Entity or with which our company or any Related Entity combined has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the 2013 Stock Plan and will not reduce the shares authorized for delivery under the 2013 Stock Plan; provided, that awards using such available shares will not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not employees or directors of our company or our Related Entities prior to such acquisition or combination.

Outstanding awards granted under the 2004 Plan will continue to be governed by the terms of the 2004 Plan, but no awards may be made under the 2004 Plan after the effective date of the 2013 Stock Plan.

The 2013 Stock Plan imposes individual limitations on the amount of certain awards in part with the intention to comply with Section 162(m) of the Code. Under these limitations, in any fiscal year of our company during any part of which the 2013 Stock Plan is in effect, no participant may be granted (i) stock options and/or SARs with respect to more than 3,000,000 shares of common stock, or (ii) restricted stock, RSUs, performance awards, and/or other stock based-awards that are subject to the provisions of the 2013 Stock Plan that are intended to qualify awards as “performance based compensation” not subject to the limitation on tax deductibility by us under Section 162(m) of the Code, that may be settled by the issuance of more than 3,000,000 shares of common stock, in each case, subject to adjustment in certain circumstances. The maximum amount of cash and the fair market value of property other than shares of common stock that may be paid out to any one participant in settlement of any restricted stock, RSUs, performance awards, and/or other stock based-awards that are subject to the provisions of the 2013 Stock Plan that are intended to qualify awards as “performance based compensation” not subject to the limitation on tax deductibility by our company under Section 162(m) of the Code, is (i) $5.0 million with respect to any 12-month performance period (not prorated for any performance period that is less than 12 months), and (ii) with respect to any performance period that is more than 12 months, $5.0 million multiplied by the number of full or partial 12-month periods that are in the performance period.

The aggregate fair market value of our common stock on the date of grant underlying incentive stock options that can be exercisable by any individual for the first time during any year cannot exceed $100,000 (or such other amount as specified in Section 422 of the Code). Any excess will be treated as a non-qualified stock option.

The maximum number of shares that may be delivered under the 2013 Stock Plan as a result of the exercise of incentive stock options is 5,000,000 shares, subject to certain adjustments.

Notwithstanding any other provision of the 2013 Stock Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any continuing outside director during any fiscal year of the company will not exceed $100,000 or $200,000 in the case of a new director.

The Committee is authorized to adjust the limitations on the number of shares of common stock available for issuance under the 2013 Stock Plan and the individual limitations on the amount of certain awards (other than the $100,000 limitation described above with respect to incentive stock option awards) and will adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) to the extent it deems equitable in the event that any extraordinary dividend or other distribution (whether in cash, shares of common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate. See the sections called “Acceleration of Vesting; Change in Control” and “Other Adjustments” below for a summary of certain additional adjustment provisions of the 2013 Stock Plan.

Except with respect to the adjustments referenced in the foregoing paragraph, the Committee is prohibited from taking any of the following actions without approval of our stockholders: (i) lower the exercise or grant price per share of an option or SAR after it is granted, (ii) cancel an option or SAR when the exercise or grant price per share exceeds the fair market value of the underlying shares in exchange for cash or another award, (iii) cancel an outstanding option or SAR in exchange for an option or SAR with an exercise or grant price that is less than the exercise or grant price of the original option or SAR, or (iv) take any other action with respect to an option or SAR award that may be treated as a repricing pursuant to the applicable rules of the stock exchange or quotation system on which shares of our common stock are listed or quoted (any such action described in (i)—(iv) being referred to as a “Repricing”).

The closing price of our common stock on the NASDAQ Global Select Market on August 2, 2013 was $12.45 per share.

Eligibility

The persons eligible to receive awards under the 2013 Stock Plan are the officers, directors, employees, and consultants who are natural persons providing bona fide services to our company or any Related Entity and whose services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for shares of our common stock. The foregoing notwithstanding, only employees of our company, or any parent corporation or subsidiary corporation of our company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively) are eligible for purposes of receiving any incentive stock options that are intended to comply with the requirements of Section 422 of the Code (“ISOs”). An employee on leave of absence may be considered as still in the employ of our company or a Related Entity for purposes of eligibility for participation in the 2013 Stock Plan.

As of the record date, August 2, 2013, approximately 1,500 officers, directors, employees, and consultants were eligible to participate in the 2013 Stock Plan.

Administration

The 2013 Stock Plan is to be administered by the Compensation Committee of the Board; provided, however, that if the Board fails to designate a compensation committee or if there are no longer any members on the compensation committee so designated by the Board, or for any other reason determined by the Board, then the Board will serve as the Committee. It is intended that the Committee will be comprised exclusively of independent non-employee directors in accordance with Nasdaq listing requirements, Rule 16b-3 under the Exchange Act, and Section 162(m) of the Code. Subject to the terms of the 2013 Stock Plan, the Committee is authorized to select eligible persons to receive awards, grant awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the 2013 Stock Plan, construe and interpret the 2013 Stock Plan and award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the 2013 Stock Plan.

The Committee is permitted to delegate the performance of certain functions, including administrative functions, of the 2013 Stock Plan to our officers or managers, or committees of them. The delegation is required to be accomplished in a manner that does not result in the loss of an exemption under Rule 16b-3 under the Exchange Act for awards or cause awards to “covered employees” that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code to fail to so qualify.

Stock Options and Stock Appreciation Rights

The Committee is authorized to grant stock options, including both ISOs, which can result in potentially favorable tax treatment to the participant, and non qualified stock options, and SARs entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the SAR. The exercise price per share subject to an option and the grant price of a SAR are determined by the Committee, provided that the exercise price per share of an option and the grant price per share of a SAR will be no less than 100% of the fair market value of a share of common stock on the date such option or SAR is granted. An option granted to a person who owns or is deemed to own stock representing 10% or more of the voting power of all classes of stock of our company or any parent company (sometimes referred to as a “10% owner”) will not qualify as an ISO unless the exercise price for the option is not less than 110% of the fair market value of a share of common stock on the date such ISO is granted.

For purposes of the 2013 Stock Plan, the term “fair market value” means the fair market value of shares of common stock, awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the fair market value of a share of common stock as of any given date is the closing sales price per share of common stock as reported on the principal stock exchange or market on which shares of common stock are traded on the date as of which such value is being determined (or as of such later measurement date as determined by the Committee on the date the award is authorized by the Committee) or, if there is no sale on that date, then on the last previous day on which a sale was reported.

The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally are fixed by the Committee, except that no option or SAR may have a term exceeding ten years, and no ISO granted to a 10% owner (as described above) may have a term exceeding five years (to the extent required by the Code at the time of grant). Methods of exercise and settlement and other terms of options and SARs are determined by the Committee. The Committee, thus, may permit the exercise price of options awarded under the 2013 Stock Plan to be paid in cash, shares, other awards or other property (including loans to participants).

We may grant SARs in tandem with options, which we refer to as “Tandem SARs,” under the 2013 Stock Plan. A Tandem SAR may be granted at the same time as the related option is granted. A Tandem SAR may only be exercised when the related option would be exercisable and the fair market value of the shares subject to the related option exceeds the option’s exercise price. Any option related to a Tandem SAR will no longer be exercisable to the extent the Tandem SAR has been exercised and any Tandem SAR will no longer be exercisable to the extent the related option has been exercised.

Restricted Stock and Restricted Stock Units

The Committee is authorized to grant restricted stock and RSUs. Restricted stock is a grant of shares of common stock, which are subject to such risks of forfeiture and other restrictions as the Committee may impose, including time or performance restrictions or both. A participant granted restricted stock generally has all of the rights of a stockholder of our company (including voting and dividend rights), unless otherwise determined by the Committee. Except as otherwise provided in any award agreement, (i) dividends payable with respect to a restricted stock award are paid on the date or dates the shares subject to the underlying restricted stock award become vested, with such dividends to be accumulated, without interest, by our company, (ii) all accumulated dividends payable with respect to a restricted stock award are paid in cash, and (iii) any accumulated dividends will be forfeited, unless the shares subject to the restricted stock award to which such accumulated dividends relate become vested. Notwithstanding, cash dividends, stock, and any other property distributed as a dividend with respect to any restricted stock award that vests based on achievement of performance goals will be subject to restrictions and risk of forfeiture to the same extent as the restricted stock award and will be paid at the time such restrictions and risk of forfeiture lapse. An award of RSUs confers upon a participant the right to receive shares of common stock or cash equal to the fair market value of the specified number of shares covered by the RSUs at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Committee may impose. Prior to settlement, an award of RSUs carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents

The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards, or otherwise as specified by the Committee. Unless otherwise determined by the Committee at the date of grant, any dividend equivalents that are granted with respect to any RSU award will be subject to the following terms and conditions: (i) dividend equivalents payable with respect to RSUs are paid on the date or dates the portion of the underlying RSUs are settled, with such dividend equivalents to be accumulated, without interest, by our company, (ii) all accumulated dividend equivalents payable with respect to RSUs are paid in cash, and (iii) any accumulated dividend equivalents will be forfeited, unless the portion of the RSUs to which such accumulated dividend equivalents relate become vested. Notwithstanding the foregoing, dividend equivalents credited in connection with an award that vests based on the achievement of performance goals will be subject to restrictions and risk of forfeiture to the same extent as the award with respect to which such dividend equivalents have been credited.

Bonus Stock and Awards in Lieu of Cash Obligations

The Committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards authorized under the 2013 Stock Plan in lieu of our obligations to pay cash under the 2013 Stock Plan or other plans or compensatory arrangements.

Other Stock Based Awards

The Committee is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The Committee determines the terms and conditions of such awards.

Performance Awards

The Committee is authorized to grant performance awards to participants on terms and conditions established by the Committee. The performance criteria to be achieved during any performance period and the length of the performance period will be determined by the Committee upon the grant of the performance award. Performance awards may be valued by reference to a designated number of shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares of common stock or other property, or any combination thereof, as determined by the Committee.

The provisions of the 2013 Stock Plan that are intended to qualify awards as “performance based compensation” not subject to the limitation on tax deductibility by our company under Section 162(m) of the Code will apply to any restricted stock award, RSU award, performance award, or other stock-based award if it is granted to a participant who is, or is likely to be, as of the end of the tax year in which we would claim a tax deduction in connection with such award, a “covered employee” (as defined below) and such award is intended to qualify as “performance-based compensation” that is exempt from the deduction limitations imposed under Section 162(m) of the Code. The term “covered employee” means our chief executive officer and each other person whose compensation is required to be disclosed in our filings with the SEC by reason of that person being among the three highest compensated officers of our company (other than our principal financial officer) as of the end of a taxable year. If and to the extent required under Section 162(m) of the Code, any power or authority relating to an award intended to qualify under Section 162(m) of the Code is to be exercised by the Committee and not the Board.

If and to the extent that the Committee determines that an award is intended to be exempt from Section 162(m) of the Code, one or more of the following business criteria for our company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of our company and/or a Related Entity (except with respect to the total stockholder return and earnings per share criteria), are to be used by the Committee in establishing performance goals for awards under the 2013 Stock Plan: (1) earnings per share; (2) revenues or margins; (3) cash flow (including operating cash flow, free cash flow, discounted return on investment, and cash flow in excess of cost of capital); (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before all or some of the following items: interest, taxes, depreciation, amortization, stock-based compensation, ASC 718 expense, or any extraordinary or special items; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of our company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and/or (18) the fair market value of a share of common stock. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including the Standard & Poor’s 500 Stock Index, the IXIC, the RUT, or another group of companies that are comparable to our company. Performance goals for awards intended to comply with Section 162(m) of the Code must be established not later than 90 days after the beginning of the performance period applicable to such awards or at such other date as may be required for “performance-based compensation” treatment under Section 162(m) of the Code.

After the end of each performance period, the Committee will determine and certify whether the performance goals have been achieved. In determining the achievement of the performance goals, unless otherwise specified by the Committee at the time the performance goals are set, the Committee will exclude the impact of (i) restructurings, discontinued operations, and extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges, (ii) change in accounting standards required by generally accepted accounting principles; or (iii) such other exclusions or adjustments as the Committee specifies at the time the award is granted.

The Committee may, in its discretion, determine that the amount payable as an award intended to qualify as “performance based compensation” not subject to the limitation on tax deductibility by us under Section 162(m) of the Code will be reduced from the amount of any potential award.

Other Terms of Awards

Awards may be settled in the form of cash, shares of common stock, other awards, or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, shares of common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the 2013 Stock Plan. The Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2013 Stock Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may, in its discretion, permit transfers subject to any terms and conditions the Committee may impose thereon.

Awards under the 2013 Stock Plan generally are granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in exchange for other awards under the 2013 Stock Plan, awards under other plans of our company, or other rights to payment from our company, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

Acceleration of Vesting; Change in Control

Subject to certain limitations contained in the 2013 Stock Plan, including those described in the following paragraph, the Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award. In the event of a “change in control” of our company, as defined in the 2013 Stock Plan, any restrictions, deferral of settlement, and forfeiture conditions applicable to an award will not lapse, and any performance goals and conditions applicable to an award will not be deemed to have been met, as of the time of the change in control, unless either (i) we are the surviving entity in the change in control and the award does not continue to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control or (ii) the successor company does not assume or substitute for the applicable award, as determined in accordance with the terms of the 2013 Stock Plan. In the event of a change in control and either, (i) we are the surviving entity in the change in control and the award does not continue to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control or (ii) the successor company does not assume or substitute for the applicable award, as determined in accordance with the terms of the 2013 Stock Plan, the applicable award agreement may provide that any restrictions, deferral of settlement, and forfeiture conditions applicable to an award will lapse, and any performance goals and conditions applicable to an award shall be deemed to have been met, as of the time of the change in control. If the award continues to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control, or the successor company assumes or substitutes for the applicable Award, as determined in accordance with the 2013 Stock Plan, the applicable award agreement may provide that with respect to each award held by such participant at the time of the change in control, in the event a participant’s employment is terminated without “cause” by our company or any Related Entity or by such successor company or by the participant for “good reason,” as those terms are defined in the 2013 Stock Plan, within 24 months following such change in control, any restrictions, deferral of settlement, and forfeiture conditions applicable to each such award will lapse, and any performance goals and conditions applicable to each such award will be deemed to have been met, as of the date on which the participant’s employment is terminated.

Subject to any limitations contained in the 2013 Stock Plan, including those described above in the preceding paragraph, relating to the vesting of awards in the event of any merger, consolidation, or other reorganization in which we do not survive, or in the event of any “change in control,” the agreement relating to such transaction and/or the Committee may provide for (i) the continuation of the outstanding awards by us, if we are a surviving entity, (ii) the assumption or substitution for outstanding awards by the surviving entity or its parent or subsidiary pursuant to the provisions contained in the 2013 Stock Plan, (iii) full exercisability or vesting and accelerated expiration of the outstanding awards, or (iv) settlement of the value of the outstanding awards in cash or cash equivalents or other property followed by cancellation of such awards. The foregoing actions may be taken without the consent or agreement of a participant in the 2013 Stock Plan and without any requirement that all such participants be treated consistently.

Other Adjustments

The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards (i) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting our company, any Related Entity or any business unit, or the financial statements of our company or any Related Entity, (ii) in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations, or business conditions or (iii) in view of the Committee’s assessment of the business strategy of our company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a participant, and any other circumstances deemed relevant. However, the Committee may not make any adjustment described in this paragraph if doing so would cause any award granted under the 2013 Stock Plan to participants designated by the Committee as “covered employees” and intended to qualify as “performance-based compensation” under Section 162(m) of the Code to otherwise fail to qualify as “performance-based compensation.” In addition, without the approval of our stockholders, the Committee may not make any adjustment described in this paragraph if such adjustment would result in a Repricing.

Clawback of Benefits

We may (i) cause the cancellation of any award, and (ii) require reimbursement by a participant of any previously paid award or part of an award, and effect any other right of recoupment of equity or other compensation provided under the 2013 Stock Plan in accordance with any of our policies that currently exists or that may from time to time be adopted or modified in the future by us in order to comply with the applicable laws or exchange requirements, which we refer to each as a “clawback policy.” By accepting an award, a participant is also agreeing to be bound by any Clawback Policy that currently exists or may from time to time be adopted or modified in the future to comply with applicable laws or stock exchange requirements. By accepting an Award, a participant is further agreeing that all of the participant’s award agreements (and/or awards issued under the 2004 Plan) may be unilaterally amended by us, without the participant’s consent, to the extent required to comply with any Clawback Policy, adopted or modified in order to comply with applicable laws or exchange requirements.

Except as otherwise provided in any employment, consulting, or other agreement for the performance of services between the participant and our company or a Related Entity or any severance agreement or plan covering the participant, if the participant, without our consent, violates a non-competition, non-solicitation, or non-disclosure covenant or agreement, as determined by a court of competent jurisdiction, then any outstanding, vested or unvested, earned or unearned portion of the award may, at the Committee’s discretion, be canceled.

Amendment and Termination

The Board may amend, alter, suspend, discontinue, or terminate the 2013 Stock Plan or the Committee’s authority to grant awards without further stockholder approval, except that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted; provided that, except as otherwise permitted by the 2013 Stock Plan or an award agreement, without the consent of an affected participant, no such Board action may materially and adversely affect the rights of such participant under the terms of any previously granted and outstanding award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate any award theretofore granted and any award agreement relating thereto, except as otherwise provided in the 2013 Stock Plan; provided that, except as otherwise permitted by the 2013 Stock Plan or award agreement, without the consent of an affected participant, no such Committee or the Board action may materially and adversely affect the rights of such participant under terms of such award. The 2013 Stock Plan will terminate at the earliest of (i) such time as no shares of common stock remain available for issuance under the 2013 Stock Plan, (ii) termination of the 2013 Stock Plan by the Board, or (iii) the tenth anniversary of the effective date of the 2013 Stock Plan. Awards outstanding upon expiration of the 2013 Stock Plan will remain in effect until they have been exercised or terminated, or have expired. In no event will any ISO awards be granted under the 2013 Stock Plan after the tenth anniversary of the date on which the Board adopts the 2013 Stock Plan.

Federal Income Tax Consequences of Awards

The 2013 Stock Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options

An optionee generally is not taxable upon the grant of a nonqualified stock option granted under the 2013 Stock Plan. On exercise of a nonqualified stock option granted under the 2013 Stock Plan, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is an employee of our company or a Related Entity, that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his or her holding period for those shares will begin on that date.

If an optionee pays for shares of stock on exercise of an option by delivering shares of our stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, will be taxed on the exercise of the option in the manner described above as if he or she had paid the exercise price in cash. With respect to the number of shares issued to the optionee that is equal to the number of shares delivered by the optionee on exercise of the option, the optionee’s tax basis in those issued shares will be equal to his or her tax basis in the shares delivered, and his or her holding period for those shares will include his or her holding period for the shares delivered. With respect to the additional shares received on exercise of the option in excess of the number of shares delivered on exercise of the option, the optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his or her holding period for those shares will begin on that date.

We generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Incentive Stock Options

Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An optionee who exercises an ISO by delivering shares of stock acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents “pyramiding” of the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an

ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the 2013 Stock Plan (for example, if the recipient is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the stock award, equal to the excess, if any, of the fair market value of the stock on the date the stock award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the 2013 Stock Plan the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

We generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the recipient, provided that amount constitutes an ordinary and necessary business expense for us, is reasonable in amount, and is not precluded by the deduction limitations imposed by Section 162(m) of the Code, and either the recipient includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

RSUs, Performance Shares, and Performance Units

The recipient of a performance share, performance unit, or RSU that provides for the payment of cash or the delivery of shares at a future date, will not recognize taxable income at the time of grant. The recipient will generally recognize taxable income, and if the recipient is an employee, be subject to withholding for income and employment taxes, when the payment of cash or the delivery of shares is actually made.

We will generally be entitled to a corresponding deduction equal to the amount of income the recipient recognizes. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired pursuant to the performance share, performance unit or RSU awards will be the amount paid for such shares, if any, plus any ordinary income recognized when the stock is received. Upon the disposition of any such stock received, the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year from the date as of which he or she would be required to recognize any compensation income.

Stock Appreciation Rights

We may grant SARs separate from any other award, which we refer to as Stand-Alone SARs, or Tandem SARs, under the 2013 Stock Plan. Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

With respect to Stand-Alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

With respect to Tandem SARs, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the recipient will recognize ordinary income for Federal tax purposes measured by the excess of the then fair market value of the shares of stock over the exercise price.

In general, there will be no Federal income tax deduction allowed to us upon the grant or termination of Stand-Alone SARs or Tandem SARs. Upon the exercise of either a Stand-Alone SAR or a Tandem SAR, however, we generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Dividend Equivalents

Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value of the amount received. We generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.

Section 162(m) Limitations

Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1.0 million in any tax year. Compensation that qualifies as “performance based compensation” is excluded from the $1.0 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that awards granted to participants under the 2013 Stock Plan whom the Committee expects to be covered employees at the time a deduction arises in connection with such awards, may, if and to the extent so intended by the Committee, be granted in a manner that will qualify as such “performance-based compensation,” so that such awards would not be subject to the Section 162(m) of the Code deductibility cap of $1 million. However, the Committee may, in its discretion, grant awards that are not intended to be exempt from the deduction limitations imposed by Section 162(m) of the Code. In addition, future changes in Section 162(m) of the Code or the regulations thereunder may adversely affect our ability to ensure that awards under the 2013 Stock Plan will qualify as “performance-based compensation” that are fully deductible by us under Section 162(m) of the Code.

Section 409A of the Code

The 2013 Stock Plan is intended to comply with Section 409A of the Code to the extent that such section would apply to any award under the 2013 Stock Plan. Section 409A of the Code governs the taxation of deferred compensation. Any participant that is granted an award that is deemed to be deferred compensation, such as a grant of RSUs that does not qualify for an exemption from Section 409A of the Code, and does not comply with Section 409A of the Code, could be subject to taxation on the award as soon as the award is no longer subject to a substantial risk of forfeiture and an additional 20% tax (and a further additional tax based upon an amount of interest determined under Section 409A of the Code) on the value of the award.

The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change.

New Plan Benefits

A new plan benefits table for the 2013 Stock Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the 2013 Stock Plan if the 2013 Stock Plan was then in effect, as described in the federal proxy rules, are not provided because all awards made under the 2013 Stock Plan will be made at the Compensation Committee’s discretion. Therefore, the benefits and amounts that will be received or allocated under the 2013 Stock Plan are not determinable at this time.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE 2013 INCENTIVE STOCK PLAN.

PROPOSAL FOUR

APPROVAL OF THE SMITH & WESSON HOLDING CORPORATION

2013 162(m) INCENTIVE BONUS PLAN

We are seeking stockholder approval of the Smith & Wesson Holding Corporation 2013 162(m) Incentive Bonus Plan (the “2013 Bonus Plan”). The Board recommends a vote “FOR” the approval of the 2013 Bonus Plan.

Background

On August 5, 2013, our Board adopted the 2013 Bonus Plan, subject to approval by our stockholders. If approved, the 2013 Bonus Plan (described in detail below) will become effective as of the date of approval by our stockholders. As of the date of this proxy statement, no awards have been granted under the 2013 Bonus Plan.

Rationale for the adoption of the 2013 Bonus Plan

We are seeking stockholder approval of the 2013 Bonus Plan so that certain incentive compensation may qualify as “performance-based compensation” under Section 162(m) of the Code. By approving the 2013 Bonus Plan, the stockholders will be specifically approving, among other things, the following:

•	The eligibility requirements for participation in the 2013 Bonus Plan;

•

The maximum dollar amount that a participant may receive under the 2013 Bonus Plan in any performance period, which is $5.0 million with respect to any 12-month performance period (not prorated for any performance period that is less than 12 months), and with respect to any performance period that is more than 12 months, $5.0 million multiplied by the number of full or partial 12 month periods that are in the performance period; and

•	The performance criteria that may be used by the Compensation Committee of our Board (the “Committee”) to establish the performance goals applicable to awards under the 2013 Bonus Plan.

Please note that interpretations of and changes in applicable tax laws and regulations as well as other factors can affect deductibility of compensation and there can be no assurance that compensation paid to our executive officers who are covered by Section 162(m) of the Code will be treated as “performance-based compensation.” In addition, the Committee reserves the right to use its judgment to authorize compensation payments that do not qualify as “performance-based compensation” when the Committee believes that such payments are appropriate and in the best interests of our company.

If stockholders fail to approve the proposal, the 2013 Bonus Plan will not become effective.

Description of the 2013 Bonus Plan

A copy of the 2013 Bonus Plan is attached hereto as Appendix B and is hereby incorporated into this proxy statement by reference. The following summary of key provisions of the 2013 Bonus Plan, as well as the other summaries and descriptions relating to the 2013 Bonus Plan contained elsewhere in this Proposal, are each qualified in their entirety by reference to the full text of the 2013 Bonus Plan.

Purpose

The purpose of the 2013 Bonus Plan is to assist us in attracting, motivating, and retaining employees of our company and our subsidiaries and other designated affiliates, which we refer to as “Related Entities,” who have significant responsibility for the growth and long-term success of our company by providing both annual and long-term incentive compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

Administration

The 2013 Bonus Plan is administered by the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof consisting of two or more directors, each of whom is an “outside director” within the meaning of Section 162(m) of the Code and thus qualified to administer the 2013 Bonus Plan under the requirements of Section 162(m). Subject to the limitations set forth in the 2013 Bonus Plan, the Committee has the authority to determine the eligible employees to whom, and the time or times at which, awards may be granted, determine the performance period, determine the performance criteria and goals and all other terms of the awards, interpret the 2013 Bonus Plan, make all factual determinations under the 2013 Bonus Plan, and make all other determinations necessary or advisable for the administration of the 2013 Bonus Plan. The Committee’s determinations under the 2013 Bonus Plan need not be uniform and may be made by the Committee selectively among participants and eligible employees, whether or not such persons are similarly situated. The Committee will, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations, and actions under the 2013 Bonus Plan, including the recommendations or advice of any officer or employee of our company or such attorneys, consultants, accountants or other advisors as it may select. The Committee may prescribe, amend, and rescind rules and regulations relating to the 2013 Bonus Plan. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

The Committee may delegate, to any appropriate officer or employee of our company, responsibility for certain ministerial functions (but not the exercise of discretion) under the 2013 Bonus Plan to the extent that such delegation will not cause awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code to fail to so qualify.

Eligibility

Awards under the 2013 Bonus Plan may be granted to any executive officer of our company and any employee of our company or any Related Entity who is or, in the opinion of the Committee, may become a “covered employee” within the meaning of Section 162(m). The term “covered employee” means our Chief Executive Officer and each other person whose compensation is required to be disclosed in our filings with the SEC by reason of that person being among the three highest compensated officers (other than our principal financial officer) as of the end of a taxable year.

Awards

The Committee may grant awards under the 2013 Bonus Plan with respect to one or more performance periods. Performance periods may run consecutively and/or concurrently, as determined by the Committee. Before the 90th day of the performance period (or, if the performance period is less than one year, no later than the number of days which is equal to 25% of such performance period) or any later date described in Treasury Regulations under Section 162(m) of the Code, the Committee will determine the duration of the performance period, the performance criteria, the applicable performance goals relating to the performance criteria, and the amount and terms of payment to be made upon achievement of the performance goals. Payment of awards under the 2013 Bonus Plan is contingent upon the achievement of performance goals with respect to the applicable performance period.

Performance Criteria

The criteria upon which performance goals may be based will be one or any combination of the following for our company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of our company and/or a Related Entity (except with respect to the total stockholder return and earnings per share criteria): (1) earnings per share; (2) revenues or margins; (3) cash flow (including operating cash flow, free cash flow, discounted return on investment, and cash flow in excess of cost of capital); (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before all or some of the following items: interest, taxes, depreciation, amortization, stock-based compensation, ASC 718 expense, or any extraordinary or special items; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of our company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and/or (18) the fair market value of a share of common stock.

Performance Goals

For purposes of awards granted under the 2013 Bonus Plan, the performance goals are the levels of achievement relating to the performance criteria selected by the Committee for an award. The performance goals must be written and must be expressed as an objective formula or standard that precludes discretion to increase the amount of compensation payable that would otherwise be due upon attainment of a specific goal. The performance goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index, the IXIC, the RUT, or a group of companies that are comparable to our company. The Performance Goals need not be the same for all participants.

In determining the achievement of the performance goals, unless otherwise specified by the Committee at the time the performance goals are set, the Committee will exclude the impact of (i) restructurings, discontinued operations, and extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges, (ii) changes in accounting standards required by generally accepted accounting principles; or (iii) such other exclusions or adjustments as the Committee specifies at the time the award is granted.

Further, the Committee will have the right, in its discretion, to reduce or eliminate the amount otherwise payable to any participant under an award and to establish rules or procedures that have the effect of limiting the amount payable to any participant to an amount that is less than the amount that is otherwise payable under an award. In determining the amount of any downward adjustment, the Committee may give consideration to the contribution made by the participant to achievement of our established objectives and such other matters as it deems relevant in exercising such discretion. The Committee will not have discretion to increase the amount that is otherwise payable to any participant under an award.

Payment of Awards

Following the conclusion of the performance period, the Committee will certify in writing whether the applicable performance goals have been achieved. Upon certification of the performance goals for an award, the Committee will determine the amount of payment to the participant pursuant to the award, if any. Except as otherwise provided under “Change in Control” below, all payments under the 2013 Bonus Plan must be paid after the end of the applicable performance period but no later than 2  1/2 months after the applicable performance period ends. All awards are paid in cash.

In the event of the termination of employment of a participant with our company or a Related Entity before the payment of an award, the award will be forfeited and automatically be cancelled without further action of our company or the Committee, subject to such conditions as may be approved by the Committee for termination of employment under certain circumstances, such as death or disability, if approved by the Committee in its sole discretion, or as otherwise provided in any employment agreement between the participant and our company or a Related Entity or any severance agreement or plan covering the participant.

Change in Control

The performance goals applicable to any outstanding award will not be treated as having been met as of the date of a “change in control,” as defined in our 2013 Stock Incentive Plan, if either, (i) we are the surviving entity in the change in control and the outstanding award continues to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control, or (ii) the successor company assumes the applicable award. The Committee may, in its discretion at the time the award is made or at such later time, deem the performance goals applicable to any outstanding award as having been met as of the date a change in control becomes effective, if either (i) we are the surviving entity in the change in control and the outstanding award does not continue to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control, or (ii) the successor company does not assume the applicable award. The payment of the award will be made at the time specified above, without regard to whether the Committee deems the performance goals applicable to any outstanding award as having been met as of the date of a change in control; provided however, that if permitted under Section 409A of the Code, payment of the award for which the performance goals are deemed as having been met as of the date of a change in control will be made within ten days following the change in control.

Award Limitation

The maximum amount of cash that may be payable to any one participant is $5.0 million with respect to any 12 month performance period (not prorated for any performance period that is less than 12 months), and (ii) with respect to any performance period that is more than 12 months, $5.0 million multiplied by the number of full or partial 12 month periods that are in the performance period.

Clawback of Benefits

We may (i) cause the cancellation of any award, and (ii) require reimbursement by a participant of any previously paid award or part of an award and effect any other right of recoupment of compensation provided under the 2013 Bonus Plan in accordance with any of our policies (each, a “Clawback Policy”) that currently exist or that may from time to time be adopted or modified in the future by us in order to comply with applicable laws or stock exchange requirements. By accepting an award, a participant is also agreeing to be bound by any Clawback Policy that currently exists or may from time to time be adopted or modified in the future by us in order to comply with applicable laws or stock exchange requirements. By accepting an award, a participant is further agreeing that all of the participant’s awards may be unilaterally amended by us, without the participant’s consent, to comply with any Clawback Policy adopted or modified in order to comply with applicable laws or stock exchange requirements.

Except as otherwise provided in any employment agreement between the participant and our company or a Related Entity or any severance agreement or plan covering the participant, if the participant, without our consent, violates a non-competition, non-solicitation, or non-disclosure covenant or agreement, as determined by a court of competent jurisdiction, then any outstanding earned or unearned portion of the award may, at the Committee’s discretion, be canceled.

Tax Withholding

Any payment under the 2013 Bonus Plan will be subject to applicable federal, state, or local income and employment taxes and any other amounts we are required by law to deduct and withhold from such payment.

Amendment and Termination

The Board may amend, suspend, or terminate the 2013 Bonus Plan at any time. However, except as otherwise provided in the 2013 Bonus Plan, no such amendment, suspension, or termination may adversely affect the rights of any participant with respect to awards then outstanding. Notwithstanding the foregoing, no amendment will be effective without stockholder approval if such approval is required to satisfy the requirements of Section 162(m) of the Code.

Federal Income Tax Consequences of Awards

The 2013 Bonus Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

The recipient of an award under the 2013 Bonus Plan will generally recognize ordinary compensation income at the time of payment. We generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize as a result of the award payment, provided that the deduction is not otherwise disallowed under the Code.

Section 162(m) Limitations

Section 162(m) of the Code, generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1.0 million in any tax year. Compensation that qualifies as “performance based compensation” is excluded from the $1.0 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that awards granted to participants under the 2013 Bonus Plan will be granted in a manner that should qualify such awards as “performance-based compensation,” so that such awards would not be subject to the Section 162(m) of the Code deductibility cap of $1.0 million. However, future changes in Section 162(m) of the Code or the regulations thereunder, future changes in the interpretations of Section 162(m) of the Code or the treasury regulations thereunder and other factors, including those beyond the control of the Committee, may adversely affect our ability to ensure that awards under the 2013 Bonus Plan will qualify as “performance-based compensation” that are fully deductible by us under Section 162(m) of the Code. We do not make any representation to any participant or other person that any award granted under the 2013 Bonus Plan will qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. If and to the extent any award is granted under the 2013 Bonus Plan that does not qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, such award shall remain a valid grant under the 2013 Bonus Plan and no participant or other person will have any remedy or recourse against the Committee, us or any Related Entity on account of any award granted under the 2013 Bonus Plan that does not qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change.

New Plan Benefits

A new plan benefits table for the 2013 Bonus Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the 2013 Bonus Plan if the 2013 Bonus Plan was then in effect, as described in the federal proxy rules, are not provided because all awards made under the 2013 Bonus Plan will be made at the Compensation Committee’s discretion. Therefore, the benefits and amounts that will be received or allocated under the 2013 Bonus Plan are not determinable at this time.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE 2013 162(m) INCENTIVE BONUS PLAN.

PROPOSAL FIVE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The firm of BDO USA, LLP, an independent registered public accounting firm, has audited the financial statements of our company for the fiscal years ended April 30, 2011, 2012, and 2013. Our Audit Committee has appointed BDO USA, LLP to audit the consolidated financial statements of our company for the fiscal year ending April 30, 2014 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of BDO USA, LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Audit Committee has considered whether the provision of non-audit services by our independent registered public accountant is compatible with maintaining their independence.

Audit Fees and Audit-Related Fees

The aggregate fees billed to our company by BDO USA, LLP for the fiscal years ended April 30, 2012 and 2013 are as follows:

	2012	2013
Audit Fees	$1,082,011	$832,733
Audit-Related Fees	–	–
Tax Fees	–	–
All Other Fees	–	–

Total	$1,082,011	$832,733

Audit services for fiscal 2013 consisted of the audit of our consolidated financial statements, the audit of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, and the review of our quarterly financial statements. Audit services for fiscal 2012 consisted of the audit of our consolidated financial statements, the audit of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, the review of our quarterly financial statements, and work related to the filing of a Form S-8 for shares issuable in connection with our 2011 Employee Stock Purchase Plan.

Audit Committee Pre-Approval Policies

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accountant. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accountant, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate the pre-approval of services to be performed by the independent registered public accountant to management.

Our Audit Committee requires that the independent registered public accountant, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by BDO USA, LLP described above under the caption “Audit-Related Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF OUR COMPANY FOR THE FISCAL YEAR ENDING APRIL 30, 2014.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholder proposals that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending April 30, 2014 must be received by us within the time periods described below in order to be included in the proxy statement and form of proxy relating to such meeting. Under our bylaws, stockholders must follow certain procedures to nominate persons for election as a director or to introduce an item of business at an annual meeting of stockholders. To be timely under these procedures, notice of such nomination or business related to our 2014 Annual Meeting of Stockholders must comply with the requirements in our bylaws and must be received by us (a) no earlier than June 25, 2014 and no later than July 25, 2014; or (b) if our 2014 Annual Meeting of Stockholders is held before August 24, 2014 or after November 22, 2014, no earlier than 90 days in advance of such annual meeting and no later than the close of business on the later of (i) 60 days prior to such annual meeting or (ii) the 10th day following the date on which public announcement of the date of such annual meeting is first made in order to be considered at such meeting, or no later than April 14, 2014 in order to be included in the proxy statement and form of proxy relating to such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy statement and annual report and would like to participate in our householding program, please contact Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our proxy statement and annual report, please contact Broadridge as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the shares they represent as our Board of Directors may recommend.

Dated: August 12, 2013

APPENDIX A

SMITH & WESSON HOLDING CORPORATION

2013 INCENTIVE STOCK PLAN

SMITH & WESSON HOLDING CORPORATION

2013 INCENTIVE STOCK PLAN

1.	Purpose	A-3
2.	Definitions	A-3
3.	Administration.	A-7
4.	Shares Subject to Plan.	A-8
5.	Eligibility; Per-Person Award Limitations.	A-9
6.	Specific Terms of Awards.	A-10

7.	Certain Provisions Applicable to Awards.	A-15
8.	Code Section 162(m) Provisions.	A-17
9.	Change in Control.	A-18
10.	General Provisions.	A-19

SMITH & WESSON HOLDING CORPORATION

2013 INCENTIVE STOCK PLAN

1.             Purpose.    The purpose of this SMITH & WESSON HOLDING CORPORATION 2013 INCENTIVE STOCK PLAN (the “Plan”) is to assist SMITH & WESSON HOLDING CORPORATION, a Nevada corporation (the “Company”) and its Related Entities (as hereinafter defined) in attracting, motivating, retaining (including through designated retention awards), and rewarding high-quality executives, employees, officers, directors, and individual consultants who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.

2.             Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof and elsewhere herein.

(a)             “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Share granted as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-Based Award, or Performance Award, together with any other right or interest relating to Shares or cash, granted to a Participant under the Plan.

(b)             “Award Agreement” means any written agreement, contract, or other instrument or document evidencing any Award granted by the Committee hereunder.

(c)             “Beneficiary” means the person, persons, trust, or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(d)             “Board” means the Company’s Board of Directors.

(e)             “Cause” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause,” “good cause,” or “for cause” set forth in any employment, consulting or other agreement for the performance of services between the Participant and the Company or a Related Entity or any severance agreement or plan covering the Participant. In the absence of any such agreement or plan or any such definition in such agreement or plan, such term shall mean (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity, (ii) any violation or breach by the Participant of his or her employment, consulting, or other similar agreement with the Company or a Related Entity, if any, (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure, and/or other similar agreement with the Company or a Related Entity, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or a Related Entity, (v) use of alcohol, drugs, or other similar substances in a manner that adversely affects the Participant’s work performance, or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(f)        “Change in Control” means a Change in Control as defined in Section 9(b) of the Plan.

(g)           “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(h)           “Committee” means the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee under this Plan; provided, however, that if the Board fails to designate a Compensation Committee or if there are no longer any members on the Compensation Committee so designated by the Board, or for any other reason determined by the Board, then the Board shall serve as the Committee. While it is intended that the Committee shall consist of at least two directors, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) “Independent”, the failure of the Committee to be so comprised shall not invalidate any Award that otherwise satisfies the terms of the Plan.

(i)           “Consultant” means any consultant or advisor who is a natural person and who provides services to the Company or any Related Entity, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities and (iii) otherwise qualifies as a de facto employee or consultant under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

(j)           “Continuous Service” means the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, or Consultant. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(k)           “Covered Employee” means the Person who, as of the end of the taxable year, either is the principal executive officer of the Company or is serving as the acting principal executive officer of the Company, and each other Person whose compensation is required to be disclosed in the Company’s filings with the Securities and Exchange Commission by reason of that person being among the three highest compensated officers (other than the chief financial officer) of the Company as of the end of a taxable year, or such other person as shall be considered a “covered employee” for purposes of Section 162(m) of the Code.

(l)           “Director” means a member of the Board or the board of directors of any Related Entity.

(m)           “Disability” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, and in the case of any Option that is an Incentive Stock Option, if and to the extent required in order for the Option to satisfy the requirements of Section 422 of the Code, “disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

(n)           “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(o)           “Effective Date” means the effective date of the Plan, which shall be the Stockholder Approval Date.

(p)           “Eligible Person” means each officer, Director, Employee, or Consultant who is a natural person providing bona fide services to the Company or any Related Entity and whose services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for Shares. The foregoing notwithstanding, only Employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may, in the discretion of the Committee, be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(q)           “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(r)           “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(s)           “Fair Market Value” means the fair market value of Shares, Awards, or other property as determined by the Committee, or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any given date shall be the closing sale price per Share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Shares are traded on the date as of which such value is being determined (or as of such later measurement date as determined by the Committee on the date the Award is authorized by the Committee), or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(t)           “Good Reason” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Good Reason” shall have the equivalent meaning or the same meaning as “good reason,” “Adverse Change in Control Effect,” or “for good reason,” as applicable, set forth in any employment, consulting or other agreement for the performance of services between the Participant and the Company or a Related Entity or any severance agreement or plan covering the Participant. In the absence of any such agreement or plan or any such definition in such agreement or plan, such term shall mean the uncured occurrence of any of the following events without the Participant’s written consent: (i) the Company in any material respect reduces the Participant’s duties, authority, or base compensation, or (ii) the Participant is required to relocate more than 50 miles from the Participant’s then current geographic location at which the Participant performs services for the Company or a Related Entity. For purposes of this Plan, Good Reason shall be deemed to exist only if the Company or a Related Entity does not cure the circumstances giving rise to the Good Reason within sixty (60) days from the date the Participant delivers a written notice describing the circumstances giving rise to the Good Reason. Such notice must be received by the Company or its successor within thirty (30) days of the date on which the Participant becomes aware of the occurrence of such condition.

(u)           “Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(v)           “Independent”, when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the Listing Market.

(w)           “Listing Market” means the Nasdaq Stock Market or any other national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq Stock Market.

(x)           “Option” means a right granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

(y)           “Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(z)           “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(i) hereof.

(aa)           “Outside Director” means any Director who is not also an Employee.

(bb)           “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(cc)           “Performance Award” means any Award of Performance Shares or Performance Units granted pursuant to Section 6(h) hereof.

(dd)           “Performance Period” means that period established by the Committee at the time any Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(ee)           “Performance Share” means any grant pursuant to Section 6(h) hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(ff)           “Performance Unit” means any grant pursuant to Section 6(h) hereof of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(gg)           “Prior Plan” means the Smith & Wesson Holding Corporation 2004 Incentive Stock Plan, as amended and restated September 18, 2006.

(hh)           “Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company, or other entity designated by the Board, in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(ii)           “Restricted Stock” means any Share issued with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(jj)           “Restricted Stock Award” means an Award granted to a Participant under Section 6(d) hereof.

(kk)           “Restricted Stock Unit” means a right to receive Shares, including Restricted Stock, cash measured based upon the value of Shares, or a combination thereof, at the end of a specified deferral period.

(ll)           “Restricted Stock Unit Award” means an Award of Restricted Stock Units granted to a Participant under Section 6(e) hereof.

(mm)           “Restriction Period” means the period of time specified by the Committee that Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose.

(nn)           “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(oo)           “Shares” means the shares of common stock of the Company, par value $0.001 per share, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 10(c) hereof.

(pp)           “Stock Appreciation Right” means a right granted to a Participant under Section 6(c) hereof.

(qq)           “Stockholder Approval Date” means the date on which this Plan is approved by stockholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Sections 162(m) and 422 of the Code, Rule 16b-3 under the Exchange Act, and applicable requirements under the rules of the Listing Market.

(rr)           “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution, or any other corporation or other entity that is an affiliate, as that term is defined in Rule 405 of under the Securities Act of 1933, controlled by the Company directly or indirectly through one or more intermediaries; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

(ss)           “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted by a company, or the right or obligation to make future Awards by a company where such company is (i) acquired by the Company or any Related Entity, (ii) which becomes a Related Entity after the date hereof, or (iii) with which the Company or any Related Entity combines.

3.             Administration.

(a)           Authority of the Committee. The Plan shall be administered by the Committee, except to the extent (and subject to the limitations imposed by Section 3(b) hereof) the Board elects to administer the Plan, in which case the Plan shall be administered by only those members of the Board who are Independent members of the Board, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions, or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of any other Eligible Persons or Participants.

(b)           Manner of Exercise of Committee Authority.  The Committee, and not the Board, shall exercise sole and exclusive discretion (i) on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act, (ii) with respect to any Award that is intended to qualify as “performance-based compensation” under Section 162(m), to the extent necessary in order for such Award to so qualify; and (iii) with respect to any Award to an Independent Director. Any action of the Committee shall be final, conclusive, and binding on all persons, including the Company, its Related Entities, Eligible Persons, Participants, Beneficiaries, transferees under Section 10(b) hereof, or other persons claiming rights from or through a Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

(c)           Limitation of Liability.  The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants, or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.           Shares Subject to Plan.

(a)           Limitation on Overall Number of Shares Available for Delivery Under Plan.  Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for delivery under the Plan shall be equal to 3,000,000, plus any Shares reserved and remaining available for grant and delivery under the Prior Plan on the Stockholder Approval Date. Any Shares that are subject to an Award shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b)           Availability of Shares Not Delivered under Awards and Adjustments to Limits.

(i)           If any Shares subject to (A) any Award, or after the Stockholder Approval Date, Shares subject to any awards granted under the Prior Plan, are forfeited, expire or otherwise terminate without issuance of such Shares, or (B) any Award, or after the Stockholder Approval Date, Shares subject to any award granted under the Prior Plan, that could have been settled with Shares is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares to which those Awards or awards under the Prior Plan were subject, shall, to the extent of such forfeiture, expiration, termination, cash settlement, or non-issuance, again be available for delivery with respect to Awards under the Plan, subject to Section 4(b)(iv) below.

(ii)           In the event that any withholding tax liabilities arising from any Award, or after the Stockholder Approval Date, any award granted under the Prior Plan, are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then only the number of Shares issued net of the Shares tendered or withheld shall be counted for purposes of determining the maximum number of Shares available for grant under the Plan.

(iii)           Substitute Awards shall not reduce the Shares authorized for delivery under the Plan or authorized for delivery to a Participant in any period. Additionally, in the event that a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan; provided, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(iv)           Any Share that again becomes available for delivery pursuant to this Section 4(b) shall be added back as one (1) Share.

(v)           Notwithstanding anything in this Section 4(b) to the contrary but subject to adjustment as provided in Section 10(c) hereof, the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of the Incentive Stock Options shall be 5,000,000 Shares. In no event shall any Incentive Stock Options be granted under the Plan after the tenth anniversary of the date on which the Board adopts the Plan.

(vi)           Notwithstanding anything in this Section 4(b) to the contrary, Shares reacquired by the Company on the open market using the cash actually received by the Company for the exercise price in connection with the exercise of an Option Award or an option award granted under the Prior Plan that is exercised after the Stockholder Approval Date shall not be available for delivery with respect to Awards under the Plan.

(vii)           Upon the exercise of a Stock Appreciation Right, the number of Shares counted against the Shares available under the Plan shall be the full number of Shares subject to the Stock Appreciation Right multiplied by the percentage of the Stock Appreciation Right actually exercised, regardless of the number of Shares actually used to settle such Stock Appreciation Right upon exercise.

(c)           No Further Awards Under Prior Plan.  In light of the adoption of this Plan, no further awards shall be made under the Prior Plan after the Stockholder Approval Date.

5.           Eligibility; Per-Person Award Limitations.

(a)           Awards may be granted under the Plan only to Eligible Persons. Subject to adjustment as provided in Section 10(c), in any fiscal year of the Company during any part of which the Plan is in effect, no Participant may be granted (i) Options and/or Stock Appreciation Rights with respect to more than 3,000,000 Shares or (ii) Restricted Stock, Restricted Stock Units, Performance Awards and/or Other Stock-Based Awards that are subject to Section 8 hereof that may be settled by the issuance of more than 3,000,000 Shares. The maximum amount of cash and the Fair Market Value of property other than Shares that may be payable to any one Participant in settlement of any Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards, and/or Other Stock-Based Awards that are subject to Section 8 hereof, is (x) $5,000,000 with respect to any 12 month Performance Period (not prorated for any performance period that is less than 12 months), and (y) with respect to any Performance Period that is more than 12 months, $5,000,000 multiplied by the number of full or partial 12 month periods that are in the Performance Period. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any continuing Outside Director during any fiscal year of the Company shall not exceed $100,000; provided, however, the aggregate grant date fair value

(computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any new Outside Director for the first fiscal year of the Company in which he or she becomes an Outside Director shall not exceed $200,000.

6.           Specific Terms of Awards.

(a)           General.  Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(f)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. Except as otherwise expressly provided herein, the Committee shall retain full power and discretion to accelerate, waive, or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the law of the Company’s incorporation, no consideration other than services may be required for the grant (as opposed to the exercise) of any Award.

(b)           Options.  The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i)           Exercise Price.  Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted. Other than pursuant to Section 10(c)(i) and (ii) of this Plan, the Committee shall not be permitted to (A) lower the exercise price per Share of an Option after it is granted, (B) cancel an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award, (C) cancel an outstanding Option in exchange for an Option with an exercise price that is less than the exercise price of the original Options, or (D) take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without approval of the Company’s stockholders.

(ii)           Time and Method of Exercise.  The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method by which notice of exercise is to be given and the form of exercise notice to be used, the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Award), other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of the Sarbanes-Oxley Act of 2002, as amended, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants or Beneficiaries.

(iii)           Form of Settlement. The Committee may, in its sole discretion, provide that the Shares to be issued upon exercise of an Option shall be in the form of Restricted Stock or other similar securities.

(iv)           Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A)           the Option shall not be exercisable more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant;

(B)           the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000; and

(C)           if shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the date the Incentive Stock Option is granted or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

(v)           Term.  The term of each Option shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code).

(c)           Stock Appreciation Rights.  The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, including the following:

(i)           Right to Payment.  A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Other than pursuant to Section 10(c)(i) and (ii) of this Plan, the Committee shall not be permitted to (A) lower the grant price per Share of a Stock Appreciation Right after it is granted, (B) cancel a Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award, (C) cancel an outstanding Stock Appreciation Right in exchange for a Stock Appreciation Right with a grant price that is less than the grant price of the original Stock Appreciation Right, or (D) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without stockholder approval.

(ii)           Other Terms.  The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

(iii)           Tandem Stock Appreciation Rights.  Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

(iv)           Term.  The term of each Stock Appreciation Right shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Stock Appreciation Right exceed a period of ten years.

(d)           Restricted Stock Awards.  The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

(i)           Grant and Restrictions.  Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan during the Restriction Period. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement, which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the period that the Restricted Stock Award is subject to a risk of forfeiture, subject to Section 10(b) below and except as otherwise provided in the Award Agreement, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined, or otherwise encumbered by the Participant or Beneficiary.

(ii)           Forfeiture.  Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that the Committee may provide, by resolution or other action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii)           Certificates for Stock.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)           Dividends and Splits.  As a condition to the grant of a Restricted Stock Award, the Committee may require or permit a Participant to elect that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan, in each case in a manner that does not violate the requirements of Section 409A of the Code. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed. Except as otherwise provided in any Award Agreement, (A) dividends or other distributions payable with respect to a Restricted Stock Award shall be paid on the date or dates the Shares subject to the Restricted Stock Award to which such dividends or other distributions relate, become vested and transferable, with such dividends or other distributions to be accumulated, without interest, by the Company (the “Accumulated Dividends”), (B) all Accumulated Dividends payable with respect to a Restricted Stock Award shall be paid in cash, and (C) any Accumulated Dividends with respect to a Restricted Stock Award shall be forfeited and all rights of the Participant to such Accumulated Dividends shall terminate, without further obligation on the part of the Company, unless the Shares subject to the Restricted Stock Award to which such Accumulated Dividends relate become vested pursuant to the terms of the Restricted Stock Award and this Plan. Notwithstanding the provisions of this Section 6(d)(iv), cash dividends, stock and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award that vests based on achievement of performance goals shall either (x) not be paid or credited or (y) be accumulated, shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock with respect to which such cash, stock or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.

(e)           Restricted Stock Unit Award.  The Committee is authorized to grant Restricted Stock Unit Awards to any Eligible Person on the following terms and conditions:

(i)           Award and Restrictions.  Satisfaction of a Restricted Stock Unit Award shall occur upon expiration of the deferral period specified for such Restricted Stock Unit Award by the Committee (or, if permitted by the Committee, as elected by the Participant in a manner that does not violate the requirements of Section 409A of the Code). In addition, a Restricted Stock Unit Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at other specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. A Restricted Stock Unit Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Restricted Stock Unit Award, a Restricted Stock Unit Award carries no voting or dividend or other rights associated with Share ownership. Prior to satisfaction of a Restricted Stock Unit Award, except as otherwise provided in an Award Agreement and as permitted under Section 409A of the Code, a Restricted Stock Unit Award may not be sold, transferred, pledged, hypothecated, margined, or otherwise encumbered by the Participant or any Beneficiary.

(ii)           Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Unit Award), the Participant’s Restricted Stock Unit Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Restricted Stock Unit Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Restricted Stock Unit Award.

(iii)           Dividend Equivalents.  Unless otherwise determined by the Committee at the date of grant, any Dividend Equivalents that are granted with respect to any Restricted Stock Unit Award shall be subject to the following terms and conditions: (A) Dividend Equivalents payable with respect to a Restricted Stock Unit Award shall be paid on the date or dates the portion of the Restricted Stock Unit Award to which such Dividend Equivalents relates, is satisfied under Section 6(e)(i), with such Dividend Equivalents to be accumulated, without interest, by the Company (the “Accumulated Dividend Equivalents”), (B) all Accumulated Dividend Equivalents payable with respect to a Restricted Stock Unit Award shall be paid in cash, and (C) any Accumulated Dividend Equivalents with respect to a Restricted Stock Unit Award shall be forfeited and all rights of the Participant to such Accumulated Dividend Equivalents shall terminate, without further obligation on the part of the Company, unless the portion of the Restricted Stock Unit Award to which such Accumulated Dividend Equivalents relate become vested pursuant to the terms of the Restricted Stock Unit Award and this Plan. Notwithstanding the foregoing, the applicable Award Agreement may specify whether any Dividend Equivalents shall be (x) paid at the dividend payment date, deferred or deferred at the election of the Participant, or (y) converted to additional Restricted Stock Units that shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock Unit Award with respect to which such Dividend Equivalents have been credited. If the Participant may elect to defer the Dividend Equivalents, such election shall be made within 30 days after the grant date of the Restricted Stock Unit Award, but in no event later than 12 months before the first date on which any portion of such Restricted Stock Unit Award vests (or at such other times prescribed by the Committee as shall not result in a violation of Section 409A of the Code). Notwithstanding the provisions of this Section 6(e)(iii), Dividend Equivalents credited in connection with a Restricted Stock Unit Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock Unit Award with respect to which such Dividend Equivalents have been credited.

(f)           Bonus Stock and Awards in Lieu of Obligations.  The Committee is authorized to grant Shares to any Eligible Person as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

(g)           Dividend Equivalents.  The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments, in connection with another Award, other than Option or Stock Appreciation Right Awards. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. Notwithstanding the foregoing, Dividend Equivalents credited in connection with an Award, other than an Option or Stock Appreciation Right Award, that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited.

(h)           Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee, subject to the provisions of Section 8 if and to the extent that the Committee shall, in its sole discretion, determine that an Award shall be subject to those provisions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as provided in Section 9 or as may be provided in an Award Agreement, Performance Awards shall be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 8(b), or any other criteria that the Committee, in its sole discretion, shall determine should be used for that purpose. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis, in each case in a manner that does not violate the requirements of Section 409A of the Code. Dividend Equivalents credited in connection with a Performance Award shall be subject to restrictions and risk of forfeiture to the same extent as the Performance Award with respect to which such Dividend Equivalents have been credited.

(i)           Other Stock-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration (including without limitation loans from the Company or a Related Entity provided that such loans are not in violation of the Sarbanes Oxley Act of 2002, as amended, or any rule or regulation adopted thereunder or any other applicable law), paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine. Dividend Equivalents credited in connection with Other Stock-Based Awards that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Other Stock-Based Awards with respect to which such Dividend Equivalents have been credited.

7.           Certain Provisions Applicable to Awards.

(a)           Stand-Alone, Additional, Tandem, and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Committee, be granted either alone (except for Dividend Equivalent Awards) or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, Restricted Stock or Restricted Stock Units), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Shares minus the value of the cash compensation surrendered, provided that any such determination to grant an Award in lieu of cash compensation must be made in a manner intended to comply with Section 409A of the Code.

(b)           Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code); and provided further that if an option is granted in substitution for another option, the term of the substituted option shall not exceed the term of the original option.

(c)          Form and Timing of Payment Under Awards; Deferrals.  Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Any installment or deferral provided for in the preceding sentence shall, however, subject to the terms of the Plan, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended, the rules and regulations adopted by the Securities and Exchange Commission thereunder, and all applicable rules of the Listing Market. Subject to Sections 7(e) and 9(a) hereof, the settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the sole discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Any such settlement shall be at a value determined by the Committee in its sole discretion, which, without limitation, may in the case of an Option or Stock Appreciation Right be limited to the amount if any by which the Fair Market Value of a Share on the settlement date exceeds the exercise or grant price. Installment or deferred payments may be required by the Committee (subject to Section 7(e) of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. The acceleration of the settlement of any Award, and the payment of any Award in installments or on an deferred basis, all shall be done all in a manner that is intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. The Committee may, without limitation, make provision for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(d)          Exemptions from Section 16(b) Liability.  It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

(e)          Code Section 409A.

(i)           The Award Agreement for any Award that the Committee reasonably determines to constitute a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), and the provisions of the Section 409A Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

(ii)           If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(A)           Payments under the Section 409A Plan may be made only upon (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the

Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (z) the occurrence of an “unforeseeble emergency”;

(B)           The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(C)           Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(D)           In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

(iii)         Notwithstanding the foregoing, or any provision of this Plan or any Award Agreement, the Company does not make any representation to any Participant or Beneficiary that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of, Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

8.           Code Section 162(m) Provisions.

(a)          Covered Employees. The provisions of this Section 8 shall be applicable to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award, or Other Stock-Based Award if it is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee and is intended to qualify as “performance-based compensation” that is exempt from the deduction limitations imposed under Section 162(m) of the Code.

(b)          Performance Criteria. If an Award is subject to this Section 8, then the payment or distribution thereof or the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards: (1) earnings per share; (2) revenues or margins; (3) cash flow (including operating cash flow, free cash flow, discounted return on investment, and cash flow in excess of cost of capital); (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution;

(8) net income; pretax earnings; earnings before all or some of the following items: interest, taxes, depreciation, amortization, stock-based compensation, ASC 718 expense, or any extraordinary or special items; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and/or (18) the Fair Market Value of a Share. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index, the Nasdaq Composite Index, the Russell 2000 Index, or another group of companies that are comparable to the Company. In determining the achievement of the performance goals, unless otherwise specified by the Committee at the time the performance goals are set, the Committee shall exclude the impact of (i) restructurings, discontinued operations, and extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges, (ii) change in accounting standards required by generally accepted accounting principles; or (iii) such other exclusions or adjustments as the Committee specifies at the time the Award is granted.

(c)           Performance Period; Timing For Establishing Performance Goals.    Achievement of performance goals in respect of Awards subject to this Section 8 shall be measured over a Performance Period no longer than five years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to Awards subject to this Section 8, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(d)           Adjustments.    The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 8, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 8. The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

(e)           Committee Certification.    No Participant shall receive any payment under the Plan that is subject to this Section 8 unless the Committee has certified, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as “performance based compensation” under Section 162(m) of the Code.

9.           Change in Control.

(a)          Effect of “Change in Control.”    Upon the occurrence of a “Change in Control,” as defined in Section 9(b), any restrictions, deferral of settlement, and forfeiture conditions applicable to an Award shall not lapse, and any performance goals and conditions applicable to an Award shall not be deemed to have been met, as of the time of the Change in Control, unless either (i) the Company is the surviving entity in the Change in Control and the Award does not continue to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control, or (ii) the successor company does not assume or substitute for the applicable Award, as determined in accordance with Section 10(c)(ii) hereof. Upon the occurrence of a “Change in Control,” as defined in Section 9(b), if either (i) the Company is the surviving entity in the Change in Control and the Award does not continue to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control, or (ii) the successor company does not assume or substitute for the applicable Award, as determined in accordance with Section 10(c)(ii) hereof, the applicable Award Agreement may provide that any restrictions, deferral of settlement, and forfeiture conditions applicable to an Award shall lapse, and any performance goals and conditions applicable to an Award shall be deemed to have been met, as of the time of the Change in Control. If the Award continues to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control, or the successor company assumes or substitutes for the applicable Award, as determined in accordance with Section 10(c)(ii) hereof, the applicable Award Agreement may provide that with respect to each Award held by such Participant at the time of the Change in Control, in the event a Participant’s employment is terminated without Cause by the Company or any Related Entity or by such successor company or by the Participant for Good Reason within 24 months following such Change in Control, any restrictions, deferral of settlement, and forfeiture conditions applicable to each such Award shall lapse, and any performance goals and conditions applicable to each such Award shall be deemed to have been met, as of the date on which the Participant’s employment is terminated.

(b)          Definition of “Change in Control”.    Unless otherwise specified in any employment, consulting, severance agreement or plan covering the Participant, or other agreement for the performance of services between the Participant and the Company or a Related Entity, or in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i)           during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be deemed to be an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act) (a “Person”);

(ii)           the consummation of a merger or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries (but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable) or the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (each of the foregoing events being hereinafter referred to as a “Reorganization”), in each case, unless, immediately following such Reorganization, all or substantially all the Persons who were the “beneficial owners” (as used in Rule 13d-3 under the Exchange Act (or any successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization continue to beneficially own, directly or indirectly, as a result of beneficially owning such Company Voting Securities, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization, of the outstanding Company Voting Securities; or

(iii)           any Person or “group” (as used in Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iii), any acquisition pursuant to a Reorganization that does not constitute a Change in Control for purposes of subparagraph (ii) above shall not be a Change in Control.

10.         General Provisions.

(a)          Compliance With Legal and Other Requirements.    The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to the Listing Market, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b)          Limits on Transferability; Beneficiaries.    No Award or other right or interest granted under the Plan shall be pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon) and are otherwise not inconsistent with the rules as to the use of Form S-8 Registration Statement under the Securities Act of 1933, as amended (or any successor or, at the sole discretion of the Committee, other registration statement pursuant to which Awards, Shares, rights or interests under the Plan are then registered under such Act). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)          Adjustments.

(i)           Adjustments to Awards.    In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer, then the Committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 4 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate.

(ii)           Adjustments in Case of Certain Transactions.    In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control, any outstanding Awards may be dealt with in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant as such, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee; provided, however, the limitations set forth in Section 9(a) shall apply with respect to the following approaches in subsections (A) through (D) below, regardless of whether the transaction constitutes a Change in Control: (A) the continuation of the outstanding Awards by the Company, if the Company is a surviving entity, (B) the assumption or substitution for, as those terms are defined below, the outstanding Awards by the surviving entity or its parent or subsidiary, (C) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (D) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction). For the purposes of this Plan, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award shall be considered assumed or substituted for if following the applicable transaction the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award immediately prior to the applicable transaction, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the applicable transaction, the consideration (whether stock, cash or other securities or property) received in the applicable transaction by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the applicable transaction is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the applicable transaction. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. The Committee shall give written notice of any proposed transaction referred to in this Section 10(c)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his or her exercise of any Awards upon the consummation of the transaction.

(iii)           Other Adjustments.    The Committee (and the Board) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Awards subject to the satisfaction of performance goals, or performance goals and conditions relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Awards granted pursuant to Section 8(b) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder. Adjustments permitted hereby may include, without limitation, increasing the exercise price of Options and Stock Appreciation Rights, increasing performance goals, or other adjustments that may be adverse to the Participant. Notwithstanding the foregoing, no adjustments may be made with respect to any Awards subject to Section 8 if and to the extent that such adjustment would cause the Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

(d)          Award Agreements.    Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

(e)          Taxes.    The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants and Beneficiaries to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee. The amount of withholding tax paid with respect to an Award by the withholding of Shares otherwise deliverable pursuant to the Award or by delivering Shares already owned shall not exceed the minimum statutory withholding required with respect to that Award.

(f)          Changes to the Plan and Awards.    The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of stockholders or Participants or Beneficiaries, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or Code Section 162(m)) or the rules of the Listing Market, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under the terms of any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under terms of such Award.

(g)          Clawback of Benefits.

(i)           The Company may (A) cause the cancellation of any Award, and (B) require reimbursement by a Participant of any previously paid Award or part of an Award, and effect any other right of recoupment of equity or other compensation provided under this Plan, in accordance with any Company policy (each, a “Clawback Policy”) that currently exists, or may from time to time be adopted or modified in the future by the Company in order to comply with applicable laws or Listing Market requirements. By accepting an Award, a Participant is also agreeing to be bound by any Clawback Policy that currently exists or may from time to time be adopted or modified in the future by the Company in order to comply with applicable laws or Listing Market requirements. By accepting an Award, a Participant is further agreeing that all of the Participant’s Award Agreements (and/or awards issued under the Prior Plan) may be unilaterally amended by the Company, without the Participant’s consent, to the extent required to comply with any Clawback Policy adopted or modified in order to comply with applicable laws or Listing Market requirements.

(ii)           Except as otherwise provided in any employment, consulting or other agreement for the performance of services between the Participant and the Company or a Related Entity or any severance agreement or plan covering the Participant, if the Participant, without the consent of the Company violates a non-competition, non-solicitation, or non-disclosure covenant or agreement, as determined by a court of competent jurisdiction, then any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled.

(h)          Limitation on Rights Conferred Under Plan.    Neither the Plan nor any action taken hereunder or under any Award shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company or any Related Entity including, without limitation, any right to receive dividends or distributions, any right to vote or act by written consent, any right to attend meetings of stockholders or any right to receive any information concerning the Company’s or any Related Entity’s business, financial condition, results of operation or prospects, unless and until such time as the Participant is duly issued Shares on the stock books of the Company or any Related Entity in accordance with the terms of an Award. None of the Company, its officers or its directors shall have any fiduciary obligation to the Participant with respect to any Awards unless and until the Participant is duly issued Shares pursuant to the Award on the stock books of the Company in accordance with the terms of an Award. Neither the Company, nor any Related Entity, nor any of the their respective officers, directors, representatives or agents are granting any rights under the Plan to the Participant whatsoever, oral or written, express or implied, other than those rights expressly set forth in this Plan or the Award Agreement.

(i)          Unfunded Status of Awards; Creation of Trusts.    The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company or Related Entity that issues the Award; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the obligations of the Company or Related Entity under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(j)          Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Section 162(m) of the Code.

(k)          Payments in the Event of Forfeitures; Fractional Shares.  Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(l)          Governing Law.  Except as otherwise provided in any Award Agreement, the validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Nevada without giving effect to principles of conflict of laws, and applicable federal law.

(m)          Non-U.S. Laws.  The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(n)          Construction and Interpretation.  Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

(o)          Severability.  If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

(p)          Plan Effective Date and Stockholder Approval; Termination of Plan.  The Plan was adopted by the Board on August 5, 2013 and shall become effective on the Stockholder Approval Date, provided that the Stockholder Approval Date occurs within 12 months of its adoption by the Board, by stockholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the Plan. The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Stockholder Approval Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.

APPENDIX B

SMITH & WESSON HOLDING CORPORATION

2013 162(m) INCENTIVE BONUS PLAN

Section 1.    Purpose

The purpose of this Smith & Wesson Holding Corporation 2013 162(m) Incentive Bonus Plan is to assist the Company in attracting, motivating and retaining certain employees of the Company and its Related Entities who have significant responsibility for the growth and long-term success of the Company, by providing both annual and long-term performance-based incentive compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

Section 2.    Definitions

The following capitalized words as used herein shall have the following meanings:

(a)     “Award” means a cash-based award that is granted under the Plan to an Eligible Employee by the Committee, the payment of which is contingent upon the achievement of Performance Goals, as determined by the Committee in accordance with the Plan.

(b)    “Board” means the Board of Directors of the Company.

(c)    “Change in Control” means a Change in Control as defined in Section 9(b) of the Smith & Wesson Holding Corporation 2013 Stock Incentive Plan.

(d)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(e)    “Committee” means the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof consisting of two or more directors each of whom is an “outside director” within the meaning of Section 162(m).

(f)    “Company” means Smith & Wesson Holding Corporation, a Nevada corporation.

(g)    “Eligible Employee” means any Executive Officer of the Company and any employee of the Company or any Related Entity who is or, in the opinion of the Committee, may become a “covered employee” within the meaning of Section 162(m).

(h)    “Executive Officer” means any “executive officer” (as defined under the Securities Exchange Act of 1934, as amended).

(i)    “Fair Market Value” means the fair market value of Shares, as determined by the Committee, or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any given date shall be the closing sale price per Share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Shares are traded on the date as of which such value is being determined (or as of such later measurement date as determined by the Committee on the date the Award is authorized by the Committee), or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(j)    “Participant” means an Eligible Employee granted an Award under the Plan.

(k)    “Performance Criteria” shall have the meaning set forth in Section 4(b) hereof.

(l)    “Performance Goals” shall have the meaning set forth in Section 4(c) hereof.

(m)    “Performance Period” means a period determined by the Committee over which the Performance Goals set forth in the Award are to be achieved.

(n)    “Plan” means this Smith & Wesson Holding Corporation 2013 162(m) Incentive Bonus Plan, as it may be amended from time to time.

(o)    “Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company, or other entity designated by the Board, in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(p)    “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(q) “Shares” means the shares of common stock of the Company, par value $0.001 per share.

(r)    “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution, or any other corporation or other entity that is an affiliate, as that term is defined in Rule 405 under the Securities Act of 1933, controlled by the Company directly or indirectly through one or more intermediaries.

Section 3.    Administration of the Plan

(a)    Committee Members. The Plan shall be administered by the Committee. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Neither the Company nor any member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

(b)    Discretionary Authority. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Employees to whom, and the time or times at which, Awards may be granted, the Performance Period, the Performance Criteria and the Performance Goals, and all other terms of the Award. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Employees, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. No member of the Committee nor any executive officer of the Company shall be personally liable for any action, determination, or interpretation taken or made in good faith by the Committee or such executive officer of the Company with respect to the Plan or Awards granted hereunder, and all members of the Committee and each executive officer of the Company shall be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

(c)    Delegation of Authority. The Committee may delegate, to any appropriate officer or employee of the Company, responsibility for certain ministerial functions (but not the exercise of discretion) under the Plan to the extent that such delegation will not cause Awards intended to qualify as “performance-based compensation” under Section 162(m) to fail to so qualify.

Section 4.    Awards

(a)    Grant of Awards. The Committee may grant to any Eligible Employee Awards under the Plan with respect to one or more Performance Periods under the Plan. Performance Periods may run consecutively and/or concurrently, as determined by the Committee. Before the 90th day of the Performance Period (or, if the Performance Period is less than one year, no later than the number of days which is equal to 25% of such Performance Period) or any later date described in Treasury Regulation section 1.162-27(e) (2) (or any successor thereto), the Committee will determine the duration of the Performance Period, the Performance Criteria, the applicable Performance Goals relating to the Performance Criteria, and the amount and terms of payment to be made upon achievement of the Performance Goals.

(b)    Performance Criteria. For purposes of Awards granted under the Plan, the “Performance Criteria” shall be one or any combination of the following for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total stockholder return and earnings per Share criteria): (1) earnings per Share; (2) revenues or margins; (3) cash flow (including operating cash flow, free cash flow, discounted return on investment, and cash flow in excess of cost of capital); (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before all or some of the following items: interest, taxes, depreciation, amortization, stock-based compensation, ASC 718 expense, or any extraordinary or special items; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and/or (18) the Fair Market Value of a Share.

(c)    Performance Goals. For purposes of Awards granted under the Plan, the “Performance Goals” shall be the levels of achievement relating to the Performance Criteria selected by the Committee for the Award. The Performance Goals shall be written and shall be expressed as an objective formula or standard that precludes discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the goal. The Performance Goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index, the Nasdaq Composite Index, the Russell 2000 Index, or another group of companies that are comparable to the Company. The Performance Goals need not be the same for all Participants.

(d)    Adjustments. In determining the achievement of the Performance Goals, unless otherwise specified by the Committee at the time the Performance Goals are set, the Committee shall exclude the impact of (i) restructurings, discontinued operations, and extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges, (ii) change in accounting standards required by generally accepted accounting principles; or (iii) such other exclusions or adjustments as the Committee specifies at the time the Award is granted.

(e)    Maximum Amount of Awards. The maximum amount of cash that may be payable to any one Participant is (i) $5,000,000 with respect to any 12 month Performance Period (not prorated for any performance period that is less than 12 months), and (ii) with respect to any Performance Period that is more than 12 months, $5,000,000 multiplied by the number of full or partial 12 month periods that are in the Performance Period.

(f)    Negative Discretion. Notwithstanding anything else contained in the Plan to the contrary, the Committee shall have the right, in its discretion, to reduce or eliminate the amount otherwise payable to any Participant under an Award. In determining the amount of any downward adjustment, the Committee may give consideration to the contribution made by the Participant to achievement of the Company’s established objectives and such other matters as it shall deem relevant in exercising such discretion. The Committee shall not have discretion to increase the amount that is otherwise payable to any Participant under an Award.

(g)    Discretion. Except as otherwise permitted by Section 162(m), in no event shall any discretionary authority granted to the Committee by the Plan be used to (i) grant or provide payment in respect of any Award if the Performance Goals for such Award have not been attained, (ii) increase an Award for any Participant at any time after the first 90 days of the Performance Period (or, if shorter, the maximum period allowed under Section 162(m)), or (iii) pay any Award in excess of the maximum amount payable under Section 4(e) of the Plan.

Section 5.    Payment of Awards

(a)    Certification. Following the conclusion of the Performance Period of an Award, the Committee shall certify in writing whether the Performance Goals for that Performance Period have been achieved, or certify the degree of achievement, if applicable.

(b)    Payment. Upon certification of the Performance Goals for an Award, the Committee shall determine the amount of payment to the Participant pursuant to the Award, if any. All payments under the Plan must be paid after the end of the applicable Performance Period but no later than 2  1/2 months after the applicable Performance Period ends, except as otherwise provided in Section 5(d) hereof. All Awards shall be paid in cash.

(c)    Employment Requirement. In the event of the termination of employment of a Participant with the Company or a Related Entity before the payment of an Award, the Award shall be forfeited and automatically be cancelled without further action of the Company or the Committee, subject to such conditions as may be approved by the Committee for termination of employment under certain circumstances, such as death or disability, if approved by the Committee in its sole discretion, or as otherwise provided in any employment agreement between the Participant and the Company or a Related Entity or any severance agreement or plan covering the Participant.

(d)    Change in Control. The Performance Goals applicable to any outstanding Award shall not be treated as having been met as of the date of a Change in Control, if either (i) the Company is the surviving entity in the Change in Control and the outstanding Award continues to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control, or (ii) the successor company assumes the applicable Award. The Committee may, in its discretion at the time the Award is made or at such later time, deem the Performance Goals applicable to any outstanding Award as having been met as of the date of a Change in Control, if either (i) the Company is the surviving entity in the Change in Control and the outstanding Award does not continue to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control, or (ii) the successor company does not assume the applicable Award. The payment of the Award shall be made at the time specified in Section 5(b) hereof, without regard to whether the Committee deems the Performance Goals applicable to any outstanding Award as having been met as of the date of a Change in Control; provided however, that if permitted under Section 409A of the Code, payment of the Award for which the Performance Goals are deemed as having been met as of the date of a Change in Control shall be made within ten days following the Change in Control.

(e)    Tax Withholding. Any payment under the Plan shall be subject to applicable federal, state or local income and employment taxes and any other amounts that the Company is required by law to deduct and withhold from such payment.

(f)    Deferral of Payments. The Committee may in its discretion grant an Award that provides a Participant the opportunity to elect in writing to defer up to 100% of the payment of amounts payable under the Award, all in accordance with the Code and the Treasury Regulations and subject to such terms and conditions as the Committee shall determine.

Section 6.    General Provisions

(a)    Effective Date. The Plan shall become effective upon the later of (i) approval by the Board and (ii) approval by the stockholders of the Company. The Plan shall remain in effect until such time as it is terminated by the Board. Subject to and contingent upon the approval of the stockholders of the Company, the Plan shall apply to the Awards payable to each Participant in respect of the Company’s 2015 fiscal year and thereafter.

(b)    Amendment and Termination. The Company may, from time to time, by action of the Board, amend, suspend or terminate any or all of the provisions of the Plan, but no such amendment, suspension or termination shall adversely affect the rights of any Participant with respect to Awards then outstanding, except as otherwise provided in Section 6(g). Notwithstanding the foregoing, no amendment will be effective without stockholder approval if such approval is required to satisfy the requirements of Section 162(m). For purposes of Section 162(m), the material terms of the Plan must be re-approved by the stockholders no later than the Annual General Meeting of Stockholders held in calendar year 2018.

(c)    Other Compensation. Nothing contained in the Plan shall prohibit the Company or any Related Entity from establishing other additional incentive compensation arrangements for one or more employees of the Company or from paying compensation outside of the terms of the Plan, whether or not such compensation qualifies as “performance-based compensation” under Section 162(m).

(d)    No Right to Employment. Nothing in the Plan shall be deemed to give any Participant the right to remain employed by the Company or any Related Entity or to limit, in any way, the right of the Company or any Related Entity to terminate, or to change the terms, of a Participant’s employment at any time.

(e)    Funding. The Plan shall be unfunded. The Company shall not be required to segregate any assets to ensure payment of any Awards.

(f)    Interpretation and Construction. Any provision of the Plan that would prevent any Award that is intended to qualify as “performance-based compensation” under Treasury Regulation section 1.162-27(e) from so qualifying shall be interpreted and construed to carry out such intention and any provision that cannot be so interpreted and construed shall be disregarded. All references in the Plan to sections of the Code or to Treasury Regulations shall be interpreted to include any amendment or successor provisions thereto.

(g)    Clawback of Benefits.

(i)    The Company may (A) cause the cancellation of any Award, and (B) require reimbursement by a Participant of any previously paid Award or part of an Award, and effect any other right of recoupment of compensation provided under this Plan, in accordance with any Company policy (each, a “Clawback Policy”) that currently exists, or may from time to time be adopted or modified in the future by the Company in order to comply with applicable laws or stock exchange requirements. By accepting an Award, a Participant is also agreeing to be bound by any Clawback Policy that currently exists or may from time to time be adopted or modified in the future by the Company in order to comply with applicable laws or stock exchange requirements. By accepting an Award, a Participant is further agreeing that all of the Participant’s Awards may be unilaterally amended by the Company, without the Participant’s consent, to the extent required to comply with any Clawback Policy adopted or modified in order to comply with applicable laws or stock exchange requirements.

(ii)    Except as otherwise provided in any employment agreement between the Participant and the Company or a Related Entity or any severance agreement or plan covering the Participant, if the Participant, without the consent of the Company, violates a non-competition, non-solicitation, or non-disclosure covenant or agreement, as determined by a court of competent jurisdiction, then any outstanding, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled.

(h)    Governing Law. The validity, construction and effect of the Plan, and any rules and regulations under the Plan, shall be determined in accordance with the laws of the State of Nevada without giving effect to principles of conflict of laws, and applicable federal law.

(i)    Severability. If any of the terms or provisions of the Plan conflict with the requirements of Section 162(m), the Treasury Regulations or applicable law, then such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with the requirements of Section 162(m), the Treasury Regulations or applicable law without invalidating the remaining provisions hereof. With respect to Section 162(m), if the Plan does not contain any provision required to be included herein under Section 162(m) or the Treasury Regulations, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.

(j)    No Right to Future Participation. Participation in the Plan during one Performance Period shall not guarantee participation during any other Performance Period.

(k)    Restriction on Transfer. The rights of a Participant with respect to Awards under the Plan shall not be transferable by the Participant to whom such Award is granted (other than by will or the laws of descent and distribution), and any attempted assignment, or transfer by the Participant shall be null and void and shall permit the Committee, in its sole discretion, to extinguish the Company’s obligation under the Plan to pay any Award with respect to such Participant.

(l)    No Restriction on Right of Company to Effect Changes. The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event involving the Company or any of its Related Entities or any other event or series of events, whether of a similar character or otherwise.

(m)     Section 409A of the Code.

(i)    It is the intention of the Company that the benefits and rights to which a Participant could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Plan shall be construed in a manner consistent with that intention. The Committee, in its sole discretion and without the consent of any Participant, may amend the provisions of the Plan applicable thereto if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A.

(ii)    For any Award that the Committee reasonably determines to constitute a “nonqualified deferred compensation plan” under Section 409A (a “Section 409A Plan”), then the Award shall be subject to the following additional requirements, if applicable and to the extent required to comply with Section 409A:

(A)    Payments under the Section 409A Plan may be made only upon (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (z) the occurrence of an “unforeseeble emergency”;

(B)    The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(C)    Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(D)    In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A that are applicable to the Award.

(iii)    Notwithstanding the foregoing, or any provision of this Plan or any Award, the Company does not make any representation to any Participant or beneficiary that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of, Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any beneficiary for any tax, additional tax, interest or penalties that the Participant or any beneficiary may incur in the event that any provision of this Plan, or any Award, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

(n)    Compliance with Section 162(m). The Company intends that Awards granted to Participants under the Plan will be granted in a manner that should qualify such Awards as “performance-based compensation” within the meaning of Section 162(m). However, future changes in Section 162(m) or the Treasury Regulations thereunder, future changes in the interpretations of Section 162(m) or the Treasury Regulations thereunder and other factors, including those beyond the control of the Committee, may adversely affect the Committee’s ability to ensure that Awards granted under the Plan will qualify as “performance-based compensation” within the meaning of Section 162(m). The Company does not make any representation to any Participant or other person that any Award granted under the Plan will qualify as “performance-based compensation” within the meaning of Section 162(m). If and to the extent any Award is granted under the Plan that does not qualify as “performance-based compensation” within the meaning of Section 162(m), such Award shall remain a valid grant under the Plan and no Participant or other person shall have any remedy or recourse against the Committee, Company or any Related Entity on account of any Award granted under the Plan that does not qualify as “performance-based compensation” within the meaning of Section 162(m).

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M61873-P42192 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ! ! ! VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by SMITH & WESSON HOLDING CORPORATION in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ! ! ! ! ! ! For All Withhold All For All Except ! For Against Abstain Smith & Wesson Holding Corporation 2100 ROSEVELT AVENUE SPRINGFIELD, MA 01104 SMITH & WESSON HOLDING CORPORATION Vote on Directors Vote on Proposals 1. PROPOSAL 1: ELECTION OF DIRECTORS: To elect as directors all of the nominees listed below to serve until our next annual meeting of stockholders and until their successors are elected and qualified: Nominees: 01) Barry M. Monheit 02) Robert L. Scott 03) Michael F. Golden 04) Robert H. Brust 05) P. James Debney 06) John B. Furman 07) Mitchell A. Saltz 08) I. Marie Wadecki 2. PROPOSAL 2: To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2013 (“say-on-pay”). 4. PROPOSAL 4: To approve our 2013 162(m) Incentive Bonus Plan. 3. PROPOSAL 3: To approve our 2013 Incentive Stock Plan to replace our expiring 2004 Incentive Stock Plan. 5. PROPOSAL 5: To ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2014. For address changes and/or comments, please check this box and write them on the back where indicated. NOTE: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no directions are made, this proxy will be voted FOR all directors and FOR proposals 2, 3, 4 and 5. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion. and upon such matters which may properly come before the meeting or any adjournment or postponement thereof. ! ! ! ! ! ! For Against Abstain

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M61874-P42192 Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) SMITH & WESSON HOLDING CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS 2013 ANNUAL MEETING OF STOCKHOLDERS SEPTEMBER 23, 2013 The undersigned stockholder of SMITH & WESSON HOLDING CORPORATION, a Nevada corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated August 12, 2013, and hereby appoints P. James Debney and Jeffrey D. Buchanan, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2013 Annual Meeting of Stockholders of the Company, to be held on Monday, September 23, 2013, at 9:00 a.m., local time, at 2375 East Camelback Road, Suite 700, Phoenix, Arizona, and at any adjournment or postponement thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the nominee directors; FOR the say-on-pay proposal; FOR the approval of our 2013 Incentive Stock Plan; FOR the approval of our 2013 162(m) Incentive Bonus Plan; FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accountant of the Company; and as said proxies deem advisable on such other matters as may come before the meeting. A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or postponement thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEE DIRECTORS, “FOR” THE SAY-ON-PAY PROPOSAL, “FOR” THE APPROVAL OF OUR 2013 INCENTIVE STOCK PLAN, “FOR” THE APPROVAL OF OUR 2013 162(m) INCENTIVE BONUS PLAN, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACC OUNTANT OF THE COMPANY FOR THE FISCAL YEAR ENDING APRIL 30, 2014. PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side.